Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 20, 2026

among

AEVEX HOLDINGS, LLC,

as the Borrower,

ATHENA TECHNOLOGY SOLUTIONS PURCHASER, LLC,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, an Issuing Bank and Swing Line Lender,

and

THE OTHER LENDERS PARTY HERETO

BOFA SECURITIES, INC.,

GOLDMAN SACHS BANK USA

CAPITAL ONE, NATIONAL ASSOCIATION,

and

ROYAL BANK OF CANADA,

as Joint Lead Arrangers and Joint Lead Bookrunners

i

		Page

Article VII

Negative Covenants

SECTION 7.01	Liens	182
SECTION 7.02	Indebtedness	182
SECTION 7.03	Fundamental Changes	190
SECTION 7.04	Asset Sales	193
SECTION 7.05	Restricted Payments	194
SECTION 7.06	[Reserved]	204
SECTION 7.07	Burdensome Agreements	204
SECTION 7.08	Fiscal Year	207
SECTION 7.09	Holdings	207
SECTION 7.10	Financial Covenant	208

Article VIII

Events of Default and Remedies

SECTION 8.01	Events of Default	208
SECTION 8.02	Remedies upon Event of Default	211
SECTION 8.03	Application of Funds	212
SECTION 8.04	Right to Cure	213

Article IX

Administrative Agent and Other Agents

SECTION 9.01	Appointment and Authorization of the Administrative Agent	214
SECTION 9.02	Rights as a Lender	215
SECTION 9.03	Exculpatory Provisions	216
SECTION 9.04	Non-Reliance on the Administrative Agent	217
SECTION 9.05	Certain Rights of the Administrative Agent	218
SECTION 9.06	Reliance by the Administrative Agent	218
SECTION 9.07	Delegation of Duties	218
SECTION 9.08	Indemnification	218
SECTION 9.09	The Administrative Agent in Its Individual Capacity	219
SECTION 9.10	No Other Duties, etc.	229
SECTION 9.11	Resignation by the Administrative Agent	220
SECTION 9.12	Collateral and Guaranty Matters	221
SECTION 9.13	Administrative Agent May File Proofs of Claim	222
SECTION 9.14	Appointment of Supplemental Administrative Agents	223
SECTION 9.15	Intercreditor Agreements	224
SECTION 9.16	Secured Cash Management Agreements and Secured Hedge Agreements	225
SECTION 9.17	Withholding Tax	225
SECTION 9.18	Erroneous Payments	225

Article X

Miscellaneous

SECTION 10.01	Amendments, etc.	226
SECTION 10.02	Notices and Other Communications; Facsimile Copies	233
SECTION 10.03	No Waiver; Cumulative Remedies	235
SECTION 10.04	Expenses	235
SECTION 10.05	[Reserved]	237
SECTION 10.06	Marshaling; Payments Set Aside	238
SECTION 10.07	Successors and Assigns	238
SECTION 10.08	Resignation of Issuing Bank and Swing Line Lender	246
SECTION 10.09	Confidentiality	246
SECTION 10.10	Setoff	248
SECTION 10.11	Interest Rate Limitation	248
SECTION 10.12	Integration; Effectiveness	248
SECTION 10.13	Electronic Execution; Electronic Records; Counterparts	249
SECTION 10.14	Survival of Representations and Warranties	250

SCHEDULES

1.01(1)	Closing Date Subsidiary Guarantors
1.01(2)	Existing Letters of Credit
2.01	Commitments
4.01(1)(c)	Certain Collateral Documents
5.12	Subsidiaries and Other Equity Investments
6.12(2)	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Notice
B-1	Term Note
B-2	Revolving Note
B-3	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Guaranty
F	Pledge and Security Agreement
G-1	[Reserved]
G-2	[Reserved]
H-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
H-2	United States Tax Compliance Certificate (Foreign Partnership Lenders)
H-3	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
H-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
I	Solvency Certificate
J	[Reserved]
K	[Reserved]
L	[Reserved]
M	[Reserved]
N	[Reserved]
O	[Reserved]
P	[Reserved]
Q	Intercompany Note
R-1	Letter of Credit Report
R-2	Swing Line Report
S	Borrower Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 20, 2026, by and among AEVEX Holdings, LLC, a Delaware limited liability company (the “Company” and the “Borrower”), Athena Technology Solutions Purchaser, LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A., as administrative agent and collateral agent (in such capacities, including any successor thereto, the “Administrative Agent”) under the Loan Documents, as an Issuing Bank, and as a Swing Line Lender, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that (a) the Lenders extend credit to the Borrower in the form of $100.0 million of Closing Date Term Loans, $75.0 million of Delayed Draw Term Loan Commitments and $200.0 million of Revolving Commitments on the Closing Date as senior secured credit facilities and (b) from time to time on and after the Closing Date, the Lenders lend to the Borrower and the Issuing Banks issue Letters of Credit for the account of the Borrower, each to provide working capital for, and for other general corporate purposes of, the Borrower and its Subsidiaries, pursuant to the Revolving Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in, this Agreement.

The proceeds of the Closing Date Term Loans and the Closing Date Revolving Borrowings, together with cash on hand, will be used on the Closing Date to fund the Transactions, to fund cash to the balance sheet and for working capital and general corporate purposes. The proceeds of the Revolving Loans and Delayed Draw Term Loans will be used after the Closing Date for the purposes set forth herein.

The Lenders have indicated their willingness to make Loans, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement (including the introductory paragraph hereof and the preliminary statements hereto), the following terms have the meanings set forth below:

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred by such Person in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or other lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that in the case of Incremental Revolving Commitments and Other Revolving Commitments, each Additional Lender shall be subject to the approval of the Administrative Agent, the Swing Line Lender and each Issuing Bank, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent such consent would be required for any assignment to such Additional Lender under Section 10.07(2)(c).

“Additional Letter of Credit Facility” means any facility established by the Borrower and/or any Restricted Subsidiary to obtain letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers or landlords or otherwise required in the ordinary course of business or consistent with industry practice.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement.

“Affiliate Transaction” has the meaning specified in Section 6.15(1).

“Affiliated Lender” means, at any time, any Lender that is a Sponsor or an Affiliate of a Sponsor (other than (a) Holdings, the Borrower or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(8)(vi).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(8)(iv).

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any other Person that directly or indirectly controls the Administrative Agent (each, a “Distressed Agent”), (a) that such Distressed Agent is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Agent or any substantial part of such Distressed Agent’s assets or (c) such Distressed Agent is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent or its assets to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Aircraft Trust Arrangement” means the contribution of the Equity Interests of a special purpose entity organized for the purpose of holding aircraft to a trust for the purposes of Federal Aviation Administration registration of such aircraft, the trustee of which is a third party engaged in the business of acting as trustee with respect to such assets in order to facilitate such registration.

“Annual Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of comprehensive income (loss), operations, consolidated statement of shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2024 and December 31, 2025.

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Percentage” means, (a) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitments at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Lender to make Revolving

Loans and the obligation of the Issuing Banks to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have otherwise expired in full, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and (b) in respect of the Delayed Draw Term Loan Facility, with respect to any Term Lender holding Delayed Draw Term Loan Commitments at any time, the percentage (carried out to the ninth decimal place) of the Delayed Draw Term Loan Facility represented by such Term Lender’s Term Commitments at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Term Lender to make Delayed Draw Term Loans have been terminated pursuant to Section 8.02, or if the Delayed Draw Term Loan Commitments have otherwise expired in full, then the Applicable Percentage of each Term Lender in respect of the Delayed Draw Term Loan Facility shall be determined based on the Applicable Percentage of such Term Lender in respect of the Delayed Draw Term Loan Facility most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means a percentage per annum equal to:

(I) with respect to Closing Date Term Loans, Delayed Draw Term Loans, Revolving Loans, unused Revolving Commitments under the Closing Date Revolving Facility and Letter of Credit fees:

(a) until delivery of a Compliance Certificate with respect to the first full fiscal quarter ending after the Closing Date pursuant to Sections 6.01 and 6.02(1), (i) 2.75% for Term SOFR Loans and Letter of Credit fees and (ii) 1.75% for Base Rate Loans;

(b) thereafter, the following percentages per annum, based upon the Secured Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

Pricing Level	Secured Net Leverage Ratio	Term SOFR, Daily Simple SOFR and Letter of Credit Fees	Base Rate
1	Greater than or equal to 2.50:1.00	3.00%	2.00%
2	Less than 2.50:1.00 and greater than or equal to 2.00:1.00	2.75%	1.75%
3	Less than 2.00:1.00 and greater than or equal to 1.50:1.00	2.50%	1.50%
4	Less than 1.50: 1.00	2.25%	1.25%

(II) with respect to Commitment Fee Rate for unused Revolving Commitments, (a) until delivery of a Compliance Certificate with respect to the first full fiscal quarter ending after the Closing Date pursuant to Sections 6.01 and 6.02(1), 0.50% and (b) thereafter, the following percentages per annum, based upon the Secured Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

Pricing Level	Secured Net Leverage Ratio	Commitment Fee Rate
1	Greater than 1.50:1.00	0.50%
2	Less than or equal to 1.50 and greater than 1.00:1.00	0.375%
3	Less than or equal to 1.00:1.00	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(1); provided that, at the option of the Required Facility Lenders under the Closing Date Revolving Facility or the Term Facility, as applicable, and upon written notice to the Borrower and the Administrative Agent, “Pricing Level 1” (as set forth above) shall apply to such Facility as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) or (y) the first Business Day after an Event of Default under Section 8.01(1) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (1) with respect to Loans of any Class, the Lenders of such Class, (2) with respect to Letters of Credit, (a) the relevant Issuing Banks and (b) the relevant Revolving Lenders and (3) with respect to the Swing Line Facility, (x) the relevant Swing Line Lender and (y) if any Swing Line Loans are outstanding pursuant to Section 2.04(1), the Revolving Lenders.

“Approved Bank” has the meaning specified in clause (4) of the definition of “Cash Equivalents.”

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (1) such Lender, (2) an Affiliate of such Lender or (3) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means BofA Securities, Inc., Goldman Sachs USA, Capital One, National Association, and Royal Bank of Canada.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of:

(i) Cash Equivalents or Investment Grade Securities,

(ii) obsolete, damaged or worn out property or assets, any disposition of property or assets in the ordinary course of business and any disposition of inventory or goods (or other assets) held for sale or property or assets no longer used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries (as determined in good faith by the management of the Borrower),

(iii) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),

(iv) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business or consistent with industry practice,

(v) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course, and

(vi) assets not constituting Collateral with an aggregate fair market value for any individual transaction or series of related transactions not to exceed the greater of (x) $20.0 million and (y) 25.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.03;

(c) any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions not to exceed the greater of (i) $10.0 million and (ii) 15.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided, if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is a Permitted Investment or otherwise permitted under Section 7.05;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, assignment or sublease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions, sales pursuant to supply chain financing or non-recourse factoring arrangements in the ordinary course of business, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k) [reserved];

(l) the sale, lease, assignment, license, sublicense, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or other disposition of intellectual property rights (i) in the ordinary course of business or consistent with industry practice, which in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole, or (ii) with respect to registered intellectual property rights, at the end of the maximum applicable statutory term;

(r) the granting of a Lien that is permitted under Section 7.01;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a Permitted Acquisition or other Investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries or (y) non-core assets or assets that are surplus or unnecessary to the business or operations of the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith) or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;

(u) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(v) dispositions of property in connection with any Sale-Leaseback Transaction not to exceed the greater of $15.0 million and 20.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition;

(w) [reserved];

(x) dispositions of property acquired with Excluded Contributions (up to the aggregate amount of Excluded Contributions applied to fund the acquisition of such property);

(y) the sales of property or assets for an aggregate fair market value per fiscal year not to exceed the greater of (I) $10.0 million and (II) 15.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition (with unused amounts carried forward to the immediately succeeding fiscal year (but not any other fiscal year));

(z) dispositions consummated in connection with a Permitted Reorganization;

(bb) cancelation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase or redemption of Equity Interests of any of the Borrower’s direct or indirect parent companies; and

(cc) Aircraft Trust Arrangements.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“ASU” has the meaning specified in Section 1.03.

“ATSH” means Athena Technology Solutions Holdings, LLC, a Delaware limited liability company.

“ATSH Amended and Restated Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of ATSH, dated as of the date hereof, as amended, modified or supplemented from time to time.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (1) the Administrative Agent or (2) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(1)(e); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Australian Dollars” means the lawful currency of Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(2)(c).

“Available Incremental Amount” has the meaning specified in Section 2.14(4)(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in clause (b) of the definition of “Term SOFR.”

“Basket” means any amount, threshold, exception or value (including by reference to the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (1) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (2) a “plan” as defined in Section 4975 of the Code or (3) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding Holdings, the Borrower and any Subsidiary of the Borrower, their businesses, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to such assignee pursuant to Section 10.07(8) or (12) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such assignee, Holdings, the Borrower and the Subsidiaries of the Borrower with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single Person, the Board of Directors of such Person, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit or securities in the ordinary course.

“Borrower” and “Borrowers” means (i) the Company and any Domestic Subsidiary thereof, that, after the Closing Date becomes a Borrower by executing a Borrower Joinder Agreement and in accordance with the terms hereof and meeting the condition in Section 4.01(3); provided that any Subsidiary that is or has become a Borrower (a “Subsidiary Borrower”) may have its status as a Borrower terminated by delivering a notice to the Administrative Agent from the Company and such Subsidiary Borrower electing to terminate such Subsidiary’s status as a Borrower, provided, further, that no such termination shall affect (and such notice shall expressly provide that): (x) any obligation of such Subsidiary as a Guarantor or as a grantor or pledgor under any Loan Document (unless otherwise released pursuant to the terms of the Loan Documents) or (y) any Lien granted by such Subsidiary which Liens shall continue in full force and effect after giving effect to such termination (unless otherwise released pursuant to the terms of the Loan Documents). Upon consummation of any transaction permitted by Section 7.03(4), “Borrower” shall mean the Successor Borrower.

“Borrower Joinder Agreement” means a joinder agreement substantially in the form of the Borrower Joinder Agreement attached as Exhibit S hereto or in such other form agreed by the Administrative Agent and the existing Borrowers.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to Holdings, the Borrower and each Subsidiary of the Borrower and “Borrower Party” means any of them.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, having the same Interest Period.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day that is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided, that each of the foregoing shall exclude any debt securities or other Indebtedness convertible into or exchangeable for Capital Stock, whether or not such debt securities or Indebtedness include any right of participation with Capital Stock unless and until such instrument is so converted or exchanged.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP in accordance with Section 1.03. For the avoidance of doubt, “Capitalized Lease Obligations” shall not include Non-Financing Lease Obligations.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateral Account” means an account held in the name of a Loan Party at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge cash or Cash Equivalents in Dollars of such Obligation as collateral, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or the relevant Issuing Bank with respect to any Letter of Credit, as applicable. “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1) Dollars;

(2) (a) Euros, Yen, Canadian Dollars, Pounds, Australian Dollars, New Zealand Dollars, Krone, Krona, Franc or any other national currency of any Participating Member State; and (b) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3) (a) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government or (b) securities issued by any agency of the U.S. government or a U.S. government-sponsored enterprise, which may or may not be backed by the full faith and credit of such government, in each case maturing within 36 months or less and, in the case of securities issued by a government-sponsored enterprise that is not backed by the full faith and credit of the United States, with a rating, or guaranteed on a senior basis by an entity with a rating of its senior unsecured debt, of A3/A- or better from two of the following three rating agencies: (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc.;

(4) certificates of deposit, time deposits and eurocurrency time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank, an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (6), (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s, at least A-2 by S&P or at least F2 by Fitch Ratings, Inc. (or, if at any time neither Moody’s nor S&P nor Fitch Ratings, Inc. is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2, A-2 or F2 from either Moody’s, S&P or Fitch Ratings, Inc., respectively (or, if at any time neither Moody’s nor S&P nor Fitch Ratings, Inc. is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(8) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s, S&P or Fitch Ratings, Inc. (or, if at any time neither Moody’s nor S&P nor Fitch Ratings, Inc. is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s or “A” or higher from Fitch Ratings, Inc. (or, if at any time neither Moody’s nor S&P nor Fitch Ratings, Inc. is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(11) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 or Fitch Ratings, Inc. (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P nor Fitch Ratings, Inc. is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(12) securities with maturities of 36 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(13) investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250.0 million, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (12) above;

(14) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (13) above;

(15) Scheduled Investments; and

(16) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Restricted Subsidiary in the ordinary course of business, are expected by the Borrower to be converted into any currency listed in clause (1) or (2) above in the ordinary course of business or, if not converted in the ordinary course of business, to the extent converted within fifteen (15) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by Holdings, the Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means (1) any Person that is an Agent, an Arranger, a Lender or an Affiliate of an Agent, Arranger or Lender or who becomes a Lender or an Affiliate of a Lender within forty-five (45) days following the Closing Date, in the case of any Cash Management Agreement in effect on the Closing Date, on the Closing Date, or, in all other cases, at the time it entered into a Secured Cash Management Agreement or within forty-five (45) days following the date it entered into such Secured Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of an Agent, Arranger or Lender or (2) any other Person that is designated in writing as a “Cash Management Bank” by the Borrower to the Administrative Agent and who otherwise agrees to provide a customary letter agreement at the time of entering into such arrangements.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (1) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items, pre-funding arrangements and interstate depository network services), (3) foreign exchange, netting and currency management services, including international wire services, (4) supply chain finance services, and (5) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means (a) a “controlled foreign corporation” as defined in Section 957 of the Code and (b) any subsidiary of a Person or Persons described in clause (a) of the definition.

“CFC Holdco” means any direct or indirect Subsidiary that has no material assets other than the stock, or the stock and indebtedness (including, for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes), of one or more CFCs or one or more CFC Holdcos, and cash or Cash Equivalents held on a temporary cash basis.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1) (a) any Person (other than any combination of Permitted Holders) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) (excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Equity Interests of the Borrower representing more than thirty-five (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded); or

(2) the Borrower ceases to be directly or indirectly wholly owned by Holdings (or any successor or Parent Company that has become a Guarantor in lieu of Holdings);

unless, in the case of clause (1) or (2) above, any combination of the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors or similar governing body of the Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Equity Interests (x) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than a Permitted Holder) will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 35% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity, (iv) any veto power in connection with the acquisition or disposition of any voting Equity Interests will not cause a party to be a beneficial owner and (v) a Change of Control shall be deemed not to have occurred pursuant to clause (1)(a) or (1)(b) above at any time if the Permitted Holders have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings.

“Charge” means any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind and any other deduction included in the calculation of Consolidated Net Income.

“City Code” has the meaning specified in Section 1.07(13).

“Class” (1) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (2) when used with respect to Commitments, refers to whether such Commitments are Closing Date Term Loan Commitments, Delayed Draw Term Loan Commitments, Revolving Commitments, Incremental Revolving Commitments, Other Revolving Commitments, Incremental Term Commitments, Commitments in respect of any Class of Replacement Loans, Extended Revolving Commitments of a given Extension Series or Other Term Loan Commitments of a given Class of Other Loans, in each case not designated part of another existing Class and (3) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Closing Date Term Loans, Delayed Draw Term Loans, Revolving Loans under the Closing Date Revolving Facility, Incremental Term Loans, Incremental Revolving Loans, Other Revolving Loans, Replacement Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments, or Other Term Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the Closing Date Term Loans are made to the Borrower pursuant to Section 2.01(1), which date is April 20, 2026.

“Closing Date Loans” means the Closing Date Term Loans and any Closing Date Revolving Borrowing.

“Closing Date Refinancing” means the repayment of all outstanding Indebtedness under the Existing Credit Documents.

“Closing Date Revolving Borrowing” means one or more Borrowings of Revolving Loans on the Closing Date, if any, pursuant to Section 2.01(2) in accordance with the requirements specified or referred to in Section 6.13; provided, that, without limitation, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit outstanding on the Closing Date agreeing to become an Issuing Bank under this Agreement).

“Closing Date Revolving Facility” means the Revolving Facility made available by the Revolving Lenders as of the Closing Date.

“Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make a Closing Date Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Term Lender’s name on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.14, 2.15 or 2.16). The initial aggregate amount of the Closing Date Term Loan Commitments is $100.0 million.

“Closing Date Term Loans” means the Term Loans made by the Term Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term, including “Pledged Securities”) as defined in any Collateral Document and all other property that is subject to any Lien in favor of the Collateral Agent to secure the Obligations pursuant to any Collateral Document; provided that Collateral shall in no event include Excluded Assets.

“Collateral Agent” means the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1) the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Sections 4.01(1)(c) or 4.01(1)(d) or (b) pursuant to the Security Agreement or Section 6.11 or 6.12 at such time required by the Security Agreement or by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(2) all Obligations shall have been unconditionally guaranteed by (a) Holdings (or any successor thereto), (b) the Borrower (other than with respect to its own obligations), (c) each Restricted Subsidiary of the Borrower that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), which as of the Closing Date shall include those that are listed on Schedule 1.01(1) hereto, and (d) any Restricted Subsidiary of the Borrower that Guarantees (or is the borrower or issuer of) any Credit Agreement Refinancing Indebtedness (the Persons in the preceding clauses (a), (b) and (c) (together with any Person joined pursuant to the Excluded Subsidiary Joinder Exception) collectively, the “Guarantors”);

(3) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Liens permitted by Section 7.01, on:

(a) all the Equity Interests of the Borrower and each other Guarantor (other than Holdings),

(b) all Equity Interests of each direct, wholly-owned Material Domestic Subsidiary (other than any Excluded Subsidiary) that is directly owned by any Loan Party, and

(c) 65.0% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of each class of each (i) wholly owned Domestic Subsidiary that is a CFC Holdco and (ii) wholly owned Foreign Subsidiary (including any CFC), in each case of clauses (i) and (ii) above, that is directly owned by a Loan Party (in each case, to the extent such Domestic Subsidiary or Foreign Subsidiary is not an Excluded Subsidiary (other than by virtue of being a CFC Holdco or Foreign Subsidiary, as applicable));

(4) except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01, and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts other than Securitization Assets), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing (in each case, other than Excluded Assets), in each case,

(a) that has been perfected (to the extent such security interest may be perfected) by:

(i) delivering certificated securities and instruments (other than Excluded Assets), in which a security interest can be perfected by physical control, in each case to the extent expressly required hereunder or the Security Agreement (which shall be limited to any promissory note in excess of $25.0 million, Indebtedness of any Restricted Subsidiary that is owing to any Loan Party (which may be evidenced by the Intercompany Note and pledged to the Collateral Agent) and Equity Interests described in clause 3(a), (b) and (c) above constituting “certificated securities” (within the meaning of Article 8 of the Uniform Commercial Code) otherwise required to be pledged pursuant to the Collateral Documents to the extent required under clause (3) above),

(ii) filing financing statements under the Uniform Commercial Code of any applicable jurisdiction,

(iii) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, and

(b) with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent expressly required by this Agreement.

The Collateral Agent may grant extensions of time for the creation, perfection or maintenance of security interests in, or the obtaining of Opinions of Counsel with respect to, particular assets (including extensions beyond the Closing Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation, perfection or maintenance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents and any such extensions may, in the sole discretion of the Collateral Agent, be effective retroactively.

There shall be (I) no actions required by the Laws of any non-U.S. jurisdiction under the Loan Documents in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets (including any intellectual property registered or applied for in any non-U.S. jurisdiction) and (II) no Guaranties or Collateral Documents (including security agreements and pledge agreements) governed under the laws of any non-U.S. jurisdiction. Notwithstanding anything else provided in the Loan Documents, the Borrower may, in its sole discretion, elect to join any Excluded Subsidiary (other than an Unrestricted Subsidiary) as a Guarantor subject to, in the case of a Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary being reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent) (it being agreed that any Qualifying Jurisdiction is reasonably satisfactory to the Administrative Agent) and (y) collateral and guarantee provisions consistent with this Agreement and as are market and customary for such jurisdiction to be negotiated in good faith and reasonably acceptable to the Administrative Agent (such election to so join the “Excluded Subsidiary Joinder Exception”); provided that the Borrower may subsequently elect to release (a “Guarantor Release Election”) any such Excluded Subsidiary (a “Released Subsidiary”) from its obligations as a Guarantor in its sole discretion (so long as such release shall be subject to such Released Subsidiary having capacity to incur any Indebtedness or Liens once it is no longer a Guarantor (at the time of such release)) (it being understood and agreed that such right to elect to release any such Excluded Subsidiary shall be in addition to any other right to release any such Excluded Subsidiary in accordance with the immediately preceding clause from its obligations as a Guarantor pursuant to Section 10.24); provided, further, that to the extent any Foreign Subsidiary is joined pursuant to the Excluded Subsidiary Joinder Exception, any requirements under this Collateral and Guarantee Requirement and any related provisions under the Loan Documents as applied to such Foreign Subsidiary (solely to the extent any such provision would not otherwise have applied in respect of such Foreign Subsidiary if it were a Restricted Subsidiary that did not constitute a Loan Party) may be modified (including with respect to the addition of customary limitations for syndicated loans applicable to the provision of guarantees and collateral in the applicable non-U.S. jurisdiction) as reasonably determined by the Borrower and the Administrative Agent.

No perfection through control agreements (or similar arrangements) or perfection by “control” shall be required with respect to deposit accounts, commodities accounts or securities accounts. There shall be no requirement to (w) send notices to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an Event of Default, (x) obtain any landlord waivers, estoppels, collateral access letters or similar rights and agreements, (y) perfect a security interest in any letter of credit rights or commercial tort claims, other than by the filing of a UCC financing statement, or (z) enter into any source code escrow arrangements, nor to register or apply for the registration of any IP Rights in any jurisdiction.

The Loan Parties shall not be required to record intellectual property security agreements with the United States Copyright Office in respect of Copyrights owned by Geodetics, Inc. that are held on the Closing Date, so long as such Copyrights are not in material use by the Loan Parties as determined by the Borrower in good faith.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Section 4.01(1)(c), 4.01(d), 6.11 or 6.12 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, Incremental Revolving Commitment, Closing Date Term Loan Commitment, Delayed Draw Term Loan Commitment, Incremental Term Commitment, Other Revolving Commitment, Other Term Loan Commitment, Extended Revolving Commitment of a given Extension Series, or any commitment in respect of Replacement Loans, as the context may require.

“Commitment Fee Rate” means a percentage per annum equal to the Applicable Rate set forth in the “Commitment Fee Rate” column of the chart in the definition of “Applicable Rate.”

“Committed Loan Notice” means a notice of (1) a Borrowing with respect to a given Class of Loans, (2) a conversion of Loans of a given Class from one Type to the other or (3) a continuation of Term SOFR Loans of a given Class, pursuant to Section 2.02(1), which, if in writing, shall be substantially in the form of Exhibit A-1, or such other form as may be approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compensation Period” has the meaning specified in Section 2.12(3)(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower:

(1) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)),

(2) in the case of financial statements delivered under Section 6.01(1), setting forth reasonably detailed calculations of the Net Proceeds received during the applicable period (after the Closing Date in the case of the fiscal year ending December 31, 2026) by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii), and

(3) setting forth (a) a calculation of the Total Net Leverage Ratio as of the last day of the most recently ended Test Period (commencing with the fiscal quarter ending September 30, 2026), (b) a calculation of the Interest Coverage Ratio as of the last day of the most recently ended Test Period (commencing with the fiscal quarter ending September 30, 2026) and (c) if the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period would result in a change in the applicable “Pricing Level” as set forth in the definition of “Applicable Rate”, setting forth a calculation of such Secured Net Leverage Ratio.

“Conforming Accounting Report” has the meaning specified in Section 6.01(1).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.17 and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrower decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case (other than clauses (h), (l), (p) and (q)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar Taxes, property taxes and similar taxes, and foreign withholding Taxes paid or accrued during such period (including any future Taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to Taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus

(c) Consolidated Depreciation and Amortization Expense for such period; plus

(d) any other non-cash Charges, including any write-offs or write-downs reducing Consolidated Net Income for such period, changes in reserves for earnouts and similar obligations and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower in its sole discretion may determine not to add back such non-cash Charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash Charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Closing Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) Charges consisting of income attributable to minority interests and non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f) at the election of the Borrower, (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including transaction and termination fees) and indemnities and expenses paid or accrued in such period under the Management Services Agreement or otherwise to the extent permitted under this Agreement, including the amount of any indemnities and expenses paid or accrued in such period under the Ultimate Parent Governing Documents, the ATSH Amended and Restated Limited Liability Company Agreement or otherwise to the extent permitted under this Agreement, (ii) the amount of fees and expenses paid for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and payments to outside directors of the Borrower (or its direct or indirect parent companies) to the extent permitted under Section 6.15 and (iii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(g) Charges, including any loss or discount, related to the sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility and Receivables Assets and related assets in connection with a Receivables Facility; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash Charges) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any Charges pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(j) any net pension or other post-employment benefit Charges representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k) the amount of earnout obligation expense incurred in connection with (including adjustments thereto) any acquisitions and Investments, whether consummated prior to or after the Closing Date; plus

(l) at the election of the Borrower, the expected amount of “run-rate” cost savings, cost synergies, business optimization initiatives, operating expense reductions and other operating improvements resulting from, or related to, the Transactions, mergers and other business combinations, acquisitions, investments, divestitures, dispositions, discontinuance of activities or operations and other specified transactions, restructurings, integrations, insourcing and outsourcing initiatives, cost savings initiatives, operational changes and other initiatives, actions or events, including operating improvements (including, for the avoidance of doubt, any of the foregoing occurring prior to the Closing Date) that are reasonably identifiable and projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within eighteen (18) months after such merger or other business combination, acquisition, investment, divestiture, disposition, discontinuance of activities or operations or other specified transaction, restructuring, integration, cost savings initiative, operational change or other initiative is consummated (or undertaken or implemented prior to consummation of the acquisition or other applicable transaction (including any actions taken on or prior to the Closing Date)); provided that such “run-rate” cost savings, cost synergies, operating expense reductions and other improvements added back pursuant to this clause are net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, cost synergies, operating expense reduction or other improvement made pursuant to Section 1.07); provided, further, that the addbacks under this clause (1) (when taken together with any addbacks pursuant to clauses (1)(v) and (1)(w)(C) below and pro forma “run-rate” cost savings, cost synergies, operating expense reductions and other operating improvements in Section 1.07(3) shall not exceed 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated prior to giving effect to such addbacks and adjustments); plus

(m) any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(n) (i) costs and expenses incurred in connection with implementing any new standards or changes in existing accounting regulations or standards and (ii) any non-cash losses/gains, charges, accruals and transitional adjustments resulting from the application of any new standards or changes in existing accounting regulations or standards; plus

(o) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of); plus

(p) at the election of the Borrower, adjustments, exclusions and add-backs either (i) consistent with Regulation S-X of the SEC as in effect prior to January 1, 2021 or (ii) set forth in any quality of earnings analysis prepared by independent certified public accountants, investment bank or consulting or other appraisal firm of recognized national standing or any other firm reasonably acceptable to the Administrative Agent (it being understood that any “Big Four” firm) and delivered to the Administrative Agent in connection with any transaction (without regard to time and amount); plus

(q) at the election of the Borrower, adjustments, exclusions and add-backs identified in the financial model delivered to the Arrangers on March 11, 2026; plus

(r) fees, costs and expenses associated with becoming a standalone entity or a public company and public company costs (including, for the avoidance of doubt, in each case, as applicable, fees, costs and expenses associated with, in anticipation of, in preparation for, or of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and fees, costs and expenses relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, fees, costs and expenses relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees) (collectively, the “Public Company Costs”); plus

(s) costs and expenses of litigation (including professional services and legal fees), government settlement costs, cash fines, penalties, forfeitures, settlement payments and/or other similar payments made by the Borrower or a Restricted Subsidiary, regardless if made before or after the Closing Date and costs and expenses paid in respect of Environmental Liabilities; plus

(t) any ongoing monitoring or compliance expenses; plus

(u) any fees and expenses incurred, or any amortization thereof regardless of how characterized by GAAP, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance, early retirement or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction; plus

(v) the amount of business development, research and development, and customer development costs and expenses and strategic growth investments and reorganization costs and expenses; provided that the addbacks under this clause (1)(v) (when taken together with any addbacks pursuant to clause (1)(l) above, clause (1)(w)(C)below and pro forma “run-rate” cost savings, synergies, operating expense reductions and other operating improvements in Section 1.07(3) shall not exceed 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated prior to giving effect to such addbacks and adjustments); plus

(w) (A) exceptional, extraordinary, one-time, infrequent, non-recurring or unusual gains or Charges (including relating to any strategic initiatives and accruals and reserves in connection with such gains or Charges and including legal fees, expenses, settlements and judgments) and special items and Charges related to any single or one-time event (including, without limitation, any one time Charge relating to marketing or rebranding, compliance with accounting standards, enhanced accounting function or other transaction costs or operational changes or improvements), (B) special compensation Charges and (C) restructuring and similar Charges; accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Charges related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses; costs and expenses related to the relocation and reallocation of employees, equipment and other assets and resources; consulting fees; signing, retention or completion bonuses and Charges, and executive recruiting costs; loans and advances that constitute an advance on one-time bonus payments made in connection with recruitment or retention of independent contractors; Charges incurred in connection with strategic initiatives; transition Charges and duplicative running and operating Charges; Charges in connection with non-ordinary course product and intellectual property development; Charges incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); business optimization Charges (including Charges relating to business optimization programs, new systems design, Charges related to systems establishment, implementation, integration and upgrades and project start-up, pre-opening, opening, closure, and/or consolidation of distribution centers, operations, branches, offices and facilities (including future lease commitments, lease breakage and vacant facilities) and reallocation of employees, equipment, and other assets and resources; accruals and reserves; Charges attributable to the implementation of cost-savings initiatives and operating improvements and consolidations; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments); operating expense reductions, insourcing initiatives; new product design, development and introductions (including intellectual property development); exiting, winding down or termination of lines of business; the implementation, replacement, development or upgrade of back office support or support providers, operational, accounting, reporting and information technology systems and technology initiatives; enterprise resource planning; and contract termination, retention, recruiting, severance, signing bonuses, consulting and transition services arrangements; provided that the addbacks under this clause (1)(w)(C) (when taken together with any addbacks pursuant to clauses (1)(l) and (1)(v) above and pro forma “run-rate” cost savings, synergies, operating expense reductions and other operating improvements in Section 1.07(3) shall not exceed 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated prior to giving effect to such addbacks and adjustments);

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition),

(b) the amount of any income consisting of losses attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period; and

(c) any net income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of).

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.

Notwithstanding the foregoing, but subject to any other adjustments contemplated by Section 1.07 and clause (b) above, Consolidated EBITDA shall be $870,000, $15,727,000, $26,586,000 and $32,795,200 for the fiscal quarters ended March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025, respectively.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

(1) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(3) costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(4) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(5) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(7) penalties and interest relating to Taxes,

(8) accretion or accrual of discounted liabilities not constituting Indebtedness,

(9) interest expense attributable to a Parent Company resulting from push-down accounting,

(10) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(11) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment, and

(12) annual agency fees paid to any administrative agents, collateral agents and trustees with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facilities.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) [reserved];

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) Transaction Expenses;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (b)(i) of Section 7.05(1), the Net Income for such period of any Person that is not the Borrower or a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (b)(i) of Section 7.05(1), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items);

(8) income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9) any impairment Charges or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11) any Charges during such period, or any amortization thereof for such period, in connection with any acquisition, Investment (including loans to independent contractors), Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Indebtedness, including any Facilities hereunder, or the early extinguishment of Indebtedness or Hedging Obligations), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Indebtedness, including the Loan Documents) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12) accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13) any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement;

(14) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15) any net realized or unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses;

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17) any non-cash rent expense;

(18) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures;

(19) earnout, holdback, deferred purchase price and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise and including in connection with the Transactions) and adjustments thereof and purchase price adjustments; and

(20) bad debt expense related to investments received as consideration in respect of dispositions made to independent contractors.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 7.05(1) (other than clause (b)(iv) of Section 7.05(1)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (b)(iv) of Section 7.05(1).

“Consolidated Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money secured by a Lien on the Collateral, Capitalized Lease Obligations, purchase money Indebtedness and non-contingent seller Indebtedness (other than seller Indebtedness that (A) is unsecured and (B) has a maturity date after the latest maturity date of each of the Facilities); provided that Consolidated Secured Debt will not include Non-Recourse Indebtedness, deferred purchase price consideration, earnouts, (subject to Section 1.07) undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees, bankers’ acceptances and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit, bank guarantees or bankers’ acceptances which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money Indebtedness and non-contingent seller Indebtedness (other than seller Indebtedness that (A) is unsecured and (B) has a maturity date after the latest maturity date of each of the Facilities); provided that Consolidated Total Debt will not include Non-Recourse Indebtedness, deferred purchase price consideration, earnouts, (subject to Section 1.07) undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees, bankers’ acceptances and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit, bank guarantees or bankers’ acceptances which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof;

provided, however, that the term Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or outstanding indemnity obligations in effect on the Closing Date or outstanding and reasonable indemnity obligations entered into in connection with any contractual arrangement, including any acquisition, capital expenditure, Investment or Asset Sale permitted under this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower or other companies.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(6).

“CoVant” means CoVant Management II, Inc. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Covered Entity” means any of the following:

(1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.27.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (1) Permitted Equal Priority Refinancing Debt, (2) Permitted Junior Priority Refinancing Debt or (3) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Commitments) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (a) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith), (ii) if otherwise not consistent with the terms of such Credit Agreement Refinanced Debt, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Credit Agreement Refinanced Debt, except, in each case under this clause (ii), with respect to covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such Refinancing, or terms and conditions otherwise permitted pursuant to clauses (b) through (e) below or (iii) such terms shall be reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of the lenders of any such Indebtedness, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of each Facility, (b) any such Indebtedness shall have a maturity date that is no earlier than the Credit Agreement Refinanced Debt or, if earlier, the Term Loan Maturity Date (in the case of Credit Agreement Refinancing Indebtedness consisting of term loans or a term loan facility) or the Revolving Facility Maturity Date (in the case of Credit Agreement Refinancing Indebtedness consisting of a revolving credit facility) and (if the Credit Agreement Refinancing Indebtedness consists of term facilities) a Weighted Average Life to Maturity equal to or greater than that of the Credit Agreement Refinanced Debt as of the date of determination (other than, in each case, Extendable Bridge Loans/Interim Debt), (c) such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus unused commitments under the Credit Agreement Refinanced Debt plus accrued interest (including interest paid-in-kind), fees and premiums (including tender premium) and penalties (if any) thereon and fees, expenses, original issue discount and upfront fees incurred in connection with such Refinancing plus the amount of any other Indebtedness permitted under one or more other Baskets under Section 7.02 (which shall be deemed a utilization of any such Baskets), (d) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, within five (5) Business Days after the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Proceeds received from the incurrence or issuance of such Indebtedness and (e) any mandatory prepayments of (i) any Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt may not be made except to the extent that prepayments are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Permitted Equal Priority Refinancing Debt, made on a pro rata basis to the holders of the Term Loans constituting First Lien Obligations and any such Permitted Equal Priority Refinancing Debt, and (ii) any Permitted Equal Priority Refinancing Debt in respect of events described in Sections 2.05(2)(b) and (c)(i), may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with each Class of Term Loans constituting First Lien Obligations under Sections 2.05(2)(b) and (c)(i), provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with (or which converts into or is exchanged for) long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (b) of the second proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (b) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (e) of the second proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Credit Extension” means each of the following: (1) a Borrowing and (2) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(1).

“Cure Expiration Date” has the meaning specified in Section 8.04(1)(a).

“Daily Simple SOFR” means, with respect to any applicable determination date means the SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such date on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such determination date is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate that applied on the first (1st) U.S. Government Securities Business Day immediately prior thereto.

“Debt Fund Affiliate” means any Affiliate of the Sponsor or the Borrower that is a Bona Fide Debt Fund.

“Debt Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent or representative under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(2)(f).

“Default” means any event set forth in Section 8.01 that is, or with the passage of time or the giving of notice (in each case, as set forth in Section 8.01) or both hereunder would be, an Event of Default.

“Default Rate” means an interest rate equal to (1) the Base Rate plus (2) the Applicable Rate applicable to Base Rate Loans that are Revolving Loans plus (3) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(3)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(2), any Lender that (1) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within two (2) Business Days of the date required to be funded by it hereunder, (2) has failed to pay over to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (3) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (4) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (4) upon receipt by the Administrative Agent and the Borrower of such written confirmation), or (5) has, or has a direct or indirect parent company that has, either (a) admitted in writing that it is insolvent or (b) become subject to a Lender-Related Distress Event. Any determination by the Administrative Agent as to whether a Lender is a Defaulting Lender shall be conclusive absent manifest error.

“Delayed Draw Term Loan Commitment” means, as to each Term Lender, its obligation to make a Delayed Draw Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Term Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Sections 2.14, 2.15 or 2.16). The initial aggregate amount of the Delayed Draw Term Loan Commitments is $75.0 million.

“Delayed Draw Term Loan Commitment Period” means the period from the Closing Date to and including the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Period Termination Date” means the earliest to occur of (i) 11:59 p.m. on the date that is two (2) years after the Closing Date, (ii) the date on which all Delayed Draw Term Loan Commitments then outstanding have been funded pursuant to Section 2.01(3) and (iii) the date on which all unfunded Delayed Draw Term Loan Commitments have been reduced to $0 pursuant to Section 2.06(2) or terminated by the Borrower pursuant to Section 2.06(1).

“Delayed Draw Term Loan Facility” means the delayed draw Term Facility made available by the Term Lenders as of the Closing Date.

“Delayed Draw Term Loan Funding Date” shall mean any date on which Delayed Draw Term Loans are made and the conditions set forth in Section 4.03 are satisfied on such date.

“Delayed Draw Term Loans” means the Term Loans made by the Term Lenders to the Borrower pursuant to Section 2.01(3).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (b) of Section 7.05(1).

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Borrower or any Parent Company thereof having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower or any Parent Company thereof shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“disposition” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Institutions” means (i) any competitors of the Borrower, the Company or their respective Subsidiaries that have been specified in writing by the Borrower or the Sponsor (a) to the Arrangers on or prior to the Closing Date or (b) to the Administrative Agent from time to time after the Closing Date and any such entity’s Affiliates that are identified as such pursuant to this clause (i) or those that are clearly identifiable as such on the basis of their name (in each case, other than a diversified Bona Fide Debt Fund) (other than those excluded pursuant to clause (ii) hereof) and (ii) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing by the Borrower or the Sponsor (a) to the Arrangers on or prior to the Closing Date or (b) to the Administrative Agent on and after the Closing Date (and any such entity’s Affiliates that are identified as such pursuant to this clause (ii) or those that are clearly identifiable as such on the basis of their name); provided that any Person that is a Lender or Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or Participant) shall be deemed to not be a Disqualified Institution hereunder with respect to any Loans, Commitments or participations held by it prior to becoming a Disqualified Institution. The list of Disqualified Institutions will not be otherwise posted or distributed to any Person, but the Administrative Agent may confirm, upon request by any Lender, whether any potential assignee or participant is a Disqualified Institution (provided, that such Lender agrees to keep such identity confidential). Any additions, deletions or other modifications to the list of Disqualified Institutions shall become effective on the next Business Day after delivery to the Administrative Agent, but shall not apply retroactively to disqualify any Person that previously acquired or agreed (in an agreement binding on buyer and seller otherwise customarily used in syndication) to acquire an assignment or participation interest in the Loans, solely with respect to such previously acquired Loans or participation interests, to the extent such Person was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, but shall apply to disqualify any such Person from taking any prospective assignments of or participation interests in any Loans.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (1) for any Qualified Equity Interests or (2) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (1) for any Qualified Equity Interests or (2) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided, further, any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, or any other Person in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Borrower.

“Distressed Agent” shall have the meaning provided in the definition of the term “Agent-Related Distress Event.”

“Distressed Person” shall have the meaning provided in the definition of the term “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Component” has the meaning specified in Section 1.07(15).

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent and the Borrower or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace Term SOFR, and

(b) (i) the election by the Administrative Agent and the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (1) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (2) any entity established in an EEA Member Country which is a parent of an institution described in clause (1) of this definition or (3) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (1) or (2) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.07(1).

“Engagement Letter” means that certain Engagement Letter, dated as of March 10, 2026, by and among the Company and Bank of America, N.A., as amended, restated, supplemented or otherwise modified from time to time.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water supplies, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines or penalties) of any Loan Party or any of its Subsidiaries resulting from or based upon (1) violation of any Environmental Law, (2) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (3) exposure to any Hazardous Materials, (4) the Release of any Hazardous Materials or (5) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies), a customary intercreditor agreement, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies), in form and substance satisfactory to the Borrower, the Administrative Agent and the Required Lenders, provided that the Required Lenders shall be deemed to have approved such form unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after a draft of such intercreditor agreement having been posted for review with written notice to the Lenders that failure to object to such draft will be deemed to constitute acceptance.

“Equityholding Vehicle” means any Parent Company and any equityholder thereof through which Management Stockholders hold Equity Interests of the Borrower or such Parent Company.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person; provided, that the foregoing shall exclude any debt securities or other Indebtedness convertible into or exchangeable for Equity Interests, whether or not such debt securities or Indebtedness include any right of participation with Equity Interest unless and until such instrument is so converted or exchanged.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Borrower or any Parent Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Borrower’s or any Parent Company’s common equity registered on Form S-4 or Form S-8; and

(2) issuances to any Restricted Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code) or Section 4001(b) of ERISA.

“ERISA Event” means (1) a Reportable Event with respect to a Pension Plan; (2) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (3) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability on any Loan Party or any of its ERISA Affiliates or written notification of any Loan Party or any of its ERISA Affiliates that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (4) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (5) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (6) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (7) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (8) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (9) the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Pension Plan; (10) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (11) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Loan Party.

“Erroneous Payment” has the meaning specified in Section 9.18.

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.18.

“Escrow” has the meaning specified in the definition of “Indebtedness.”

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “euro” or “€” means the single currency of Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (1) (a) fee-owned or leasehold interest in real property, (2) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (3) all commercial tort claims that are not expected to result in a judgment or settlement payment in favor of a Loan Party in excess of the greater of (x) $7.5 million and (y) 10.0% of Consolidated EBITDA (as determined by the Borrower in good faith), (4) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether Federal, State or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent, acknowledgment or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent, acknowledgment or authorization) other than to the extent such prohibition, restriction or requirement is ineffective under the UCC or other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (5) assets to the extent the pledge thereof or grant of security interests therein (a) is prohibited or restricted by any applicable Law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such any consent, approval or authorization) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), (b) would result in material adverse accounting or regulatory consequences, as reasonably determined by the Borrower (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or (c) is prohibited by any contract or would require any consent, approval, license or other authorization of any third party (other than Holdings or its Subsidiaries) (provided that such requirement existed on the Closing Date or at the time of the acquisition of such asset, as applicable, and was not incurred in contemplation thereof) or governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval, license or other authorization), in each case of this clause (5), other than to the extent such prohibition or restriction is ineffective under the UCC, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (6) margin stock, (7) Equity Interests in any Person (other than a Loan Party) that is not the Borrower, a Guarantor (other than Holdings), or a direct wholly owned Restricted Subsidiary of a Loan Party, (8) Equity Interests in Immaterial Subsidiaries and Excluded Subsidiaries (other than first tier Foreign Subsidiaries (including first-tier CFCs) and first tier CFC Holdcos that are Restricted Subsidiaries; provided that in the case of any first tier Foreign Subsidiary (including first-tier CFCs) or first tier CFC Holdco, the pledge of the voting Equity Interests of such Subsidiary shall be limited to no more than 65.0% of the total issued and outstanding voting Equity Interests of such first tier Foreign Subsidiary (including CFCs) or CFC Holdco and 100.0% of the total issued and outstanding non-voting Equity Interests of such first tier Foreign Subsidiary (including CFCs) or CFC Holdco), (9) (x) any lease, license, sublicense or agreement (not otherwise subject to clause (5) above), in each case permitted by this Agreement, to the extent that a grant of a security interest therein (a) would violate or invalidate such lease, license, sublicense or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries) (other than to the extent such prohibition, restriction or requirement in such lease, license, sublicense or agreement is ineffective under the UCC and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) or (b) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization), other than to the extent such prohibition, restriction or requirement is ineffective under the applicable anti-assignment provisions of the UCC or other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or (y) any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such capital lease, purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor), (10) any sales accounts, payroll, trust, withholding and other tax accounts and any segregated funds held in a fiduciary capacity for the benefit of third parties (other than the Borrower or any of its Subsidiaries that is a Guarantor), including all such accounts (and the cash and Cash Equivalents held in such accounts) established in accordance with applicable Law, rule or regulation for the purpose of safeguarding funds for the benefit of customers of any regulated Subsidiary of the Borrower, (11) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement or automatically without a filing, (12) any intent-to-use trademark or service mark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, to the extent, if any, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use application under applicable federal law, (13) assets where the burden or cost (including any adverse tax consequences to the Borrower, any Parent Company or any Subsidiary) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent, (14) any assets to the extent a pledge of, or the grant of a security interest in, such assets or perfection thereof would result in adverse tax consequences that are not de minimis to the Borrower, any Parent Company, Ultimate Parent, or any Subsidiary, including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code, as reasonably determined by the Borrower, in consultation with the Administrative Agent, (15) any assets, stock, or Equity Interests owned (directly or indirectly) by a Foreign Subsidiary, a CFC Holdco or any Domestic Subsidiary that is a Subsidiary of any Foreign Subsidiary or CFC Holdco, (16) any assets or equity interests of a Broker-Dealer Regulated Subsidiary, Captive Insurance Subsidiary or not-for-profit Subsidiary or other similar vehicle (or similar entity), (17) Aircraft Trust Arrangements, (18) perfection shall not be required with respect to any assets located in or governed by any non-U.S. jurisdiction law or regulation (other than (a) Equity Interests and intercompany debt of Foreign Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents and (b) assets that can be perfected by the filing of a UCC financing statement), including any intellectual property located in a non-U.S. jurisdiction, (19) the Equity Interests or assets of GeoOpsis Software Services Private Limited and the Equity Interests or assets of Ikhana Aircraft Canada, Inc., (20) Securitization Assets (or interests therein) sold to any Securitization Subsidiary or otherwise pledged, factored, transferred or sold in connection with a Qualified Securitization Financing including any supply chain financing arrangements or “reverse factoring” and similar programs which any Loan Party enters into at the request of a customer, (21) Receivables Assets sold or otherwise pledged or transferred in connection with a Receivables Facility and (22) cash, Cash Equivalents and any instruments held by a Loan Party that are necessary to meet regulatory capital requirements, in each case of the foregoing clauses (1) through (22), subject to the Excluded Subsidiary Joinder Exception.

“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Restricted Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case, designated from time to time as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (b) of Section 7.05(1); provided that Excluded Contributions shall not include Cure Amounts.

“Excluded Information” has the meaning specified in the definition of “Big Boy Letter.”

“Excluded Proceeds” means, with respect to any Asset Sale or Casualty Event any Net Proceeds therefrom that constitute Declined Proceeds.

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them (in each case, subject to the Excluded Subsidiary Joinder Exception):

(1) any Subsidiary that is not a direct, wholly owned Subsidiary of the Borrower or a Subsidiary Guarantor,

(2) any Foreign Subsidiary,

(3) any CFC Holdco,

(4) any Domestic Subsidiary that is a Subsidiary of any (a) Foreign Subsidiary or (b) CFC Holdco,

(5) any Subsidiary that is prohibited or restricted by (i) applicable Law, rule or regulation (whether in effect on the Closing Date or taking effect thereafter) or (ii) Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder and not created in contemplation of the applicable investment or acquisition) existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty (including any Broker-Dealer Regulated Subsidiary) or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization not obtained,

(6) any (x) special purpose vehicle (or similar entity), (y) receivables subsidiary or (z) Securitization Subsidiary,

(7) any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(8) any Subsidiary that is not a Material Subsidiary,

(9) any Subsidiary where the Borrower reasonably determines in consultation with the Administrative Agent that the burden or cost (including any adverse tax consequences that are not de minimis to the Borrower or any of its Subsidiaries or any Parent Company) of providing the Guaranty will outweigh the practical benefits to be obtained by the Lenders therefrom,

(10) any Unrestricted Subsidiary,

(11) any Broker-Dealer Regulated Subsidiary,

(12) any Restricted Subsidiary acquired pursuant to an acquisition permitted hereunder that is financed with Indebtedness permitted to be incurred hereunder as assumed Indebtedness (and not incurred in contemplation of such acquisition) and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such subsidiary from providing a Guaranty;

(13) any Subsidiary to the extent a guarantee by such Subsidiary would reasonably be expected to result in adverse tax consequences that are not de minimis as reasonably determined by the Borrower in consultation with the Administrative Agent;

(14) any entity party to an Aircraft Trust Arrangement;and

(15) any other Subsidiaries as mutually agreed between the Borrower and the Administrative Agent.

“Excluded Subsidiary Joinder Exception” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Swap Obligation” means, with respect to any Loan Party, (1) any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (2) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan

Party as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to each Agent and each Lender,

(1) any Tax imposed on (or measured by) such Agent or Lender’s net income or profits (or net worth Tax in lieu of such Tax on net income or profits), or franchise Taxes, in each case, imposed by a jurisdiction as a result of such Agent or Lender being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction), other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loan or Loan Document,

(2) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (1) above,

(3) other than pursuant to an assignment request by the Borrower under Section 3.07, any U.S. federal Tax that is withheld or required to be withheld on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date such Lender (a) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan or Commitment or (b) designates a new Lending Office except, in the case of a Lender that designates a new Lending Office or is an assignee, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal Tax pursuant to Section 3.01,

(4) any Tax attributable to such Lender’s or Agent’s failure to comply with Section 3.01(3) or Section 3.01(7), respectively,

(5) any Tax imposed under FATCA, and

(6) any backup withholding Tax.

“Existing Credit Documents” means that certain Credit Agreement dated as of March 18, 2020, by and among the Company, as borrower, Holdings, as holdings, the other loan parties party thereto from time to time, Ankura Trust Company, LLC, as administrative agent, PNC Bank, National Association, as revolving agent and collateral agent and each lender from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof.

“Existing Letters of Credit” means each of the letters of credit described on Schedule 1.01(2) hereto.

“Existing Revolving Class” has the meaning specified in Section 2.16(2).

“Existing Term Loan Class” has the meaning specified in Section 2.16(1).

“Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Extendable Bridge Loans/Interim Debt” means bridge financings, escrow or other similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions (as determined by the Borrower), to a date that is not earlier than the Latest Maturity Date applicable to the Closing Date Term Loans.

“Extended Revolving Commitments” has the meaning specified in Section 2.16(2).

“Extended Term Loans” has the meaning specified in Section 2.16(1).

“Extending Lender” means an Extending Revolving Lender or an Extending Term Lender, as the case may be.

“Extending Revolving Lender” has the meaning specified in Section 2.16(3).

“Extending Term Lender” has the meaning specified in Section 2.16(3).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.16(4).

“Extension Election” has the meaning specified in Section 2.16(3).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or any Revolving Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolving Extension Series, as the case may be.

“Facilities” means the Closing Date Term Loans, the Delayed Draw Term Loan Facility, the Revolving Facility, a given Extension Series of Extended Revolving Commitments, a given Class of Other Term Loans, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Class of Incremental Revolving Commitments, any Other Revolving Loan (or Commitment) or a given Class of Replacement Loans, as the context may require, and “Facility” means any of them.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof to the extent it is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof), any applicable intergovernmental agreement, treaty, or convention with respect to any of the foregoing (including any legislation, rules or practices adopted pursuant to such agreement, treaty or convention), and any provision of law or administrative guidance implementing or interpreting such provisions, including any agreements entered into pursuant to any such intergovernmental agreement or Section 1471(b)(1) of the Code (or any amended or successor version described above).

“FCPA” has the meaning specified in Section 5.01.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that (1) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (2) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenants” mean the covenants specified in Section 7.10.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(2).

“Financial Incurrence Test” has the meaning specified in Section 1.07(8).

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“First Lien Obligations” means the Obligations, the Permitted Incremental Equivalent Debt and the Credit Agreement Refinancing Indebtedness, in each case, that are, or purported to be, secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Closing Date Term Loans and the Delayed Draw Term Loans. For the avoidance of doubt, “First Lien Obligations” shall include the Closing Date Term Loans and the Delayed Draw Term Loans.

“First Lien Specified Debt” has the meaning specified in Section 2.14(4)(c)(ii).

“Fixed Basket” has the meaning specified in Section 1.07(10).

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, any Loan Party or any of its respective ERISA Affiliates with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws or administered by a Governmental Authority).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Franc” means the lawful currency of Switzerland.

“Free and Clear Incremental Amount” has the meaning specified in Section 2.14(4)(c)(i).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to an Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (2) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, however, that any such election, once made, will be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. The Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein, (1) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with Section 1.03 and (2) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein. Notwithstanding the foregoing, if at any time any change occurs after the Closing Date in GAAP (or IFRS) or in the application thereof that, in each case, would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document, and the Borrower shall so request (regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (or IFRS); provided that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP (or IFRS) without giving effect to such change therein and (b) if reasonably requested by the Administrative Agent with respect to periods ending prior to the date that is one year after the effectiveness of such change, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders), together with any financial statements to be delivered pursuant to Section 6.01, a summary reconciliation between calculations of any such ratios or requirements required to be included in the corresponding Compliance Certificate to be delivered pursuant to Section 6.02(4) made before and after giving effect to such change in GAAP (or IFRS). For the avoidance of doubt, subject to the requirements of the foregoing clause (b), the operation of this paragraph shall otherwise have no effect with respect to any financial statements required to be delivered pursuant to Section 6.01 unless the Borrower otherwise elects.

“General RDP Basket Reallocated Amount” means any amount that, at the option of the Borrower, has been reallocated from Section 7.05(2)(j)(ii) to clause (13) of the definition of “Permitted Investments”, which shall be deemed to be a utilization of the basket set forth in Section 7.05(2)(j)(ii).

“General RP Basket Reallocated Amount” means any amount that, at the option of the Borrower, has been reallocated from Section 7.05(2)(j)(i) to any of clause (13) of the definition of “Permitted Investments”, Section 7.02(2)(l)(ii), and/or Section 7.05(2)(j)(ii), which shall, in each case, be deemed to be a utilization of the basket set forth in Section 7.05(2)(j)(i).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(7).

“Grower Component” has the meaning specified in Section 1.07(15).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (1) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (2) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or consistent with industry practice, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with the Transactions or any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may, in its sole discretion, cause any Restricted Subsidiary (pursuant to the Excluded Subsidiary Joinder Exception) or any Parent Company, in each case, that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrower and such Guarantor may otherwise agree), and any such Parent Company or Restricted Subsidiary shall be a Guarantor hereunder for all purposes; provided the Administrative Agent shall have received at least three (3) Business Days prior to the effectiveness of such joinder (or such later date as reasonably agreed by the Administrative Agent) all documentation and other information in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Guarantor Release Election” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means (1) the Guaranty substantially in the form of Exhibit E made by Holdings and each Subsidiary Guarantor, (2) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and (3) each other guaranty and guaranty supplement delivered by any Parent Company or Restricted Subsidiary pursuant to the second sentence of the definition of “Guarantor.”

“Hazardous Materials” means all explosive or radioactive substances or wastes, and other hazardous or toxic substances, wastes, pollutants and contaminants and chemicals, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per and polyfluoroalkyl substances, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or form the basis for liability under, any Environmental Law due to their dangerous or deleterious properties or characteristics.

“Hedge Agreement” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means (1) any Person party to a Secured Hedge Agreement that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, or who becomes a Lender or an Affiliate of a Lender within forty-five (45) days following the Closing Date, in the case of any Hedge Agreement in effect on the Closing Date, on the Closing Date or, in all other cases, at the time it enters into such Secured Hedge Agreement or within forty-five (45) days following the date it entered into such Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing or (2) any other Person that is specifically designated in writing as a “Hedge Bank” by the Borrower to the Administrative Agent and who otherwise agrees to provide a customary letter agreement at the time of entering into such arrangements.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(3)(a).

“Identified Participating Lenders” has the meaning specified in Section 2.05(1)(e)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(1)(e)(D)(3).

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(6).

“Incremental Amounts” has the meaning specified in clause (a) of the definition of “Refinancing Indebtedness.”

“Incremental Commitments” has the meaning specified in Section 2.14(1).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(4).

“Incremental Lenders” has the meaning specified in Section 2.14(3).

“Incremental Loan” has the meaning specified in Section 2.14(2).

“Incremental Loan Request” has the meaning specified in Section 2.14(1).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(1).

“Incremental Revolving Facility” has the meaning specified in Section 2.14(1).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(3).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(2).

“Incremental Term Commitments” has the meaning specified in Section 2.14(1).

“Incremental Term Lender” has the meaning specified in Section 2.14(3).

“Incremental Term Loan” has the meaning specified in Section 2.14(2).

“incur” and “incurrence” have the meanings specified in Section 7.02(1)(x).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earnout obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of Holdings or the Borrower, as applicable, solely by reason of push-down accounting under GAAP will be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice,

(ii) reimbursement obligations under letters of credit (provided that unreimbursed amounts under letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),

(iii) [reserved],

(iv) accrued expenses,

(v) deferred or prepaid revenues,

(vi) Non-Financing Lease Obligations,

(vii) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investments to the extent paid when due (unless being properly contested),

(viii) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care),

(xi) in the case of Holdings and the Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or otherwise incurred through substantially concurrent interim transfers, loans or advances to facilitate a Permitted Acquisition or other Investment permitted hereunder,

(x) deferred rent, deferred revenue and deferred taxes, in each case, in the ordinary course of business, and

(xi) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

provided, further, that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, Indebtedness will be deemed to not include obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose and are used for such purpose (it being understood that in any event, any such proceeds held in such Escrow shall be deemed not to constitute part of the Unrestricted Cash Amount).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrower, is qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.09.

“Initial Default” has the meaning specified in Section 8.01.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit Q executed by the Borrower and each Restricted Subsidiary of the Borrower party thereto.

“Intercreditor Agreement” means, as applicable, any Junior Priority Intercreditor Agreement and any Equal Priority Intercreditor Agreement.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period to (2) Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.; provided, that, notwithstanding the foregoing, (a) Consolidated Interest Expense for the Test Period ending (i) September 30, 2026 shall be Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for the period beginning July 1, 2026 and ending September 30, 2026 multiplied by four, (ii) December 31, 2026 shall be Consolidated Interest Expense for the period beginning July 1, 2026 and ending December 31, 2026 multiplied by two, and (iii) March 31, 2027 shall be Consolidated Interest Expense for the period beginning July 1, 2026 and ending March 31, 2027 multiplied by 4/3.

“Interest Payment Date” means, (1) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (2) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(3) no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Term SOFR Loan is a part; and

(4) to the extent for purposes of creating a fungible Class of Term Loans, the initial Interest Period with respect to any Incremental Term Loans or Delayed Draw Term Loans may end concurrently with the Interest Period of any then outstanding Class of Term Loans.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3) investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person; provided, that (a) Investments shall exclude, in the case of Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business) and (b) in the event that any Investment is made by Holdings, the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 7.05. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.05,

(1) “Investments” will include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary (but excluding, for the avoidance of doubt, the fair market value of the net assets of any other Subsidiary of such

Subsidiary being designated as an Unrestricted Subsidiary that was previously designated as an Unrestricted Subsidiary and which used capacity under Section 7.05 to make such Investment in such Unrestricted Subsidiary at such previous time); provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash (or the fair market value of other assets) by the Borrower or a Restricted Subsidiary in respect of such Investment. An Investment will be deemed to have been made at the time of making any such loans, advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, Equity Interests or other securities.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the Internal Revenue Service of the United States.

“ISDA CDS Definitions” has the meaning specified in Section 10.01(1).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce publication no. 950 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America, N.A., and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.03(11). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank or, with the express written consent of the Borrower and the Agent (such consent of the Agent not to be unreasonably withheld or delayed), an unaffiliated financial institution, in which case the term “Issuing Bank” shall include any such Affiliate or unaffiliated financial institution with respect to Letters of Credit issued by such Person (it being agreed that such Issuing Bank shall, or shall cause such Person to, comply with the requirements of Section 2.03 with respect to such Letters of Credit).

“Issuing Bank Document” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any of its Subsidiaries) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Junior Indebtedness” means (a) any Indebtedness of any Loan Party that by its terms is (x) contractually subordinated in right of payment to the Obligations of the Borrower or such Restricted Subsidiary or (y) secured by a Lien on all or substantially all of the Collateral that is contractually junior to the Liens on the Collateral securing the First Lien Obligations and (b) any Indebtedness of the Borrower or any Restricted Subsidiary that by its terms constitutes unsecured Indebtedness for borrowed money and is incurred as Incremental Loans, Permitted Incremental Equivalent Debt, Permitted Ratio Debt or Permitted Acquisition Debt.

“Junior Lien Debt” means Indebtedness, Disqualified Stock or Preferred Stock that is secured by Liens on the Collateral on a basis and that is junior in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement and, for the avoidance of doubt, that is not solely secured by Liens on property not constituting Collateral.

“Junior Priority Intercreditor Agreement” means a customary intercreditor agreement, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement, in form and substance satisfactory to the Borrower, the Administrative Agent and the Required Lenders, provided that, that the Required Lenders shall be deemed to have approved such form unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after a draft of such intercreditor agreement having been posted for review with written notice to the Lenders that failure to object to such draft will be deemed to constitute acceptance.

“Krona” means the lawful currency of Sweden.

“Krone” means the lawful currency of Norway.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed prior to the Honor Date or refinanced as a Revolving Borrowing.

“L/C Commitment” means, with respect to any Person, the amount set forth opposite the name of such Person on Schedule 2.01 under the caption “L/C Commitment.”

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is three (3) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the maximum amount available to be drawn under such Letter of Credit (not to exceed the stated amount thereof in effect at such time, or, with respect to any Letter of Credit that, by its terms or the terms of any L/C Application related thereto, provides for one or more automatic increases in the stated amount thereof, the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce publication no. 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to the sum of (1) the lesser of (a) $40.0 million, as adjusted from time to time in accordance with Section 2.14 and (b) the aggregate amount of the Revolving Commitments, less (2) the principal amount of Indebtedness in connection with commercial letters of credit incurred and outstanding under Section 7.02(2)(b) at such time. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Incremental Revolving Commitment, any Other Loan, any Other Revolving Commitments, any Replacement Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.07(13).

“LCT Test Date” has the meaning specified in Section 1.07(13).

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as context requires (including for purposes of the definition of “Secured Parties” and for purposes of Sections 3.01 and 3.04), includes any Issuing Bank, Swing Line Lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For the avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) without the Borrower’s written consent shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided that the Loans of any such Disqualified Institution shall not be excluded for purposes of making a determination of Required Lenders if the action in question affects such Disqualified Institution in a disproportionately adverse manner than its effect on the other Lenders; provided, further, that if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (e) of Section 10.07(2) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (1) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (2) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of

(a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (3) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lender-Related Distress Event” means, with respect to any Lender or any direct or indirect parent company of such Lender (each, a “Distressed Person”), (1) that such Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (2) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (3) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (4) that such Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any direct or indirect parent company of a Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means (1) each Existing Letter of Credit and (2) any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Leverage Increase Period” means each of the four (4) fiscal quarters of the Borrower immediately following the consummation of any Qualified Acquisition (including, for the avoidance of doubt, the fiscal quarter in which such Qualified Acquisition was consummated); provided that there shall be no more than two (2) Leverage Increase Periods during the term of the Facilities.

“Leverage Test” has the meaning specified in Section 7.10(1).

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in; provided that in no event will an operating lease or Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transactions” means (1) any Permitted Acquisition or other Investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries, in each case that is not conditioned on the availability of, or obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof (which notice, for the avoidance of doubt, may be conditioned upon the occurrence of refinancing or any other transaction), (3) any Restricted Payment requiring irrevocable notice in advance thereof and (4) any Asset Sale or other disposition permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries.

“Loan” means an extension of credit under Article II by a Lender (1) to the Borrower in the form of a Term Loan, (2) to the Borrower in the form of a Revolving Loan or (3) to the Borrower in the form of a Swing Line Loan.

“Loan Documents” means, collectively, (1) this Agreement, (2) the Notes, (3) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (4) the Guaranty, (5) the Collateral Documents and (6) the Intercreditor Agreements.

“Loan Increase” means a Term Loan Increase or Revolving Commitment Increase.

“Loan Parties” means, collectively, (1) Holdings, (2) the Borrower, (3) each Subsidiary Guarantor and (4) any Parent Company that becomes a Guarantor.

“Management Services Agreement” means the management services agreement, expense reimbursement agreement or similar agreements among the Sponsor, CoVant or certain of the management companies associated with it or their advisors, if applicable, and the Borrower, any Restricted Subsidiary or any Parent Company.

“Management Stockholders” means the members of management of the Borrower (or a Parent Company) who are holders of Equity Interests of any Parent Company and, in each case, their respective Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common Equity Interests of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.05(2)(h) multiplied by (2) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies (taken as a whole) of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

“Material Intellectual Property” means intellectual property and the rights thereto (other than non-exclusive licenses) that is material to the business of the Borrower and the Restricted Subsidiaries (taken as a whole) (as determined in good faith by the Borrower, which determination shall be conclusive).

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of the Borrower whose total assets at the last day of the most recently ended Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 10.0% of Total Assets; provided that if at any time and from time to time after the Closing Date, all Restricted Subsidiaries that are not Guarantors solely because they do not meet the threshold set forth above comprise in the aggregate more than (when taken together with the total assets of all Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) 10.0% of Total Assets as of the last day of the most recent Test Period, then the Borrower shall, not later than ninety (90) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (a) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition in this proviso ceases to be true and (b) comply with the provisions of Section 6.11 with respect to any such Restricted Subsidiaries (to the extent applicable), in each case, other than any Restricted Subsidiaries that otherwise constitute Excluded Subsidiaries. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Quarterly Financial Statements (as adjusted by the Borrower (in its good faith judgment) on a pro forma basis to give effect to the Transactions as if the Transactions had occurred at the beginning of such period).

“Maturity Date” means (1) with respect to the Closing Date Term Loans and the Delayed Draw Term Loans, April 20, 2031 (the “Term Loan Maturity Date”), (2) with respect to the Closing Date Revolving Facility, April 20, 2031 (the “Revolving Facility Maturity Date”), (3) with respect to any Class of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, (4) with respect to any Other Term Loans or Other Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (5) with respect to any Class of Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Loans and (6) with respect to any Incremental Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Leverage Requirement” means, with respect to any request made under Section 2.14 with respect to Incremental Commitments or for the incurrence of Permitted Incremental Equivalent Debt, Permitted Ratio Debt or Permitted Acquisition Debt, the requirement that, on a pro forma basis (in accordance with Section 1.07) after giving effect to the incurrence of such Indebtedness and all other Specified Transactions consummated concurrently therewith and all other appropriate pro forma adjustments), the applicable ratio test set forth below with respect to such Indebtedness being incurred is satisfied:

(a) in the case of any such Indebtedness that is secured by Liens on all or a portion of the Collateral, the Secured Net Leverage Ratio for the Test Period most recently ended does not exceed either (i) 2.75 to 1.00 or (ii) solely in the case of Permitted Acquisition Debt, to the extent such Indebtedness is incurred in connection with an acquisition or other Investment permitted under this Agreement, the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence; and

(b) in the case of any such Indebtedness that is unsecured or secured solely by assets not constituting Collateral, the Total Net Leverage Ratio for the Test Period most recently ended does not exceed either (i) 3.25 to 1.00 or (ii) solely in the case of Permitted Acquisition Debt, to the extent such Indebtedness is incurred in connection with an acquisition or other Investment permitted under this Agreement, the Total Net Leverage Ratio immediately prior to giving effect to such incurrence.

“Maximum Rate” has the meaning specified in Section 10.11.

“MDP Funds” means, individually or collectively, Madison Dearborn Partners, LLC and its Affiliates and any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by Madison Dearborn Partners, LLC or one or more of its Affiliates, or any successors of any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions if liability of any Loan Party remains.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a) with respect to any Asset Sale made pursuant to Section 7.04(2) or any Casualty Event, the aggregate cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary in respect of such Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any such Asset Sale, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of or in connection with any such Asset Sale or Casualty Event by the Borrower or a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, Taxes paid or reasonably estimated to be payable (including any distributions with respect to Taxes pursuant to Section 7.05(2)(n) to be made or reasonably estimated to be payable as a result of the transactions giving rise to such cash and Cash Equivalents received) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement and, without duplication, distributions to Ultimate Parent in an amount equal to the amount of payments required to be made by Ultimate Parent pursuant to the tax receivable agreement, as and when such payments are required to be made pursuant to the tax receivable agreement (provided any amendments to such tax receivable agreement that materially increase the payments required to be made under such agreement after the execution of the Loan Documents, shall be ignored for purposes of calculating permitted distributions)), amounts required to repay customer deposits in connection with such Asset Sale or Casualty Event, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than the First Lien Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) secured by a Lien on such assets and paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(b) (x) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, any Permitted Equity Issuance by the Borrower or any Parent Company or any contribution to the common equity capital of the Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all Taxes paid or reasonably estimated to be payable (including any additional distributions with respect to Taxes pursuant to Section 7.05(2)(n) to be made), and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (y) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Proceeds Percentage” has the meaning specified in Section 2.05(2)(b)(i).

“Net Short Lender” has the meaning specified in Section 10.01(1)(VI).

“New Zealand Dollars” means the lawful currency of New Zealand.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(2)(c).

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease (including any lease that would not have been a capital lease under GAAP prior to giving effect to FASB ASC 842 (or any similar accounting principle)) shall be considered a Non-Financing Lease Obligation.

“Non-Fixed Basket” has the meaning specified in Section 1.07(10).

“Non-Guarantor Debt Cap” means the greater of (a) $22.5 million and (b) 30.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis).

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries.

“Note” means a Term Note, Revolving Note or Swing Line Note, as the context may require.

“Obligations” means all:

(1) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding;

(2) obligations (other than Excluded Swap Obligations) of any Loan Party or Restricted Subsidiary arising under any Secured Hedge Agreement; and

(3) Cash Management Obligations under each Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents, including Erroneous Payment Subrogation Rights (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including Letter of Credit fees), Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and only for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” has the meaning specified in Section 5.17.

“Offered Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.

“OID” means original issue discount.

“Opinion of Counsel” means a customary written opinion from legal counsel. Counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“ordinary course of business” means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or a Restricted Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Restricted Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Restricted Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or any Restricted Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Restricted Subsidiary does business, as applicable.

“Organizational Documents” means:

(1) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” means Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness secured by the Collateral on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured by the Collateral on a pari passu basis with the Obligations (in each case without regard to the control of remedies).

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Commitments” means Other Revolving Commitments and/or Other Term Loan Commitments.

“Other Loans” means one or more Classes of Other Revolving Loans and/or Other Term Loans that result from a Refinancing Amendment.

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp or documentary Taxes, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment, grant of participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment, designation or other transfer at the request of the Borrower pursuant to Section 3.07) as a result of any connection between the assignee or assignor and the jurisdiction imposing such Tax (other than connections resulting solely from such assignee or assignor having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to any Loan or Loan Document).

“Other Term Loan Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (1) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (2) with respect to any L/C Obligations on any date, the outstanding principal amount thereof (or in the case any undrawn Letter of Credit, the maximum amount available for drawing thereunder) on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Banks, or the Swing Line Lenders, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower (for the avoidance of doubt, in the case of the Borrower, including Holdings and Ultimate Parent), as applicable.

“Pari Passu Lien Debt” means Indebtedness, Disqualified Stock or Preferred Stock is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral that secure the First Lien Obligations.

“Participant” has the meaning specified in Section 10.07(4).

“Participant Register” has the meaning specified in Section 10.07(5).

“Participating Lender” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Block” has the meaning specified in Section 2.05(2)(g).

“Payment Recipient” has the meaning specified in Section 9.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years if liability of any Loan Party remains.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Periodic Term SOFR Determination Day” has the meaning specified in clause (a) of the definition of “Term SOFR.”

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Acquisition Debt” has the meaning specified in Section 7.02(2)(n)(z).

“Permitted Equal Priority Refinancing Debt” means any Secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures or first lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (1) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (2) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (3) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors and (4) the applicable Loan Parties, the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent and/or Collateral Agent shall be party to an Equal Priority Intercreditor Agreement.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Company.

“Permitted Holder” means (1) any Sponsor, CoVant, any Management Stockholder (including any Equityholding Vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors and/or Management Stockholders, collectively, shall have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any Permitted Parent held by such group, and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Restricted Subsidiary in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or otherwise), first lien or junior lien loans, unsecured or subordinated loans or any bridge financing (including Extendable Bridge Loans/Interim Debt) in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor) or secured or unsecured mezzanine Indebtedness; provided that:

(1) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, currencies, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrower, to the extent not consistent with the Closing Date Term Loans and the Delayed Draw Term Loans or Closing Date Revolving Facility, as applicable, existing on the date that the applicable Permitted Incremental Equivalent Debt is incurred, (a) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith), (b) not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Closing Date Term Loans and the Delayed Draw Term Loans or Closing Date Revolving Facility, as applicable, except, in each case under this clause (b), with respect to covenants and other terms applicable to any period after the Latest Maturity Date of the Closing Date Term Loans and the Delayed Draw Term Loans or Closing Date Revolving Facility, as applicable, in effect immediately prior to the incurrence of the Permitted Incremental Equivalent Debt, or terms and conditions otherwise permitted pursuant to clauses (2) through (7) below or (c) if neither clause (a) or (b) are satisfied, reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of (i) the lenders under any such applicable Permitted Incremental Equivalent Debt, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans, and the Delayed Draw Term Loans and the Closing Date Revolving Facility);

(2) the aggregate principal amount of all Permitted Incremental Equivalent Debt shall not exceed the Available Incremental Amount at the time of incurrence (it being understood that for purposes of this clause (2), references in Section 2.14(4)(c)(ii) to Incremental Loans, Incremental Commitments or Incremental Revolving Commitments shall be deemed to be references to Permitted Incremental Equivalent Debt); provided that the aggregate principal amount at any time outstanding of Permitted Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Guarantors, together with Permitted Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors and Permitted Acquisition Debt incurred by Restricted Subsidiaries that are not Guarantors, shall not exceed the Non-Guarantor Debt Cap;

(3) if such Permitted Incremental Equivalent Debt is secured in whole or in part by the Collateral, such Permitted Incremental Equivalent Debt shall be subject to an applicable Intercreditor Agreement;

(4) in the case of Permitted Incremental Equivalent Debt consisting of term loans or a term loan facility, such Permitted Incremental Equivalent Debt, (a) shall not mature earlier than the Term Loan Maturity Date and (b) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans and the Delayed Draw Term Loans on the date of incurrence of such Permitted Incremental Equivalent Debt (other than, in the case of clauses (a) and (b), Extendable Bridge Loans/Interim Debt and (c) shall provide that any mandatory prepayments of (i) any Junior Lien Debt or unsecured Indebtedness may not be made except to the extent that prepayments are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Pari Passu Lien Debt, made on a pro rata basis to the holders of the Term Loans constituting First Lien Obligations and any such Pari Passu Lien Debt, and (ii) any Pari Passu Lien Debt in respect of events described in Sections 2.05(2)(b) and (c)(i), may be made on a pro rata basis or less than pro rata basis with each Class of Term Loans constituting First Lien Obligations under Sections 2.05(2)(b) and (c)(i);

(5) in the case of Permitted Incremental Equivalent Debt consisting of a revolving credit facility, such Permitted Incremental Equivalent Debt, shall not mature earlier than the Revolving Facility Maturity Date);

(6) the Borrower may appoint any Person to arrange any Permitted Incremental Equivalent Debt and provide such arranger any titles with respect to such Permitted Incremental Equivalent Debt as it deems appropriate;

(7) (x) if incurred or guaranteed by a Borrower or a Guarantor, is not guaranteed by any Subsidiary other than the Borrower or a Guarantor, and (y) if secured by the Collateral, is not secured by a lien on any assets other than the Collateral; and

(8) shall be denominated in Dollars or any other currency determined by the Borrower and the lenders or holders of such Permitted Incremental Equivalent Debt.

“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.

“Permitted Investments” means:

(1) any Investment in the Borrower or any Restricted Subsidiary; provided that the aggregate amount of all Investments by the Borrower or a Subsidiary Guarantor in Restricted Subsidiaries that are not the Borrower or Subsidiary Guarantors, taken together with all such Investments by such Persons in such Persons made pursuant to the proviso to this clause (1) that are at that time outstanding shall not exceed (as of the date such Investment is made) the greater of (a) $15.0 million and (b) 20.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis), excluding, in each case, Investments made in such Restricted Subsidiary (x) in the ordinary course of business or (y) to fund or finance a Permitted Acquisition or similar Investment in a Restricted Subsidiary (or Person that will become a Restricted Subsidiary upon consummation thereof);

(2) any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) (a) any Investment by the Borrower or any Restricted Subsidiary in any Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment (i) to the extent required by this Agreement, such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a line of business or a division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary (a “Permitted Acquisition”); provided that, (w) subject to Section 1.07, immediately after giving pro forma effect to any such Investment, no Event of Default shall have occurred and be continuing, (x) subject to Section 1.07, immediately after giving pro forma effect to any such Investment, the Loan Parties are in pro forma compliance with the Financial Covenants as of the most recently ended fiscal quarter of the Borrower for which the Borrower was required to deliver financial statements pursuant to Sections 6.01(1) or (2), (y) the assets and/or Person acquired complies with Section 6.16 and (z) with respect to any acquisition in which the purchase price is in excess of $75 million individually, the Borrower shall deliver to the Administrative Agent on or prior to the consummation of such acquisition third party financial due diligence to the extent prepared; and

(b) any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Closing Date in excess of $5.0 million, as set forth on Schedule 7.05 (“Scheduled Investments”), or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(6) any Investment acquired by the Borrower or any Restricted Subsidiary:

(a) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations permitted under Section 7.02(2)(j);

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed (as of the date such Investment is made) the greater of (a) $15.0 million and (b) 20.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company; provided that such Equity Interests will not (i) increase the amount available for Restricted Payments under clause (b) of Section 7.05(1) and (ii) build capacity under Excluded Contributions (to the extent not otherwise applied);

(10) (a) guarantees of Indebtedness which guarantees are permitted under Section 7.02, performance guarantees or similar instruments and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (b) the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.15(2) (except transactions described in clause (b), (e), (i), (o) or (v) of such Section);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) so long as no Event of Default under Section 8.01(1) or (6) has occurred and is continuing or would immediately result therefrom, Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $30.0 million and (b) 40.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making such Investment for the most recently ended Test Period (calculated on a pro forma basis) plus any amounts reallocated to this clause (13) from the General RP Basket Reallocated Amount and/or the General RDP Basket Reallocated Amount;

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, independent contractors and members of management (and their Controlled Investment Affiliates and Immediate Family Members) in an aggregate outstanding amount not in excess of the greater of (a) $4.0 million and (b) 5.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(16) loans and advances to (a) employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, recruitment, retention or payroll advances and other similar expenses or advances, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice, or (b) to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Company;

(17) (a) advances, loans or extensions of trade credit or (b) prepayments loans or advances made to suppliers or distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Borrower or any Restricted Subsidiary;

(18) any Investment in any Restricted Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20) Investments made in the ordinary course of business or consistent with industry practice (a) in connection with obtaining, maintaining or renewing client contracts and/or (b) funding capital expenditures;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22) Loans repurchased by the Borrower or a Restricted Subsidiary, or purchased by Holdings and contributed to the Borrower or a Restricted Subsidiary, pursuant to and in accordance with Section 2.05(a) or Section 10.07, so long as such Loans are immediately cancelled;

(23) Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (a) $15.0 million and (b) 20.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24) Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or permitted by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26) Investments made as part of, to effect or resulting from the Transactions;

(27) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice or required by law;

(28) [Reserved];

(29) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Borrower, or any Subsidiary of the Borrower in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, to the extent no cash is actually advanced by the Borrower or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30) Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;

(31) Investments to the extent constituting or resulting from “Permitted Liens”;

(32) loans and advances to any Parent Company in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such Parent Company in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33) any Investments if on a pro forma basis after giving effect to such Investment, (A) no Event of Default under Section 8.01(1) or (6) has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio would be equal to or less than 3.00 to 1.00 as of the last day of the Test Period most recently ended;

(34) [reserved];

(35) Indebtedness of Holdings or any of its Restricted Subsidiaries assigned to, or repurchased or redeemed by, Holdings or any of its Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(36) Investments constituting promissory notes issued by any employee or independent contractors of the Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted under this Agreement of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by the Borrower or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, or, in the case of Managers, acquires, directly or indirectly, an economic interest in a Target which they will manage, which purchase is financed with funds loaned or advanced by the Borrower or any of its Restricted Subsidiaries to such employee or independent contractor in connection with such Permitted Acquisition; and

(37) Aircraft Trust Arrangements.

“Permitted Junior Priority Refinancing Debt” means Secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior priority basis to the Liens on Collateral securing the First Lien Obligations under this Agreement and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent and/or the Collateral Agent shall be party to a Junior Priority Intercreditor Agreement, and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” means, with respect to any Person:

(1) Liens created pursuant to any Loan Document or securing Secured Hedge Agreements and Secured Cash Management Agreements;

(2) Liens, pledges or deposits made in connection with:

(a) workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,

(b) insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a), or

(c) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) or leases to which such Person is a party (other than leases constituting Capitalized Lease Obligations), or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested Taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3) statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens, including landlord Liens specifically created by contract (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens, (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (c) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(4) Liens for Taxes, assessments or other governmental charges (i) that are not yet overdue for more than thirty (30) days or not yet payable or not subject to penalties for nonpayment or that are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP to the extent required by GAAP or (ii) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(5) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or banker’s acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6) survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(7) Liens securing obligations in respect of Permitted Ratio Debt (to the extent permitted to be secured on such basis pursuant to the definition of the Available Incremental Amount) or Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (d), (l), (m), (n)(i), (n)(ii), (p), (w), (y) or (dd) of Section 7.02(2) or, with respect to assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition, clause (n)(i) or (n)(ii) of Section 7.02(2); provided that:

(a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (m) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of “Refinancing Indebtedness”), plus improvements, accessions, proceeds, products or dividends or distributions in respect thereof and after-acquired property and security deposits, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (d), (l) or (m) of Section 7.02(2); provided, further, that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(b) Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to such clause (w), (ee) or (ff) extend only to the assets of Subsidiaries that are not Guarantors;

(c) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (d) extend only to the assets so purchased, replaced, leased, expanded, constructed, installed, repaired or improved and proceeds and products thereof; provided, further, that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(d) If any such Liens secure Permitted Ratio Debt or Indebtedness for borrowed money incurred pursuant to clause (l), (n)(i) or (n)(ii) of Section 7.02(2) and to the extent such Liens are secured by the Collateral on a pari passu or junior basis to the Lien securing the Obligations, such Liens shall be subject to the applicable Intercreditor Agreement(s) (and the Administrative Agent and Collateral Agent are hereby authorized and directed by the Lenders and Issuing Banks to enter into, or amend, modify or supplement, any such Intercreditor Agreement); and

(e) Liens securing obligations in respect of assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition permitted to be assumed pursuant to such clause (n) are solely on acquired property or the assets of the acquired entity (other than after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof); provided that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(8) Liens existing, or provided for under binding contracts existing, on the Closing Date (provided that any such Lien securing obligations in an aggregate amount on the Closing Date in excess of $5.0 million shall be set forth on Schedule 7.01);

(9) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(10) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal (plus after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof); provided, further, that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(11) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.02;

(12) Liens securing (a) Hedging Obligations and (b) obligations in respect of Cash Management Services;

(13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) leases, subleases, licenses or sublicenses (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) (a) that do not either (i) materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness for borrowed money and (b) licenses or sublicenses granted by Holdings or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(15) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16) Liens in favor of the Borrower or any Guarantor;

(17) Liens on equipment or vehicles of the Borrower or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(18) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization of any such sale as a financing or a loan;

(19) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (6), (7), (8), (9), (10), this clause (19), clause (52), or clause (53) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property that was subject to the original Lien (plus improvements, accessions, proceeds, products or dividends or distributions in respect thereof and after-acquired property or security deposits) (provided, that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty), (b) assets subject to any cross-collateralization of obligations owed to the holder of such Lien shall remain subject to such cross-collateralization and (c) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness, Disqualified Stock or Preferred Stock described under such clauses (6), (7), (8), (9), (10), this clause (19), clause (52), or clause (53) at the time the original Lien became a Permitted Lien hereunder, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock;

(20) Liens or rights of pledge with respect to deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21) Liens securing Indebtedness and other obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (a) $22.5 million and (b) 30.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis), which Liens may at the election of the Borrower, be secured by the Collateral on a pari passu or junior basis to the Lien securing the Obligations, and to the extent so secured, shall be subject to the applicable Intercreditor Agreement(s) (and the Administrative Agent and Collateral Agent are hereby authorized and directed by the Lenders and Issuing Banks to enter into, or amend, modify or supplement, any such Intercreditor Agreement);

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24) Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7), (ii) arising out of judgments or awards against the Borrower or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made; provided that, in the case of each of the foregoing clauses (ii) and (iii), no such Lien otherwise constitutes an Event of Default under Section 8.01(7).

(25) Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27) Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28) Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(29) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04;

(31) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(32) Liens in connection with any Sale-Leaseback Transaction(s);

(33) Liens on Capital Stock or other securities or Indebtedness of an Unrestricted Subsidiary;

(34) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(35) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(36) rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37) Liens on cash and Cash Equivalents used to satisfy, defease or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;

(38) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(39) Liens to secure obligations in respect of (a) Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 7.02; provided that after giving pro forma effect to the incurrence of the then-proposed Indebtedness, Disqualified Stock or Preferred Stock (and without netting any cash received from the incurrence of such proposed Indebtedness, Disqualified Stock or Preferred Stock): (i) (I) if such Indebtedness, Disqualified Stock or Preferred Stock is secured by Liens on the Collateral, the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 2.75 to 1.00 or (II) if such Indebtedness, Disqualified Stock or Preferred Stock is solely secured by Liens on property not constituting Collateral, in each case, the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 3.25 to 1.00 and (ii) such Liens, to the extent on the Collateral, are in each case subject the applicable Intercreditor Agreement(s) and (b) and Refinancing Indebtedness in respect thereof;

(40) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(41) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42) Liens disclosed by any title insurance reports or policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(43) rights reserved or vested in any Person by the terms of any lease, license, sublicense, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(46) zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47) cash collateral securing obligations in respect of commercial letters of credit issued under clause (b) or letters of credit, bank guarantees, bankers’ acceptances or other similar instruments issued under clause (hh) of Section 7.02(2) (provided that no Lien securing Indebtedness under clause (hh) of Section 7.02(2) shall attach to any portion of the Collateral other than cash) (it being understood that any cash collateral subject to a Lien incurred pursuant to this clause (47) shall not be deemed “restricted” on account of such Lien for purposes of determining whether such cash collateral constituters part of the Unrestricted Cash Amount);

(48) Liens on all or any portion of the Collateral (but no other assets, except with respect to Permitted Incremental Equivalent Debt which may be secured by Liens on assets that do not constitute Collateral) securing (a) Permitted Incremental Equivalent Debt, (b) Permitted Equal Priority Refinancing Debt or (c) Permitted Junior Priority Refinancing Debt, and, in each case, Liens securing any Refinancing Indebtedness in respect thereof;

(49) (a) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Loan Parties that is permitted by Section 7.02 or otherwise not prohibited by this Agreement, (b) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement and (c) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of Foreign Subsidiaries;

(50) Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (a) securing Indebtedness and other obligations of such Foreign Subsidiaries or (b) to the extent arising mandatorily under applicable Law;

(51) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(52) Liens securing the obligations under Section 7.02(2)(gg); and

(53) Aircraft Trust Arrangements.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on or with respect to such Indebtedness.

Any Liens incurred to refinance Liens incurred pursuant to clauses (8), (21), (39) and (53) above will be permitted to secure additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (1) any accrued and unpaid interest on the associated Indebtedness, any accrued and unpaid dividends on the associated Preferred Stock, and any accrued and unpaid dividends on the associated Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (2) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock (including an amount equal to any unutilized commitments being refinanced, extended, replaced, refunded, renewed or defeased (only to the extent the committed amount (i) was in effect on the Closing Date or established pursuant to an amendment to this Agreement, (ii) could have been incurred on the date of the initial incurrence and was deemed incurred at such time or (iii) could have been incurred on the date of such refinancing, extension, replacement, refunding, renewal or defeasance) to the extent permanently terminated at the time of incurrence of such Liens in connection with such Refinancing Indebtedness).

“Permitted Parent” means any direct or indirect parent of the Borrower that at the time it became a parent of the Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Ratio Debt” has the meaning specified in Section 7.02(1).

“Permitted Reorganization” means any reorganization and other activities related to tax planning and tax reorganization, so long as, after giving effect thereto, there is no material adverse impact on the value of the guarantees, the Collateral or the ability of the lenders to exercise remedies against the Collateral, as determined by the Borrower in good faith.

“Permitted Repricing Amendment” has the meaning specified in Section 10.01(2).

“Permitted Tax Distributions” has the meaning specified in Section 7.05(2)(n)(ii).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or unsecured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (1) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (2) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan or a Multiemployer Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Plan Assets” means “plan assets” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Pounds” and “£” shall mean the lawful currency of the United Kingdom.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“primary obligations” has the meaning specified in the definition of “Contingent Obligations”.

“primary obligor” has the meaning specified in the definition of “Contingent Obligations.”

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans at such time; provided that when used with respect to (1) Commitments, Loans, interest and fees under the Revolving Facility, “Pro Rata Share,” shall mean with respect to any Lender such Lender’s Applicable Percentage and (2) Commitments, Loans and interest under any Term Facility, “Pro Rata Share,” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments and Term Loans of such Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments and Term Loans under such Term Facility at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” has the meaning set forth in clause (1)(r) of the definition of “Consolidated EBITDA”.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offer” has the meaning specified in Section 1.07(13).

“Public-Side Information” means information that does not constitute material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings (or any Parent Company) or any of its Subsidiaries or any of their respective securities, in each case, as determined by the Borrower.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.27.

“Qualified Acquisition” means an acquisition or Investment permitted under this Agreement (or series of related acquisitions or Investments consummated in any six-month period) for which the aggregate consideration therefor is at least $75,000,000, but only to the extent that at least $75,000,000 of such consideration is funded with the proceeds of Consolidated Secured Debt or Consolidated Total Debt (including any Consolidated Secured Debt or Consolidated Total Debt assumed by the Borrower or any of its Subsidiaries in connection with such acquisition(s) or Investment(s)).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (including any increase in the value of the equity of the applicable Restricted Subsidiary or Securitization Subsidiary) or (2) constituting a receivables financing facility.

“Qualifying Jurisdiction” means Canada, the Cayman Islands, the Federal Republic of Germany, the Grand Duchy of Luxembourg, Ireland, the Netherlands and the United Kingdom.

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated financial statements of the Company consisting of balance sheets and statement of income and cash flows for each of the fiscal quarter ending September 30, 2025.

“Rating Agencies” means Moody’s, S&P and Fitch Ratings, Inc., or if Moody’s, S&P or Fitch Ratings, Inc. (or all three) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s, S&P or Fitch Ratings, Inc. (or all three), as the case may be.

“Ratio Incremental Amount” has the meaning specified in Section 2.14(4)(c)(iii).

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (1) non-recourse to Holdings, the Borrower and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by Holdings, the Borrower or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis and (2) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions, as determined by the Borrower in good faith.

“Refinance” has the meaning set forth in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (1) the Borrower, (2) the Administrative Agent and (3) each Additional Lender and Lender that agrees to provide any portion of the Other Loans or Other Commitments being incurred or provided pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” means (1) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (2) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (3) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, in each case of the foregoing clauses (1), (2) and (3), including any Refinancing Indebtedness, so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (i) the principal amount of (or accreted value, if applicable) Indebtedness (or unused commitments under any Indebtedness to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness), the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (ii) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clauses (ii) and (iii) the “Incremental Amounts”);

(b) such Refinancing Indebtedness (other than in the case of the Refinancing of (x) any Indebtedness assumed or acquired in connection with any Permitted Acquisition, investment or similar transaction so long as not created in contemplation thereof or (y) with respect to clause (I) below, revolving Indebtedness), has a:

(I) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt (or, if earlier, not less than the remaining Weighted Average Life to Maturity of the Class of Loans with the longest Weighted Average Life to Maturity), other than Extendable Bridge Loans/Interim Debt; and

(II) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Loans), other than Extendable Bridge Loans/Interim Debt;

(c) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness that is contractually subordinated in right of payment to the Obligations (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 7.05, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt (taken as a whole), (ii) Junior Lien Debt, such Refinancing

Indebtedness is (I) unsecured or (II) secured by Liens that are subordinated to the Liens that secure the Loans or the Guaranty thereof, in each case at least to the same extent as the applicable Refinanced Debt or pursuant to an Intercreditor Agreement (taken as a whole), in each case, unless such Refinancing Indebtedness is secured by a Lien that is not so subordinated that is permitted by Section 7.01, or (iii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(d) such Refinancing Indebtedness shall not be guaranteed by any Subsidiary other than a Subsidiary that is so obligated in respect of the Refinanced Debt being Refinanced unless (i) such Subsidiary is the Borrower or a Guarantor or (ii) such guarantee is permitted by Section 7.02; and

(e) such Refinancing Indebtedness shall not be secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced unless (i) such assets or property constitute Collateral (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) (other than with respect to proceeds of such Refinancing Indebtedness that are subject to an escrow or other similar arrangement and any related deposit of cash or Cash Equivalents to cover interest and premium in respect of such Refinancing Indebtedness) or (ii) such Lien is permitted by Section 7.01 (which would otherwise meet the applicable Financial Incurrence Test or constitute a utilization of a dollar-for-dollar basis of the applicable Fixed Basket);

provided that Refinancing Indebtedness will not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that (i) clause (b) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clause (dd) of Section 7.02(2) (including any successive Refinancings thereof incurred under clause (m) of Section 7.02(2)) and any Junior Indebtedness (other than Junior Indebtedness assumed or acquired in an investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (ii) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (b) of this definition so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (b) of this definition).

“Refunding Capital Stock” has the meaning specified in Section 7.05(2)(b)(i).

“Register” has the meaning specified in Section 10.07(3).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means an (x) Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under Section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Rejection Notice” has the meaning specified in Section 2.05(2)(f).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees, other representatives or successors or permitted assigns of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents and other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (1) any Affiliate of such Person, (2) the respective directors, officers, partners, employees, advisors, agents, trustees and other representatives of such Person or any of its Affiliates and (3) the successors and permitted assigns of such Person or any of its Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or subsequent migration through the Environment.

“Released Subsidiary” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Replaced Loans” has the meaning specified in Section 10.01(2).

“Replacement Amendment” has the meaning specified in Section 10.01(2).

“Replacement Loans” has the meaning specified in Section 10.01(2).

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (1) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (2) with respect to an L/C Credit Extension, an L/C Application and (3) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50.0% of the sum of (1) the Total Outstandings under such Facility or Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (2) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent specified in Section 10.07(9) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50.0% of the sum of the (1) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (2) aggregate unused Term Commitments (subject to any applicable limitations as set forth in Section 1.07(5) and (3) aggregate unused Revolving Commitments; provided that the unused Term Commitment and unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(3)(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than any Permitted Investment(s).

“Restricted Payments” has the meaning specified in Section 7.05(1).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Restricted Subsidiary for purposes of Section 8.01(5), (6) or (7); provided, further, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary”. Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Borrower, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Borrower on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Borrower (unless such transaction would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Agreement).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.01(2).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (1) make Revolving Loans to the Borrower pursuant to Section 2.01(2) and (2) purchase participations in L/C Obligations in respect of Letters of Credit and purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments of all Revolving Lenders as of the Closing Date is $200.0 million, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(1).

“Revolving Exposure” means, as to each Revolving Lender, the sum of the amount of the Outstanding Amount of such Revolving Lender’s Revolving Loans and its Applicable Percentage of the amount of the L/C Obligations and Swing Line Obligations at such time.

“Revolving Extension Request” has the meaning provided in Section 2.16(2).

“Revolving Extension Series” has the meaning provided in Section 2.16(2).

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“Revolving Facility Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if Revolving Commitments have terminated, Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(2) and includes Revolving Loans under the Closing Date Revolving Facility, Incremental Revolving Loans, Other Revolving Loans and Loans made pursuant to Extended Revolving Commitments.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property (other than short-term leases), which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“Scheduled Investments” has the meaning specified in clause (5) of the definition of “Permitted Investments”.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is (1) entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank and (2) designated in writing by the Borrower to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Hedge Agreement with respect to Hedging Obligations permitted under Section 7.02 that is (1) entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and (2) designated in writing by the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, the Swing Line Lender, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(2) or 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (1) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (2) all collateral securing such receivable or asset, contracts, contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts receivable or other assets in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (1) a Person that is not the Borrower or a Restricted Subsidiary or (2) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Senior Indebtedness” has the meaning specified in Section 10.01(1)(g).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, corollary, ancillary, synergistic, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Subsidiaries conduct or propose to conduct on the Closing Date.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1) the Fair Value of the assets of such Person exceeds its Liabilities,

(2) the Present Fair Saleable Value of the assets of such Person (on a going concern basis) exceeds its Liabilities,

(3) such Person Does not have Unreasonably Small Capital; and

(4) such Person Will be Able to pay its Liabilities as they Mature in the ordinary course.

For purposes of this definition, the following defined terms shall apply:

(a) “Does not have Unreasonably Small Capital” means a Person, after consummation of the transactions to occur on any date of measurement, is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.

(b) “Fair Value” means the amount on a going concern basis at which the assets (both tangible and intangible), in their entirety, of a Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(c) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of a Person as of any date of measurement after giving effect to the consummation of any transactions to occur on such date, determined in accordance with GAAP consistently applied.

(d) “Present Fair Salable Value” means the amount on a going concern basis that could be obtained by an independent willing seller from an independent willing buyer if the assets of a Person are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(e) “Will be Able to pay its Liabilities as they Mature” means, for the period from any date of measurement through the maturity date of the Loans, a Person will have sufficient assets and cash flow to pay its Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by such Person as reflected in its projected financial statements and in light of the anticipated credit capacity.

“SPC” has the meaning specified in Section 10.07(7).

“Specified Indebtedness” has the meaning specified in Section 10.01(1)(VI).

“Specified Representations” means those representations and warranties made by the Borrower or any Guarantor in Sections 5.01(1) and (2), 5.02(1) and (2)(a) (in the case of clause (2)(a), as it relates to the entering into and performance of the Loan Documents by the Borrower, Holdings and the other Guarantors), Section 5.04 (as it relates to the entering into and performance of the Loan Documents by the Borrower, Holdings and the other Guarantors), Section 5.13, Section 5.16, the last sentence of Section 5.17 and Section 5.18.

“Specified Transaction” means:

(1) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Borrower,

(2) any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP) (provided that operations or assets of the Borrower or a Restricted Subsidiary that are held for sale or are subject to an agreement to dispose of such operations or assets may, at the Borrower’s election (in its sole discretion), be designated as discontinued operations under this clause (2) only when and to the extent such operations are actually disposed of),

(3) any Permitted Acquisition, investment or other similar transaction, in each case, that results in a Person becoming a Restricted Subsidiary,

(4) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5) any purchase or other acquisition of a business of any Person or of assets constituting a business unit, line of business or division of any Person,

(6) any Asset Sale (without regard to any de minimis thresholds or exclusions set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (b) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7) any operational changes identified by the Borrower that have been made by the Borrower or any Restricted Subsidiary during the Test Period,

(8) any borrowing of Incremental Loans or Permitted Incremental Equivalent Debt (or establishment of Incremental Commitments) or other Indebtedness requiring a financial ratio or test to be calculated on a pro forma basis, or

(9) any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio or test to be calculated on a pro forma basis.

“Sponsor” means collectively the MDP Funds and any of their respective Affiliates, and funds or partnerships managed by or advised by them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar Person) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar Person of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such Person.

“Subsidiary Borrower” has the meaning specified in the definition of “Borrower”.

“Subsidiary Guarantor” means any Guarantor other than Holdings or any Parent Company that becomes a Guarantor.

“Successor Borrower” has the meaning specified in Section 7.03(4).

“Successor Holdings” has the meaning specified in Section 7.03(5)(iii).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.14(1).

“Supported QFC” has the meaning specified in Section 10.27.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means the Administrative Agent and/or (as the context requires) any other Lender that becomes a Swing Line Lender in accordance with Section 2.04(8), or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(1).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(2), which, if in writing, shall be substantially in the form of Exhibit A-2, or such other form as approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit B-3, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (1) $30.0 million, as adjusted from time to time in accordance with Section 2.14 and (2) the aggregate amount of the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“Target” has the meaning specified in clause (36) of the definition of “Permitted Investments.”

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning specified in Section 7.05(2)(n)(ii).

“Tax Indemnitee” has the meaning specified in Section 3.01(5).

“Term Borrowing” means a Borrowing of any Term Loans.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (1) reduced from time to time pursuant to this Agreement and (2) reduced or increased from time to time pursuant to (a) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (b) an Incremental Amendment, (c) a Refinancing Amendment, (d) an Extension Amendment or (e) an amendment in respect of Replacement Loans.

“Term Facility” means any Facility consisting of Term Loans of a single Class and/or Term Commitments with respect to such Class of Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Closing Date Term Loan, Delayed Draw Term Loan, Incremental Term Loan, Other Term Loan, Extended Term Loan or Replacement Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(1).

“Term Loan Extension Series” has the meaning provided in Section 2.16(1).

“Term Loan Increase” has the meaning specified in Section 2.14(1).

“Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means,

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than the Floor, the Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Conditions” means, collectively, (1) the payment in full in cash of the Obligations (other than (a) contingent indemnification obligations not then due and (b) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and (2) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Bank, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

“Test Period” in effect at any time means (1) for purposes of (a) the definition of “Applicable Rate,” and (b) any applicable Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenants in connection with any Basket), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(1), financial statements for each quarter or fiscal year in such period have been delivered pursuant to Section 6.01(1) or (2), as applicable, and (2) for all other purposes in this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Borrower) (it being understood that for purposes of determining pro forma compliance with the applicable Financial Covenant in connection with any Basket, if no Test Period with an applicable level cited in the Financial Covenant has passed, the applicable level shall be the level for the first Test Period cited in the applicable Financial Covenant with an indicated level).

“Threshold Amount” means $30.0 million.

“Total Assets” means, at any time, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be available (as determined in good faith by the Borrower) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Total Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees, premiums, expenses, costs or charges incurred or paid by the Sponsor, any Parent Company, Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (i) the execution and delivery of the Loan Documents entered into on the Closing Date and the funding of the Closing Date Loans, (ii) the Closing Date Refinancing and the transactions occurring substantially concurrently with the foregoing or related thereto (iii) the public offering of the Ultimate Parent and the transactions occurring substantially concurrently with the foregoing or related thereto and (iv) the payment of Transaction Expenses that are earned, due and payable on the Closing Date.

“Treasury Capital Stock” has the meaning specified in Section 7.05(2)(b)(i).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent means AEVEX Corp., a Delaware corporation.

“Ultimate Parent Governing Documents” means the certificate of incorporation, by-laws and other governing documents of Ultimate Parent (including indemnification and similar agreements), as amended, modified or supplemented from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable.

“Unreimbursed Amount” has the meaning specified in Section 2.03(3)(a).

“Unrestricted Cash Amount” means, on any date of determination, the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries that (1) would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries or (2) are restricted in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien basis with the Facilities); provided that for purposes of determining the Applicable Rate and compliance with any Financial Incurrence Test, the Unrestricted Cash Amount shall not exceed $30,000,000 (and, for the avoidance of doubt, there shall be no cap on cash netting for purposes of determining compliance with the Financial Covenants (including pro forma compliance with any Financial Covenant in connection with any Basket)).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate (or re-designate):

(a) any Subsidiary of the Borrower (including any existing Subsidiary and any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of the Borrower or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that (i) such designation shall be deemed an Investment at the time of designation, (ii) no such designation may be made if an Event of Default under Sections 8.01(1) or Section 8.01(6) with respect to the Borrower shall have occurred and is continuing at the time of such designation or would immediately result from such designation and (iii) no such designation may be made if the Subsidiary to be so designated owns Material Intellectual Property at the time of designation; and

(b) any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed an incurrence of the Indebtedness and Liens of such Unrestricted Subsidiary as of the time of designation as a Restricted Subsidiary.

Any such designation by the Borrower will be notified by the Borrower to the Administrative Agent (in the case of clause (a) above, by promptly filing with the Administrative Agent an Officer’s Certificate certifying that such designation complied with clause (a) above). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by

(2) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of such determination will be disregarded.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100.0%) of the outstanding Equity Interests of which (other than (1) directors’ qualifying shares and (2) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding U.S. Branch” means a U.S. branch of a non-U.S. bank treated as a U.S. Person that agrees, on IRS Form W-8IMY or such other form prescribed by the Treasury or the IRS, to accept responsibility for all U.S. federal income tax withholding and information reporting with respect to payments made to the Administrative Agent for the account of Lenders by or on behalf of any Loan Party under the Loan Documents.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(3) References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.

(4) The term “including” is by way of example and not limitation.

(5) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(6) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(7) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8) The word “or” is not intended to be exclusive unless expressly indicated otherwise.

(9) [Reserved].

(10) For purposes hereof, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(11) Each reference in the Loan Documents with respect to the priority of Liens shall be determined without regard to the control of applicable remedies, in each case, unless otherwise expressly stated in the Loan Documents in respect thereof.

(12) For avoidance of doubt, except where the context shall otherwise require, any reference to any Manager, employee, director, officer, member of management, independent contractor or consultant shall refer to any future, current or former Manager, employee, director, officer, member of management, independent contractor or consultant. Any reference to any management or employee benefit plan or agreement shall include any plan covering independent contractors and consultants.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (1) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of its Subsidiaries at “fair value,” as defined therein and (2) unless the Borrower has requested an amendment pursuant to the process set out in the definition of “GAAP” with respect to the treatment of operating leases and Capitalized Lease Obligations under GAAP (or IFRS) and until such amendment has become effective, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness by the Financial Accounting Standards Board of Accounting Standards Update (the “ASU”) 2016-02 Topic 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, refinancings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, refinancings, extensions, supplements and other modifications are not prohibited by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, (1) all references herein to times of day shall be references to New York time (daylight or standard, as applicable) and (2) when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(1) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clause (2), (3), (4) (5), (6) or (7) of this Section 1.07, when calculating the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as applicable, for purposes of (a) the definition of “Applicable Rate,” and (b) the applicable Financial Covenant (other than for the purpose of determining pro forma compliance with such Financial Covenant), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(2) For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Total Assets), Specified Transactions (and, subject to clause (4) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Borrower are available, the Borrower shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrower.

(3) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, cost synergies, business optimization initiatives and other operating improvements projected by the Borrower in good faith to result from, or relating to, any Specified Transaction (including the Transactions and, for the avoidance of doubt, acquisitions and investments occurring prior to the Closing Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, cost synergies, business optimization initiatives and other operating improvements are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, cost synergies business optimization initiatives and other operating improvements had been realized in full on the first day of such period and as if such cost savings, operating expense reductions, cost synergies, business optimization initiatives and other operating improvements were realized in full during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Closing Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than eighteen (18) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction), (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (d) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, cost synergies, business optimization initiatives and other operating improvements pursuant to this Section 1.07(3) shall be subject to the limitations set forth in the last proviso to clause (1)(l) of the definition of “Consolidated EBITDA”.

(4) In the event that (a) [reserved], (b) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) subject to the immediately succeeding clause (5), the Borrower or any Restricted Subsidiary establishes any unfunded commitments with respect to any Indebtedness, in each case included in the calculations of any financial ratio or test (and, in each case of the foregoing clauses (a) and (d), any Lien incurred in connection therewith), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment any unfunded commitments with respect to any Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any unfunded commitments with respect to any Indebtedness, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period).

(5) In the event the Borrower establishes commitments in respect of any revolving credit facility (including any Incremental Revolving Facility), such commitments shall be deemed to be fully drawn for purpose of testing Basket availability under this Agreement and any subsequent draws thereunder shall not require any compliance with any incurrence Basket. In connection with the establishment of any delayed draw term loan commitments (including delayed draw term loan commitments hereunder), at the election of the Borrower in its sole discretion, for purposes of determining Basket availability under this Agreement, either (i) such delayed draw term loan commitments shall be deemed to be fully drawn at the time of the establishment of such commitments (in the case of this clause (i), any subsequent drawings thereunder shall not require any compliance with any incurrence basket) or (ii) such delayed draw commitments shall be incurred as and when the applicable Indebtedness thereunder is funded (in the case of this clause (ii), such delayed draw term loan commitments shall be deemed not to be drawn for all purposes hereunder until such Indebtedness is funded); provided that in the case of this clause (ii), if, at the time of any applicable Required Lender determination, the amount of any delayed draw Incremental Term Commitments permitted to be incurred under Section 2.14 (calculated assuming that any such delayed draw Incremental Term Loans are fully drawn as of such date) would be exceeded, then the portion of such undrawn delayed draw Incremental Term Commitments that exceed the amount permitted to be incurred under Section 2.14 at such time (calculated assuming that any such delayed draw Incremental Term Loans are fully drawn as of such date) will be disregarded for purposes of making such determination of Required Lenders.

(6) In determining the Unrestricted Cash Amount for purpose of determining compliance with an incurrence-based Basket for incurrence of Indebtedness, the cash proceeds of any Indebtedness incurred in reliance on such Basket shall be excluded from the calculation of such Unrestricted Cash Amount but the use of proceeds thereof shall be given pro forma effect (including any repayment of Indebtedness with the proceeds of such Indebtedness).

(7) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate.

(8) Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrower, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(9) Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) on or prior to the relevant date of determination.

(10) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in the event any Lien, Indebtedness (including any Incremental Loans, Incremental Commitments, Permitted Incremental Equivalent Debt, Other Loans or Other Commitments), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Agreement (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Borrower shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is re-classified or re-divided only within the same negative covenant and permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Borrower at the time of such division, classification, re-division or re-classification, as applicable. If any Lien, Indebtedness (including any Incremental Loans, Incremental Commitments, Permitted Incremental Equivalent Debt, Other Loans or Other Commitments), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Borrower. For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated EBITDA or Total Assets) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the Interest Coverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(11) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in calculating any Non-Fixed Basket (a) [reserved], (b) any Indebtedness concurrently incurred to fund original issue discount or upfront fees and (c) any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket (including the Free and Clear Incremental Amount) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket, in each case of the foregoing clauses (a), (b) and (c), shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Section 1.07.

(12) If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated EBITDA will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

(13) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable Financial Incurrence Test (including with respect to any delayed draw term loan) or availability under any Basket, in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto (including for all purposes under this clause (13), the making of acquisitions and investments, Asset Sales or other dispositions, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments of Indebtedness, the making of Restricted Payments and/or the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), (b) determining (i) compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, (ii) compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth or referenced herein or (iii) the satisfaction of any other conditions, in each case under this clause (b), in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto, in each case under the foregoing clauses (a) and (b), the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b)(i), (b)(ii) and (b)(iii) above), be deemed to be (I) any of the date the definitive agreements (or other relevant definitive documentation (including, at the Borrower’s option, any amendment entered into in connection therewith)) for such Limited Condition Transaction, Indebtedness or other transaction in connection with such Limited Condition Transaction or action or transaction related thereto, as applicable, are entered into or solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the City Code in respect of such target company made in compliance with the City Code or similar law or practices in other jurisdictions (a “Public Offer”) (or, (A) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which notice with respect to such Limited Condition Transactions is sent, (B) in the case of any Restricted Payment, the date of declaration thereof) and (C) in the case of any other action or transaction, any similar event or (II) the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto (provided that, notwithstanding the LCT Election made under the foregoing clauses (I) and (II), the Borrower may elect (in its sole discretion) to re-determine one or more of clauses (a), (b)(i), (b)(ii) and (b)(iii) above at the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto, so long as any applicable determination of whether any Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) is continuing shall also be made at such time) (such date in clause (I) or (II), the “LCT Test Date”) and, subject to the other provisions of this Section 1.07(11), if, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket (and any related requirements and conditions), such Basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (x) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to re-determine availability under Baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Basket (provided that, if the Borrower elects to re-determine availability under an applicable Basket under this clause (x), to the extent otherwise required under the applicable Basket, the determination of whether any Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) shall be continuing shall also be made at such time), and (y) except as contemplated in the foregoing clause (x), compliance with such Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction (as such date may be updated to reflect any amendment to the definitive transaction documents as set forth above), any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto.

(14) For the avoidance of doubt, if the Borrower has made an LCT Election, (a) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to fluctuations in cash, EBITDA or total assets of the Borrower or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will be deemed not to have been exceeded or failed to have been complied with as a result of such fluctuations, (b) other than as expressly set forth in clause (11), if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will be deemed not to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (c) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, as applicable the offer in respect of a Public Offer, or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

SECTION 1.08 Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount specified in clause (b) of Section 7.05(1) immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously (i.e., each transaction must be permitted under clause (b) of Section 7.05(1) as so calculated).

SECTION 1.09 Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

SECTION 1.10 Currency Generally.

(1) The Borrower shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VI, VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(2) For purposes of determining the Secured Net Leverage Ratio, the Total Net Leverage Ratio and Consolidated Interest Expense, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11 Knowledge. All references to “knowledge” of any Loan Party or a Restricted Subsidiary of Holdings means the actual knowledge of a Responsible Officer.

SECTION 1.12 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available to be drawn under such Letter of Credit in effect at such time (not to exceed the stated amount of such Letter of Credit in effect at such time after giving effect to any automatic reductions or increases, as applicable, to such stated amount pursuant to the terms of the applicable Letter of Credit after the occurrence of any applicable condition (including the expiration of any applicable period); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Application related thereto, provides for one or more automatic increases in the stated amount thereof, the stated amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time).

SECTION 1.13 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Commitments and Borrowings

SECTION 2.01 The Loans.

(1) Closing Date Term Borrowings. Subject to the terms and conditions set forth in Section 4.01 hereof, each Term Lender severally agrees to make to the Borrower on the Closing Date one or more Closing Date Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Closing Date Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Closing Date Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(2) Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus, in the case of each Lender other than the Swing Line Lender (in its capacity as such), such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(2), prepay under Section 2.05 and reborrow under this Section 2.01(2). Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(3) Delayed Draw Term Borrowings. Subject to the terms and conditions set forth in Section 4.03, each Term Lender severally agrees to make to the Borrower from time to time, on any Business Day during the Delayed Draw Term Loan Commitment Period, one or more Delayed Draw Term Loans denominated in Dollars in an aggregate principal amount not to exceed such Term Lender’s Delayed Draw Term Loan Commitment; provided that (a) the aggregate principal amount of the Delayed Draw Term Loans of any Lender to be borrowed on such date shall not exceed such Lender’s Delayed Draw Term Loan Commitment as of such date, (b) each Borrowing of Delayed Draw Term Loans shall be in a minimum principal amount equal to the lesser of (i) $1,000,000, (ii) the remaining amount of Delayed Draw Term Loan Commitments and (iii) there shall be no more than seven (7) Borrowings of Delayed Draw Term Loans during the Delayed Draw Term Loan Commitment Period. Amounts borrowed under this Section 2.01(3) and repaid or prepaid may not be reborrowed. The Delayed Draw Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. Delayed Draw Term Loans will initially have the same Interest Period as the Closing Date Term Loans outstanding immediately prior to the Borrowing of such Delayed Draw Term Loans (or, if there is more than one outstanding Interest Period applicable to Closing Date Term Loans at such time, such Delayed Draw Term Loans will initially have the same Interest Period as the outstanding Closing Date Term Loans designated in the applicable Committed Loan Notice).

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(1) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s notice to the Administrative Agent (provided that the notice in connection with the initial Credit Extension, any Borrowing of Delayed Draw Term Loans or any Permitted Acquisition

or other transaction permitted under this Agreement, may be conditioned on the closing of such Permitted Acquisition or other transaction, as applicable), which may be given by: (a) telephone or (b) a Committed Loan Notice; provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m., New York time, two (2) Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans and (ii) 11:00 a.m., New York time, on the requested date of any Borrowing of Base Rate Loans or any conversion of Term SOFR Loans to Base Rate Loans (or, in each case, such shorter notice as agreed by the Administrative Agent); provided that the notice referred to in subclause (i) above may be delivered not later than (x) 11:00 a.m., New York time, two (2) Business Days prior to the Closing Date or any Incremental Facility Closing Date, as applicable, in the case of the Closing Date Loans or Incremental Term Loans and (y) 11:00 a.m., New York time, two (2) Business Days prior to any Delayed Draw Term Loan Funding Date in the case of the Delayed Draw Term Loans (or, in each case, such shorter notice as agreed by the Administrative Agent). Each telephonic notice by the Borrower pursuant to this Section 2.02(1) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.01(3), 2.14, 2.15 and 2.16, each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1.0 million, and a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.01(3), 2.03(3), 2.04(3), 2.14, 2.15, and 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple amount of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify:

(a) whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other or a continuation of Term SOFR Loans with an Interest Period in excess of one (1) month,

(b) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(c) the principal amount of Loans to be borrowed, converted or continued,

(d) the Class and Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted,

(e) if applicable, the duration of the Interest Period with respect thereto, and

(f) wire instructions of the account(s) to which funds are to be disbursed.

If the Borrower fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Term SOFR Loans with an Interest Period of one (1) month. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan and denominated in the same currency, which if a Term SOFR Loan, shall have a one-month Interest Period. Any such automatic continuation of Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(2) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Term SOFR Loans or continuation of Loans described in Section 2.02(1). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of a Term SOFR Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 3:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV for any Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (a) crediting the account(s) of the Borrower on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Facility is given by the Borrower (other than with respect to the Closing Date Revolving Borrowing), there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(3) Except as otherwise provided herein, a Term SOFR Loan may not be continued or converted prior to the last day of an Interest Period for such Term SOFR Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent at the direction of the Required Facility Lenders under the applicable Facility may require by notice to the Borrower that no Loans under such Facility may be converted to or continued as Term SOFR Loans.

(4) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(5) After giving effect to all Term Borrowings, all Revolving Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(5) shall increase by three (3) Interest Periods for each applicable Class so established.

(6) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(7) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:30 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share and such other applicable share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (2) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(7) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(8) Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.

SECTION 2.03 Letters of Credit.

(1) The Letter of Credit Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (A) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in Dollars for the account of Holdings (to the extent not prohibited under Section 7.09), the Borrower or any of the Borrower’s Restricted Subsidiaries (so long as the Borrower is a co-applicant and jointly and severally liable thereunder) (provided that any such Letter of Credit may be for the benefit of Holdings or any Subsidiary of the Borrower) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(2), and (B) to honor drawings under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no Issuing Bank shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the L/C Obligations issued by such Issuing Bank would exceed its L/C Commitment. The Existing Letters of Credit shall be deemed to be “Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) An Issuing Bank shall be under no obligation to issue any Letter of Credit (other than, for the avoidance of doubt, the Existing Letters of Credit) if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(ii) subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iii) subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (I) each Appropriate Lender has approved of such expiration date or (II) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank;

(iv) the issuance of such Letter of Credit would violate any policies of such Issuing Bank applicable to letters of credit generally; provided that any Issuing Bank, unless such Issuing Bank has provided its written consent, shall not be required to issue commercial letters of credit;

(v) any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000.

(c) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(2) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 9:30 a.m., New York time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion; provided that no L/C Application shall be required in respect of the Existing Letters of Credit, which shall be deemed to have been issued hereunder on the Closing Date. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof;

(iv) the name and address of the beneficiary thereof;

(v) the documents to be presented by such beneficiary in case of any drawing thereunder;

(vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(vii) such other matters as the relevant Issuing Bank may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i) the Letter of Credit to be amended;

(ii) the proposed date of amendment thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment; and

(iv) such other matters as the relevant Issuing Bank may reasonably request.

(b) Promptly after receipt of any L/C Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, if applicable, for the benefit of Holdings or any Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit (and with respect to the Existing Letters of Credit, on the Closing Date), each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the amount of such Letter of Credit.

(c) If the Borrower so requests in any applicable L/C Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (unless the relevant Issuing Bank agrees to a longer period) (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the relevant Issuing Bank and the Borrower at the time such Letter of Credit is issued. Unless otherwise agreed in such Letter of Credit, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable L/C Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank; provided that the relevant Issuing Bank shall not permit any such extension if (i) the relevant Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(1)(b) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 will not be satisfied on the applicable date of the Credit Extension.

(d) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(3) Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof (including the date on which such payment is to be made). Not later than 2:00 p.m., New York time, on the first Business Day immediately following any payment by an Issuing Bank under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse, or cause to be reimbursed, such Issuing Bank, in each case, through the Administrative Agent in an amount equal to the amount of such drawing; provided that, if such reimbursement is not made on the date of payment by the Issuing Bank, the Borrower shall pay interest to the relevant Issuing Bank on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant Issuing Bank shall notify the Borrower of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse, or cause to be reimbursed, such Issuing Bank by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the requirements for the amount of the unutilized portion of the Revolving

Commitments under the applicable Revolving Facility of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(3)(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Appropriate Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.03(3)(a) make funds available to the Administrative Agent for the account of the relevant Issuing Bank in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(3)(c), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount and, for the avoidance of doubt, the making of such Base Rate Loans in an aggregate amount equal to such Unreimbursed Amount shall satisfy the Borrower’s reimbursement obligations with respect thereof. The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.03(3)(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(d) Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(3) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant Issuing Bank.

(e) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(3), shall be absolute and unconditional and shall not be affected by any circumstance, including:

(i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever;

(ii) the occurrence or continuance of a Default; or

(iii) any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(3) is subject to the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f) If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(3) by the time specified in Section 2.03(3)(b), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(3)(f) shall be conclusive absent manifest error.

(g) The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.

(4) Repayment of Participations.

(a) If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(3), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(3)(a) or Section 2.03(3)(b) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this Section 2.03(4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5) Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such Issuing Bank constituting gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(6) Role of Issuing Banks. Each Issuing Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate or facsimile message, order or other document or telephone message signed, sent or made by any Person that such Issuing Bank reasonably believed to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by such Issuing Bank (which may include, at the Issuing Bank’s option, counsel of the Administrative Agent or the Borrower). Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Related Person of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for:

(a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Facility Lenders in respect of the Revolving Commitments, as applicable;

(b) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or

(c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.

The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Related Persons of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.03(5); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of document(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Revolving Lender shall, ratably in accordance with its Applicable Percentage, indemnify each Issuing Bank, its Related Persons and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section 2.03 or any action taken or omitted to be taken by such indemnitees hereunder.

(7) Cash Collateral. Subject to Section 2.17(1)(d), if,

(a) as of any L/C Expiration Date, any applicable Letter of Credit may for any reason remain outstanding and partially or wholly undrawn,

(b) any Event of Default occurs and is continuing and the Administrative Agent, upon the direction of the Required Facility Lenders in respect of the Revolving Facility, requires the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02, or

(c) an Event of Default set forth under Section 8.01(6) with respect to the Borrower occurs and is continuing,

the Borrower will Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all relevant L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable L/C Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York time, on (i) in the case of the immediately preceding clause (a) or (b), (x) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 p.m., New York time, or (y) if clause (x) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (ii) in the case of the immediately preceding clause (c), the Business Day on which an Event of Default set forth under Section 8.01(6) with respect to the Borrower occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable Issuing Bank, the Borrower will Cash Collateralize all Fronting Exposure (after giving effect to Section 2.17(1)(d) and any Cash Collateral provided by the Defaulting Lender). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Borrower, but subject to the approval of the Administrative Agent in its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Loan Parties or the Administrative Agent (in its capacity as the depository bank and on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay, or cause to be paid, to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such relevant L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall promptly be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(7) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, the amount of any Cash Collateral pledged to Cash Collateralize such Letter of Credit shall promptly be refunded to the Borrower.

(8) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender for the applicable Revolving Facility in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate set forth in the “Term SOFR and Letter of Credit Fees” column of the chart in the definition of “Applicable Rate” times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount decreases or increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(1)(d), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such Letter of Credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate set forth in the “Term SOFR and Letter of Credit Fees” column of the chart in the definition of “Applicable Rate” during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(9) Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee, in Dollars, with respect to each Letter of Credit issued by such Issuing Bank equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable Issuing Bank) of the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such Issuing Bank. Such fronting fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. In addition, the Borrower shall pay, or cause to be paid, in Dollars, directly to each Issuing Bank for its own account with respect to each Letter of Credit issued by such Issuing Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(10) Conflict with L/C Application. Notwithstanding anything else to the contrary in this Agreement or any L/C Application, in the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

(11) Addition of an Issuing Bank. There may be one or more Issuing Banks under this Agreement from time to time. After the Closing Date, a Revolving Lender reasonably acceptable to the Borrower and the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(12) Provisions Related to Extended Revolving Commitments. If the L/C Expiration Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (a) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the L/C Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(3) and (4)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to immediately preceding clause (a) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(7).

(13) Letter of Credit Reports. For so long as any Letter of Credit issued by an Issuing Bank that is not the Administrative Agent is outstanding, such Issuing Bank shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report substantially in the form of Exhibit R-1, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank; provided, however, that failure to deliver such report will not impair any rights of such Issuing Bank.

(14) Letters of Credit Issued for Holdings and Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse, or cause to be reimbursed, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s businesses derives substantial benefits from the businesses of Holdings and each Subsidiary.

(15) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

SECTION 2.04 Swing Line Loans.

(1) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make revolving credit loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan will be obtained or maintained as a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(2) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender, which may be given by a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender not later than 1:00 p.m., New York time, on the requested Borrowing date and shall specify (a) the amount to be borrowed, which shall be a minimum of $100,000 and (b) the requested Borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 3:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(1), or (ii) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m., New York time, on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Percentage of the outstanding Swing Line Loans.

(3) Repayment or Refinancing of Swing Line Loans.

(a) The Swing Line Lender at any time in its sole and absolute discretion may request, by written notice to the Borrower, the Administrative Agent and the Revolving Lenders, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but not in excess of the unutilized portion of the aggregate Revolving Commitments and subject to the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(3)(b), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(b) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(3)(a) (including as a result of a proceeding under any Debtor Relief Law), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(3)(a) shall be deemed payment in respect of such participation.

(c) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(3) by the time specified in Section 2.04(3)(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate from time to time in effect. If such Revolving Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(3) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(3) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(e) Swing Line Reports. For so long as there is any Swing Line Lender other than the Administrative Agent, such Swing Line Lender shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that the funding or repayment of a Swing Line Loan by such Swing Line Lender occurs with respect to any such Swing Line Loan, a report in the form of Exhibit R-2, appropriately completed with the information for every Swing Line Loan made by such Swing Line Lender.

(f) At any time that there shall exist a Defaulting Lender, immediately upon the request of the relevant Swing Line Lender, the Borrower will prepay Swing Line Loans in amount equal to the relevant Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(1)(d)).

(4) Repayment of Participations.

(a) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(b) If any payment received by the relevant Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Revolving Lenders under this clause (4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(6) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender with notice to the Administrative Agent; provided that no such notice shall be required in the event that the Swing Line Lender is also the Administrative Agent.

(7) Provisions Related to Extended Revolving Commitments. If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Class or Classes of Revolving Commitments is or are in effect with a later Maturity Date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Credit Commitments on a pro rata basis; provided that (a) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(12)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (b) notwithstanding the foregoing, if a Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

(8) Addition of a Swing Line Lender. A Revolving Lender reasonably acceptable to the Borrower and the Administrative Agent may become an additional Swing Line Lender hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender (which agreement shall include the Swing Line Sublimit for such additional Swing Line Lender). The Administrative Agent shall notify the Revolving Lenders of any such additional Swing Line Lender.

SECTION 2.05 Prepayments.

(1) Optional.

(a) The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and any Class or Classes of Revolving Loans in whole or in part without premium or penalty; provided that

(i) such notice must be received by the Administrative Agent not later than (I) 11:00 a.m., New York time, two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (II) 11:00 a.m., New York time, on the date of prepayment of Base Rate Loans (or, in each case, such later date as may be agreed by the Administrative Agent);

(ii) any partial prepayment of Term SOFR Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iii) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon. In the case of each prepayment of the Loans pursuant to this Section 2.05(1), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent) at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., New York time, on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple amount of $10,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(1)(a) or Section 2.05(1)(b) by written notice to the Administrative Agent not later than 2:00 p.m., New York time, on such prepayment date if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(d) Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity). Each prepayment in respect of any Term Loans pursuant to this Section 2.05 may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 2.05 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.05 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis among Term Loan Classes.

(2) Mandatory.

(a) [Reserved.]

(b) (i) If (I) the Borrower or any Restricted Subsidiary makes an Asset Sale pursuant to Section 7.04(2) or (II) any Casualty Event occurs, which results in the receipt by the Borrower or such Restricted Subsidiary of Net Proceeds, the Borrower shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds, subject to clause (ii) of this Section 2.05(2)(b) and clauses (f) and (g) of this Section 2.05(2), an aggregate principal amount of Term Loans equal to 100.0% (such percentage, the “Net Proceeds Percentage”) of all Net Proceeds realized or received; provided that no prepayment shall be required pursuant to this Section 2.05(2)(b)(i) with respect to such portion of such Net Proceeds that the Borrower (at its option) shall have, on or prior to such date, intended to reinvest (or shall have entered into a binding commitment or a binding letter of intent to reinvest) in accordance with Section 2.05(2)(b)(ii); provided, further, that

(A) at the option of the Borrower, the Net Proceeds realized in any single transaction or series of related transactions shall not be subject to the prepayment or reinvestment requirements of this Section 2.05(b) unless the amount of such Net Proceeds exceeds the greater of (i) $15.0 million and (ii) 20% of Consolidated EBITDA (and only the amount in excess of such threshold amount shall be subject the prepayment or reinvestment requirements of this Section 2.05(b)); and

(B) if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge any Other Applicable Indebtedness with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such Net Proceeds otherwise required to repay the Term Loans pursuant to this Section 2.05(2)(b)(i) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable

Indebtedness requiring such Discharge at such time), to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(b)(i) shall be reduced accordingly (provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i)).

(ii) With respect to any Net Proceeds received with respect to any Asset Sale made pursuant to Section 7.04(2) or any Casualty Event, the Borrower or any Restricted Subsidiary, at its option, may reinvest all or any portion of such Net Proceeds in assets useful for their business (including to make Permitted Acquisitions or other permitted Investments, except for Investments in Cash and Cash Equivalents and Investments in the Borrower or any Restricted Subsidiary) within (I) eighteen (18) months following receipt of such Net Proceeds or (II) if the Borrower or any Restricted Subsidiary enters into a legally binding commitment or a legally binding letter of intent to reinvest such Net Proceeds within twenty-four (24) months following receipt thereof, within thereof; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of such Net Proceeds to have been reinvested in accordance with the provisions of this Section 2.05(2)(b)(ii) (it being understood that such deemed expenditures shall have been made no earlier than eighteen (18) months prior to the consummation of such Asset Sale or Casualty Event ); provided, further, that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after such reinvestment election, and subject to clauses (f) and (g) of this Section 2.05(2), an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05; provided, further, that the Borrower shall be permitted to pay down outstanding Revolving Loans with such Net Proceeds pending the actual reinvestment thereof (provided that, no such pay down of outstanding Revolving Loans shall reduce or otherwise modify the obligations of the Borrower to make a prepayment of Term Loans with such Net Proceeds in accordance with this clause (b) (or to otherwise reinvest such Net Proceeds in accordance with this clause (ii))).

(c) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (i) not expressly permitted to be incurred or issued pursuant to Section 7.02 or (ii) that constitutes Other Loans or Credit Agreement Refinancing Indebtedness, in each case, incurred or issued to refinance any Class (or Classes) of Term Loans resulting in Net Proceeds (as opposed to such Credit Agreement Refinancing Indebtedness or Other Loans arising out of an exchange of existing Term Loans for such Credit Agreement Refinancing Indebtedness or Other Loans), the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Term Loans of any Class or Classes (in each case, as directed by the Borrower) equal to 100.0% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(d) (i) Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, each prepayment of Term Loans required by Sections 2.05(2)(b) and (c)(i) shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Term Lenders within such Class of Term Loans (subject to any “cashless roll” provision in connection with any prepayment with the proceeds of applicable Refinancing Indebtedness), based upon the outstanding principal amounts owing to each such Term Lender under such Class of Term Loans and shall be applied to reduce such remaining scheduled installments of principal within such Class of Term Loans as directed by the Borrower (and absent such direction, in direct order of maturity); provided that

(I) such prepayments may not be directed to a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturing Classes of Term Loans (except that any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans may specify that one or more other Classes of later maturing Term Loans may be prepaid prior to such Class of earlier maturing Term Loans), and

(II) in the event that there are two or more outstanding Classes of Term Loans with the same Maturity Date, such prepayments may not be directed to any such Class of Term Loans without at least a pro rata repayment of any Classes of Term Loans maturing on the same date (except that any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans may specify that one or more other Classes of Term Loans with the same Maturity Date may be prepaid prior to such Class of Term Loans maturing on the same date), and

(ii) each prepayment of Term Loans required by Section 2.05(2)(c)(ii) shall be allocated to any Class or Classes of Term Loans being refinanced as directed by the Borrower and shall be applied pro rata to Term Lenders within each such Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class of Term Loans.

(e) If for any reason the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Commitments then in effect, the Borrower shall promptly prepay Revolving Loans and Swing Line Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(2)(e) unless after the prepayment in full of the Revolving Loans and Swing Line Loans (as applicable) such aggregate Outstanding Amount of L/C Obligations exceeds the aggregate Revolving Commitments then in effect.

(f) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (c) of this Section 2.05(2) at least three (3) Business Days prior to the date of such prepayment or such shorter period as agreed by the Administrative Agent (provided that, in the case of clause (b) or (c) of this Section 2.05(2), the Borrower may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. If the Borrower so elects in such notice, each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (a) and (b) of this Section 2.05(2) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (or the applicable Restricted Subsidiary) and may be applied by the Borrower or such Restricted Subsidiary in any manner not prohibited by this Agreement.

(g) Notwithstanding any other provisions of this Section 2.05(2), (i) to the extent that any or all of the Net Proceeds of any Asset Sale pursuant to Section 7.04(2) by a Subsidiary giving rise to a prepayment event pursuant to Section 2.05(2)(b) or the Net Proceeds of any Casualty Event from a Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly take all commercially reasonable actions reasonably required by the applicable local law to permit such repatriation) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any such Asset Sale or Casualty Event (x) could reasonably be expected to have an adverse tax consequence, including a withholding tax, for the Borrower or any Parent Company or Subsidiary of the Borrower that is not de minimis (as reasonably determined by the Borrower) with respect to such Net Proceeds or (y) or would be prohibited or restricted by applicable Law, rule or regulation, the Organizational Documents of such Subsidiary or by material Contractual Obligations applicable to such Subsidiary, an amount equal to the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) (each, a “Payment Block”), provided that, the Borrower shall not be required to monitor any such Payment Block and/or to reserve cash for any future repatriation after the Borrower has notified the Administrative Agent of the existence of such Payment Block. For the avoidance of doubt, nothing in this Section 2.05(2) shall require the actual repatriation of any Net Proceeds.

(h) [Reserved].

(i) All prepayments under this Section 2.05 (other than prepayments of Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of Revolving Commitments) shall be accompanied by all accrued interest thereon.

SECTION 2.06 Termination or Reduction of Commitments.

(1) Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that:

(a) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction (or such later date as may be agreed by the Administrative Agent),

(b) any such partial reduction shall be in an aggregate amount of $2.0 million or any whole multiple of $1.0 million in excess thereof or, if less, the entire amount thereof, and

(c) if, after giving effect to any reduction of the Commitments, the L/C Sublimit or Swing Line Sublimit exceeds the amount of the Revolving Facility, the L/C Sublimit shall be automatically reduced by the amount of such excess.

Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the L/C Sublimit or Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(2) Mandatory.

(a) The Closing Date Term Loan Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans to the Borrower pursuant to Section 2.01(1).

(b) The Delayed Draw Term Loan Commitment of each Term Lender shall be automatically and permanently reduced (i) by the principal amount of the Borrowing of Delayed Draw Term Loans upon the making of such Lender’s Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(3) and (ii) to $0 upon the Delayed Draw Term Loan Commitment Period Termination Date.

(c) The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Revolving Facility.

(3) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced on a pro rata basis (determined on the basis of the aggregate Commitments under such Class) (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(1) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the last Business Day of each fiscal quarter set forth below in the aggregate principal amount equal to the percentage set forth below of (x) the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date and (y) commencing only after all Delayed Draw Term Loans have been fully drawn in respect of the Delayed Draw Term Loans (or immediately prior to the Delayed Draw Term Loan Commitment Period Termination Date, to the extent a portion of Delayed Draw Term Loans have been drawn but not all Delayed Draw Term Loans have been drawn), the aggregate principal amount of all then outstanding Delayed Draw Term Loans (in each case, which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Fiscal Quarter	Amount (Percent of Principal)
September 30, 2026	0.625%
December 31, 2026	0.625%
March 31, 2027	0.625%
June 30, 2027	0.625%
September 30, 2027	0.625%

December 31, 2027	0.625%
March 31, 2028	0.625%
June 30, 2028	0.625%
September 30, 2028	1.875%
December 31, 2028	1.875%
March 31, 2029	1.875%
June 30, 2029	1.875%
September 30, 2029	1.875%
December 31, 2029	1.875%
March 31, 2030	1.875%
June 30, 2030	1.875%
September 30, 2030	2.50%
December 30, 2030	2.50%
March 31, 2031	2.50%
Maturity Date	Remaining outstanding aggregate principal amount of Closing Date Term Loans and Delayed Draw Term Loans

;provided that if such other amount is necessary (if and as reasonably determined by the Administrative Agent and the Borrower) to make such Delayed Draw Term Loans fungible with the Closing Date Term Loans, the Borrower and the Administrative Agent may adjust the applicable percentage set forth above.

In connection with any Incremental Term Loans that constitute part of the same Class as the Closing Date Term Loans or the Delayed Draw Term Loans, as applicable, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Closing Date Term Loans or Delayed Draw Term Loans comprising part of such Class continue to receive a payment that is not less than the same Dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans; provided that if such Incremental Term Loans are to be “fungible” with the Closing Date Term Loans or the Delayed Draw Term Loans, as applicable, notwithstanding any other conditions specified in this Section 2.07(1), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Administrative Agent to provide that the Incremental Term Loans will be (or will be deemed to be) “fungible” with the Closing Date Term Loans or the Delayed Draw Term Loans, as applicable.

(2) Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Facility outstanding on such date.

(3) Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan on the Maturity Date for the applicable Revolving Facility.

SECTION 2.08 Interest.

(1) Subject to the provisions of Section 2.08(2), (a) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period, plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate and (c) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate with respect to Revolving Loans.

(2) During the continuance of a Default under Section 8.01(1) or Section 8.01(6) (solely with respect to the Borrower), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(3) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

(1) Revolving Facility Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under each Revolving Facility in accordance with its Applicable Percentage, a commitment fee equal to the applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (a) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding any Swing Line Loans) and (b) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Revolving Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments under any Revolving Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Commitment shall accrue at all times from the Closing Date (or date of initial effectiveness, as applicable) (and for the avoidance of doubt, the commitment fee on the Revolving Commitment under the Closing Date Revolving Facility shall accrue from the Closing Date) until the Maturity Date for the applicable Revolving Commitment, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of

March, June, September and December, commencing with September 30, 2026, and on the Maturity Date for such Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(2) Delayed Draw Commitment Fee. The Borrower agrees to pay to each Lender (other than any Defaulting Lender) holding unused Delayed Draw Term Loan Commitments from time to time, through the Administrative Agent, on the date (a) that is the last Business Day of March, June, September and December of each year (commencing with the first such calendar quarter end to occur after October 17, 2026), (b) of any partial reduction of the Delayed Draw Term Loan Commitments and (c) on which the Delayed Draw Term Loan Commitments of all such Lenders shall be terminated as provided herein, a commitment fee in Dollars (the “Delayed Draw Commitment Fee”) on the daily amount of the applicable unused Delayed Draw Term Loan Commitment of such Lender during the preceding quarter and ending with the date on which the last of the Delayed Draw Term Loan Commitments of such Lender shall be terminated) at a rate equal to (x) for the period beginning on the Closing Date and ending on October 17 2026, 0.00% per annum and (y) thereafter, beginning October 18, 2026, 0.50% per annum. All Delayed Draw Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The applicable Delayed Draw Commitment Fee due to each applicable Delayed Draw Term Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Delayed Draw Term Commitments of such Lender shall be terminated as provided herein.

(3) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, including the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans based on clause (2) of the definition of “Base Rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed; provided, that computations of fees and interest with respect to any currency other than Dollars shall be made per the relevant market practice for such currency. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(1) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2) In addition to the accounts and records referred to in Section 2.11(1), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(3) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(1) and (2), and by each Lender in its account or accounts pursuant to Sections 2.11(1) and (2), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error.

SECTION 2.12 Payments Generally.

(1) All payments to be made by the Borrower hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense (other than the defense of payment), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time shall be deemed to have been made on the next succeeding Business Day and any applicable interest or fee shall continue to accrue (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(2) Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, if such payment is being made pursuant to Section 2.07(1) and the next following Business Day falls in another calendar month, such payment shall be due on the immediately preceding Business Day.

(3) Unless the Administrative Agent shall have received notice from the Borrower or any Lender prior to the proposed date of any Borrowing of Term SOFR Loans or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing (in the case of the Borrower, for the account of any Lender or an Issuing Bank hereunder) that the Borrower or such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower or such Lender has made such amount available on such date in accordance with Section 2.02 or, in the case of a

Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount or distribute to the Lenders or applicable Issuing Banks, as the case may be, the amount due. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(a) if the Borrower failed to make such payment, with respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (2) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error; and

(b) if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(3) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(3) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(3).

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Subject to Section 8.03 (or as otherwise expressly set forth herein), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

SECTION 2.13 Sharing of Payments. Other than as expressly provided elsewhere herein, if any Lender of any Class shall obtain payment in respect of any principal of or interest on account of the Loans of such Class made by it or the participations in L/C Obligations and Swing Line Loans held by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact, and (2) purchase from the other Lenders such participations in the Loans of such Class made by them or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (3) of the definition of “Excluded Taxes”, any participation acquired by a Lender pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates were acquired by such Lender.

SECTION 2.14 Incremental Facilities.

(1) Incremental Loan Request. The Borrower may at any time and from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), establish (a) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans, including delayed draw term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (b) one or more increases in the amount of the Revolving Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (each, an “Incremental Revolving Facility”; and, collectively with any Revolving Commitment Increases, the “Incremental Revolving Commitments” and any Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the amount and proposed terms of the relevant Incremental Term Commitments or Incremental Revolving Commitments.

(2) Incremental Loans. Any Incremental Term Loans or Incremental Revolving Commitments effected through the establishment of one or more new term loans or new revolving credit commitments, as applicable, made on an Incremental Facility Closing Date (other than a Loan Increase) shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (a) each Incremental Term Lender of such Class shall make a Loan (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (b) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (a) each Incremental Revolving Lender of such Class shall make its Commitment available (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment of such Class and (b) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto.

(3) Incremental Lenders and Arrangers. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender as approved by the Borrower (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental Loan), nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment (or Incremental Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender” or “Incremental Revolving Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) in the case of any Incremental Revolving Commitments only, the Administrative Agent, each Swing Line Lender and each Issuing Bank, shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender’s providing such Incremental Revolving Commitments to the extent such consent, if any, would be required under Section 10.07(2) for an assignment of Revolving Commitments to such Additional Lender, (ii) with respect to Incremental Term Commitments, any

Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(8) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Commitments. The Borrower may appoint any Person to arrange any Incremental Commitment (or Incremental Loan) and provide such arranger any titles with respect to such Incremental Commitment (or Incremental Loan) as it deems appropriate.

(4) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment and the availability of any initial credit extensions thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(a) no Default or Event of Default shall exist immediately after giving effect to such Incremental Commitments (provided that, with respect to any Incremental Amendment the primary purpose of which is to finance a Limited Condition Transaction, the requirement pursuant to this clause (4)(a) shall be that no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) shall exist after giving effect to such Incremental Commitments); provided that in connection with a Limited Condition Transaction, the conditions in clause (a) (other than the condition referenced in the proviso hereto in respect of Section 8.01(1) and Section 8.01(6) unless waived by the Required Lenders in accordance with Section 10.01) shall only be required to the extent requested by the Persons providing more than 50.0% of the applicable Incremental Term Loans and Incremental Term Commitments or Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be;

(b) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5.0 million (provided that such amount may be less than $5.0 million if such amount represents all remaining availability under the limit set forth in clause (c) of this Section 2.14(4)) and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $5.0 million (provided that such amount may be less than $5.0 million if such amount represents all remaining availability under the limit set forth in clause (c) of Section 2.14(4));

(c) the aggregate principal amount of Incremental Term Loans and Incremental Revolving Commitments shall not, together with the aggregate principal amount of Permitted Incremental Equivalent Debt, Permitted Ratio Debt, and Permitted Acquisition Debt, exceed the sum of (the amount available under clauses (i) through (iii) below, the “Available Incremental Amount”):

(i) the sum of (I) the greater of (A) $76.0 million and (B) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) (clause (I), the “Free and Clear Incremental Amount”), plus (II) the aggregate principal amount, without duplication, of (A) voluntary prepayments, redemptions, cancellations or repurchases of Closing Date Term Loans, Delayed Draw Term Loans, Incremental Term Loans and Permitted Incremental Equivalent Debt secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility) (including purchases of Closing Date Term Loans, Delayed Draw Term Loans, Incremental Term Loans or such Permitted Incremental Equivalent Debt by Holdings, the Borrower or any of its Subsidiaries at or below par), (B) voluntary permanent commitment reductions in respect of the Closing Date Revolving Facility, Incremental Revolving Commitments or Permitted Incremental Equivalent Debt consisting of revolving credit commitments and (C) voluntary prepayments, redemptions, cancellations or repurchases of any Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt, Other Loans, Refinancing Indebtedness or other Indebtedness (or, in the case of any of the foregoing under this clause (C) that constitutes a revolving credit commitment, voluntary permanent commitment reductions in respect thereof) previously applied to the (a) prepayment, redemption or repurchase of any Closing Date Term Loans, Delayed Draw Term Loans, Incremental Term Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility) or (b) voluntary permanent commitment reductions in respect of the Closing Date Revolving Facility, Incremental Revolving Commitments or Permitted Incremental Equivalent Debt consisting of revolving credit commitments, plus

(ii) (I) in the case of any Incremental Loans or Incremental Commitments that effectively extend the Maturity Date of, or refinance, any portion of any Facility that is secured by a Lien on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (the Indebtedness under any such Facility, “First Lien Specified Debt”), an amount equal to the First Lien Specified Debt to be replaced with (or refinanced by) such Incremental Loans or Incremental Commitments, (II) [reserved] and (III) in the case of any Incremental Loans or Incremental Commitments that effectively replace any Commitment or Loan that is terminated or cancelled in accordance with Section 3.07, an amount equal to the portion of the relevant terminated or cancelled Commitment or Loan, plus

(iii) an unlimited amount, so long as in the case of this clause (iii) only, the applicable Maximum Leverage Requirement is satisfied (such amount, the “Ratio Incremental Amount”).

The Borrower may elect to use clause (iii) of the Available Incremental Amount regardless of whether the Borrower has capacity under clause (i) or (ii) of the Available Incremental Amount. Further, the Borrower will be deemed to use clause (iii) of the Available Incremental Amount prior to using clause (i) or (ii) of the Available Incremental Amount, and if both clause (iii) and clauses (i) and/or (ii) of the Available Incremental Amount are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (iii) of the Available Incremental Amount. If both clauses (i)(I) and/or (i)(II) and clause (i)(III) of the Available Incremental Amount are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (i)(III) of the Available Incremental Amount. Incremental Loans and Incremental Commitments may be incurred under clause (i), (ii) or (iii) above, and proceeds from any such incurrence under clause (i), (ii) or (iii) above may be utilized in a single transaction or series of related transactions by first calculating the incurrence under clause (iii) above (without inclusion of any amounts incurred pursuant to clause (i) or (ii) or amounts incurred pursuant to any basket set forth in Section 7.02 (other than pursuant to any financial ratio-based basket), in each case, incurred or to be incurred in connection with such transaction or series of related transactions) and then calculating the incurrence under clause (i)(III) above (without inclusion of any amounts to be utilized pursuant to clause (i)(I) or (i)(II)), as applicable. In addition, any Indebtedness originally designated as incurred pursuant to clause (i) or (ii) of the Available Incremental Amount shall be automatically reclassified as incurred under clause (iii) of the Available Incremental Amount at such time as the Borrower would meet the applicable leverage based incurrence test at such time on a pro forma basis, unless otherwise elected by the Borrower, and capacity under clause (i) or (ii) of the Available Incremental Amount (as applicable) shall be automatically increased in a corresponding amount.

(5) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be, of any Class and any Loan Increase shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Closing Date Term Loans, the Delayed Draw Term Loans or Closing Date Revolving Facility, as applicable, existing on the Incremental Facility Closing Date, shall either, at the option of the Borrower, (a) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith), (b) be not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Closing Date Term Loans, the Delayed Draw Term Loans or Closing Date Revolving Facility, as applicable, except, in each case under this clause (b), with respect to covenants and other terms (i) applicable to any period after the Latest Maturity Date of the Closing Date Term Loans and the Delayed Draw Term Loans or Closing Date Revolving Facility, as applicable, in effect immediately prior to the incurrence of such Indebtedness, or (ii) terms otherwise permitted pursuant to clauses (5)(a), (b) and (c) below, as applicable, or (c) contain such terms, provisions and documentation are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of (i) the Lenders of Incremental Term Loans, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans and the Delayed Draw Term Loans or (ii) the Lenders under Incremental Revolving Commitments, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility); provided that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision and additional upfront or similar fees may be payable to the lenders providing the Loan Increase) to the applicable Term Loans or Revolving Commitments being increased, in each case, as existing on the Incremental Facility Closing Date (provided that, if such Incremental Term Loans are intended to be “fungible” with the Closing Date Term Loans, notwithstanding any other conditions specified in this Section 2.14(5), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Administrative Agent to provide that such Incremental Term Loans will be (or will be deemed to be) “fungible” with the Closing Date Term Loans). In any event:

(a) the Incremental Term Loans:

(i) (I) shall rank equal in priority or junior in right of payment with the First Lien Obligations under this Agreement and (II) shall either (A) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the First Lien Obligations under this Agreement and shall be subject to a Junior Priority Intercreditor Agreement or (B) be unsecured or secured by a Lien solely on assets not constituting Collateral, in each case as applicable pursuant to Section 2.14(4)(c) above,

(ii) shall not mature earlier than the Term Loan Maturity Date, other than Extendable Bridge Loans/Interim Debt,

(iii) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans on the date of incurrence of such Incremental Term Loans, other than Extendable Bridge Loans/Interim Debt,

(iv) subject to clause (5)(a)(iii) above and clause (5)(c) below, respectively, shall have amortization and an Applicable Rate determined by the Borrower and the applicable Incremental Term Lenders (provided, that if such Incremental Term Loans are intended to be “fungible” with the Closing Date Term Loans notwithstanding any other conditions specified in this Section 2.14(5)(a), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by the Borrower and the Administrative Agent to provide that the Incremental Term Loans will be (or will be deemed to be) “fungible” with the Closing Date Term Loans),

(v) may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement (including pursuant to Section 2.15), such Incremental Term Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Term Loans constituting First Lien Obligations in any mandatory prepayments under Sections 2.05(2)(b) and (c)(i)), as specified in the applicable Incremental Amendment,

(vi) shall be denominated in Dollars or another currency as determined by the Borrower and the applicable Incremental Term Lenders (and administratively feasible for the Administrative Agent),

(vii) shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors (provided that any Guarantor may be a borrower of any Incremental Term Loans), and

(viii) in the case of Incremental Term Loans that are secured by the Collateral, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral;

(b) the Incremental Revolving Commitments and Incremental Revolving Loans:

(i) (I) shall rank equal or junior in priority in right of payment with the First Lien Obligations under this Agreement and (II) shall either (A) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the First Lien Obligations under this Agreement and shall be subject to a Junior Priority Intercreditor Agreement and or (B) be unsecured, in each case as applicable pursuant to Section 2.14(4)(c) above,

(ii) (I) if constituting a Revolving Commitment Increase, shall have the same maturity as the Revolving Commitments and (II) otherwise, shall not mature earlier than the Revolving Facility Maturity Date, and in each case, shall not be subject to amortization or mandatory commitment reduction prior to the final maturity date,

(iii) except as set forth in clause (v) below, shall provide that the borrowing and repayment (other than permanent repayment) of Revolving Loans with respect to Incremental Revolving Commitments after the associated Incremental Facility Closing Date may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with all other outstanding Revolving Commitments existing on such Incremental Facility Closing Date,

(iv) subject to the provisions of Sections 2.03(12) and 2.04(7) in connection with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a Maturity Date at any time Incremental Revolving Commitments with a later Maturity Date are outstanding, shall provide that all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the Revolving Commitments existing on the Incremental Facility Closing Date (and except as provided in Sections 2.03(12) and 2.04(7), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued),

(v) shall provide that the permanent repayment of Revolving Loans in connection with a termination of Incremental Revolving Commitments after the associated Incremental Facility Closing Date may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (I) with respect to (A) repayments required upon the Maturity Date of any Incremental Revolving Commitments and (B) repayments made in connection with any refinancing of Incremental Revolving Commitments or (II) as compared to any other Revolving Commitments with a later maturity date than such Incremental Revolving Commitments), in each case, with all other Revolving Commitments existing on such Incremental Facility Closing Date,

(vi) shall provide that assignments and participations of Incremental Revolving Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans existing on the Incremental Facility Closing Date,

(vii) shall provide that any Incremental Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Commitments hereunder (including Incremental Revolving Commitments and any original Revolving Commitments) which have more than four (4) different Maturity Dates unless otherwise agreed to by the Administrative Agent,

(viii) shall have an Applicable Rate and fees determined by the Borrower and the applicable Incremental Revolving Lenders,

(ix) shall be denominated in Dollars or another currency as determined by the Borrower, the Administrative Agent and the applicable Incremental Revolving Lenders,

(x) shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors (provided that any Guarantor may be a borrower of any Incremental Revolving Commitments), and

(xi) in the case of Incremental Revolving Commitments and Incremental Revolving Loans that are secured by the Collateral, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral;

provided that on the date of effectiveness of any Incremental Revolving Commitments, the L/C Sublimit and/or Swing Line Sublimit, as applicable, shall increase by an amount, if any, agreed upon by the Administrative Agent, the Borrower and the relevant Issuing Banks and/or the Swing Line Lender, as applicable.

(c) the Applicable Rate, currency and fees (including OID) applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment.

(6) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Incremental Lender providing such Incremental Commitments.

(7) Notwithstanding anything to the contrary in Section 10.01, (a) each Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (b) at the option of the Borrower, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes (including to the extent necessary or advisable to allow any Class of Incremental Commitments to be a Loan Increase), in each case under this clause (b). In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the relevant Incremental Lenders, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Incremental lenders in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrower may use the proceeds (if any) of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.

(8) Reallocation of Revolving Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected through an increase in the Revolving Commitments with respect to any existing Revolving Facility pursuant to this Section 2.14, (a) each of the Revolving Lenders under such Facility shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(1) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(9) This Section 2.14 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.15 Refinancing Amendments.

(1) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender (it being understood that (a) no Lender shall be required to provide any Other Loan without its consent, (b) Affiliated Lenders may not provide Other Revolving Commitments and (c) Other Term Loans provided by Affiliated Lenders shall be subject to the limitations set forth in Section 10.07(8)), Other Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Term Loan Commitments, in the case of Other Term Loans, and pursuant to Other Revolving Commitments, in the case of Other Revolving Loans, in each case pursuant to a Refinancing Amendment; provided that such Other Loans and Other Revolving Commitments (i) shall rank equal in priority in right of payment with the other Loans and Commitments hereunder, (ii) shall be unsecured or rank pari passu (without regard to the control of remedies) or junior in right of security with any First Lien Obligations under this Agreement and, if secured on a junior basis, shall be subject to an applicable Intercreditor Agreement(s), (iii) if secured by the Collateral, shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (iv) shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors (provided that any Guarantor may be a borrower of any Other Loans and Other Revolving Commitments), (v)(I) shall have interest rates (including through fixed interest rates), interest margins, rate floors, currencies, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums as may be agreed by the Borrower and the Lenders thereof and/or (II) may provide for additional fees and/or premiums payable to the Lenders providing such Other Loans in addition to any of the items contemplated by the preceding clause (I), in each case, to the extent provided in the applicable Refinancing Amendment, (vi) may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (vii) will have a final maturity date no earlier than, and, in the case of Other Term Loans, will have a Weighted Average Life to Maturity equal to or greater than, the Term Loans or Revolving Commitments being refinanced, other than Other Term Loan Commitments or Other Loans constituting Extendable Bridge Loans/Interim Debt, (viii) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (vii)) that either, at the option of the Borrower, (I) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Other Loans or Other Revolving Commitments (as determined by the Borrower in good faith), (II) if otherwise not consistent with the terms of such Class of Loans or Commitments being refinanced, not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Class of Loans or Commitments being refinanced, except, in each case under this clause (II), with respect to (A) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (B) otherwise permitted under this Agreement or (III) such terms as are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of (A) the lenders of Other Term Loans, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans or (B) the lenders under Other Revolving Commitments, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility) and (ix) shall not be subject to any amortization prior to final maturity and shall not be subject to mandatory redemption or prepayment (except pursuant to customary asset sale, insurance and condemnation proceeds or change of control provisions or as a result of events of default or, if such Other Loans are in the form of term loans that are secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement, are subject only to customary amortization). Subject to clause (ix) above, any Other Term Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any prepayments of Term Loans hereunder (except that, (x) unless otherwise permitted under this Agreement or unless the Class of Term Loans being refinanced was so entitled to participate on a greater than a pro rata basis in such mandatory prepayments, such Other Term Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Term Loans constituting First Lien Obligations in any mandatory prepayments under Sections 2.05(2)(b) and (c)(i) and (y) the portion of any Other Term Loans that are subject to any “cashless roll” provision may participate on a pro rata basis), as specified in the applicable Refinancing Amendment. All Other Revolving Commitments shall provide that (a) except as provided under subclause (b) below, borrowings and repayments (other than permanent repayments) of principal under the applicable Other Revolving Commitments may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis and (b) the permanent repayment of Other Revolving Loans in connection with a termination of Other Revolving Commitments may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (i) with respect to (I) repayments required upon the Maturity Date of any Other Revolving Commitments and (II) repayments made in connection with any refinancing of Other Revolving Commitments or (ii) as compared to any other Revolving Commitments with a later maturity date than such Other Revolving Commitments), in each case, with all other Revolving Commitments. In connection with any Refinancing Amendment, the Borrower shall, if reasonably requested by the applicable lenders of the applicable Other Loans or Other Revolving Commitments, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by such lenders in order to ensure that such Other Loans or Other Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(2) Each Class of Other Commitments and Other Loans incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $5.0 million. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(3) This Section 2.15 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable). Notwithstanding anything to the contrary in Section 10.01, (a) each Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.15, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (b) at the option of the Borrower, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (b).

SECTION 2.16 Extensions of Loans.

(1) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (each, an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to Lenders selected by the Borrower under the applicable Existing Term Loan Class (it being understood that any such request need not be offered equally to all such Lenders of such Existing Term Loan Class)) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical in all material respects to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (a) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization, if any, of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Extension Amendment, the Incremental Amendment, the Refinancing Amendment or any other amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended), (b)(i) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (ii) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (i), in each case, to the extent provided in the applicable Extension Amendment, (c) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (d) any Extended Term Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement, such Extended Term Loans may not participate on a greater than pro rata basis as compared to any earlier maturing Class of Term Loans in any mandatory prepayments under Sections 2.05(2)(b) and (c)(i)), in each case as specified in the respective Term Loan Extension Request and (e) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (a) through (d)) with respect to the Extended Term Loans that either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrower in good faith), (ii) if otherwise not consistent with the terms of the Existing Term Loan Class subject to such Term Loan Extension Request, are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Existing Term Loan Class subject to such Term Loan Extension Request, except, in each case under this clause (ii), with respect to covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of Term Loans in effect immediately prior to such Extension Amendment or (iii) such terms as are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of the lenders of Extended Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans extended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement and shall constitute a separate Class of Loans from the Existing Term Loan Class from which they were extended; provided that any Extended Term Loans amended from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Class.

(2) Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class (each, an “Existing Revolving Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so extended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension

Amendment with respect to any Extended Revolving Commitments, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to the Lenders selected by the Borrower under the applicable Existing Revolving Class (it being understood that any such request need not be offered equally to all such Lenders of such Existing Revolving Class)) (each, a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical in all material respects to the Revolving Commitments of the Existing Revolving Class from which they are to be extended except that (a) the scheduled final maturity date shall be extended to a later date than the scheduled final maturity date of the Revolving Commitments of such Existing Revolving Class; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than four (4) different Maturity Dates (unless otherwise consented to by the Administrative Agent), (b)(i) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolving Class and/or (ii) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the items contemplated by the preceding clause (i), in each case, to the extent provided in the applicable Extension Amendment, (c) (i) except as provided under subclause (ii) below, all borrowings under the Extended Revolving Commitments of the applicable Revolving Extension Series and repayments thereunder (other than permanent repayments) may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis and (ii) the permanent repayment of outstanding Revolving Loans under the Extended Revolving Commitments in connection with a termination of Extended Revolving Commitments may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (I) with respect to (A) repayments required upon the Maturity Date of the non-extending Revolving Commitments or the Extended Revolving Commitments and (B) repayments made in connection with any refinancing of Extended Revolving Commitments or (II) as compared to any other Revolving Commitments with a later maturity date than such Extended Revolving Commitments), in each case under this clause (c), with all other Revolving Commitments and (d) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (a) through (c)) with respect to the Extended Revolving Commitments that either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrower in good faith), (ii) if otherwise not consistent with the Existing Revolving Class subject to such Revolving Extension Request, are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Existing Revolving Class subject to such Revolving Extension Request, except, in each case under this clause (ii), with respect to covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of Revolving Commitments in effect immediately prior to such Extension Amendment or (iii) such terms as are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of the Lenders of Extended Revolving Commitments, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility). No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments extended pursuant to any Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement and shall constitute a separate Class of Revolving Commitments from the Existing Revolving Class from which they were extended; provided that any Extended Revolving Commitments amended from an Existing Revolving Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolving Class.

(3) Extension Request. The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Revolving Class, as applicable, are requested to respond. Any such Lender holding a Term Loan under an Existing Term Loan Class (each, an “Extending Term Lender”) that has received an Extension Request and wishes to have all or a portion of its Term Loans of an Existing Term Loan Class or Existing Term Loan Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Term Loans, and any such Revolving Lender with a Revolving Commitment under an Existing Revolving Class (each, an “Extending Revolving Lender”) that has received an Extension Request and wishes to have all or a portion of its Revolving Commitments of an Existing Revolving Class or Existing Revolving Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments, as applicable, which it has elected to convert or exchange into Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate principal amount of Term Loans and/or Revolving Commitments, as applicable, subject to Extension Elections exceeds the amount of Extended Term Loans and/or Extended Revolving Commitments, respectively, requested pursuant to the Extension Request, Term Loans and/or Revolving Commitments, as applicable, subject to Extension Elections shall be converted or exchanged into Extended Term Loans and/or Revolving Commitments, respectively, as directed by the Borrower.

(4) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans and/or Extended Revolving Commitments established thereby, as the case may be) executed by the Borrower, the Administrative Agent and the Extending Lenders, it being understood that such Extension Amendment shall not require the consent of any Lender other than (a) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (b) with respect to any extension of the Revolving Commitments that results in an extension of Issuing Bank’s obligations with respect to Letters of Credit, the consent of such Issuing Bank and (c) with respect to any extension of the Revolving Commitments that results in an extension of Swing Line Lender’s obligations with respect to Swing Line Loans, the consent of such Swing Line Lender. Each request for an Extension Series of Extended Term Loans or Extended Revolving Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Sections 2.16(1) and 2.16(2), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (a) in respect of each Extension Amendment in respect of Extended Term Loans, amend the scheduled amortization payments pursuant to Section 2.07 or the applicable Incremental Amendment, Extension Amendment, Refinancing Amendment or other amendment, as the case may be, with respect to the Existing Term Loan Class from which the Extended Term Loans were exchanged to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof), (b) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto and (c) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended

Term Loans and the application of prepayments with respect thereto. Notwithstanding anything to the contrary in Section 10.01, (a) each Extension Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (b) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (b), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders. In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(5) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class and/or Existing Revolving Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraphs (1) and (2) of this Section 2.16, in the case of the existing Term Loans or Revolving Commitments, as applicable, of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans and/or Extended Revolving Commitments, respectively, so converted or exchanged by such Lender on such date, and the Extended Term Loans and/or Extended Revolving Commitments shall be established as a separate Class of Loans, except as otherwise provided under Sections 2.16(1) and (2). Subject to the provisions of Sections 2.03(12) and 2.04(7) in connection with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a Maturity Date at any time Extended Revolving Commitments with a later Maturity Date are outstanding, all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the Revolving Commitments existing on the date of the Extension of such Extended Revolving Commitments (and except as provided in Section 2.03(12) and Section 2.04(7), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued).

(6) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans and/or Extended Revolving Commitments of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (a) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class, or of Revolving Commitments under the Existing Revolving Class, in either case, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments, as applicable, of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (b) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Extending Term Lender or Extending Revolving Lender, as applicable, may agree, and (c) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(4).

(7) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(8) This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.17 Defaulting Lenders.

(1) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lenders”.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or any Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(7); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(7); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender (x) shall be entitled to receive any fee payable under Section 2.09(1) or 2.09(2) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), (y) shall not be entitled to receive any interest at the Default Rate pursuant to Section 2.08(2) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such interest that otherwise would have been required to have been paid to that Defaulting Lender) and (z) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(8).

(ii) With respect to any fee payable under Section 2.09(1) or (2) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Bank and each Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (1)(d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(7).

(2) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(1) Except as required by applicable Law, all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

(2) If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by or on account of any Loan Party to or for the account of any Lender or Agent under any of the Loan Documents:

(a) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and timely pay to the relevant Governmental Authority;

(b) if such Tax is a Non-Excluded Tax or Other Tax, the sum payable by any Loan Party to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), such Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(c) as soon as reasonably practicable after payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to the Administrative Agent of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(3)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(3), the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (3)(a), (3)(b)(i)-(iv) and (3)(c) of this Section) shall not be required if in the Lender’s reasonable judgement, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing:

(a) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) properly completed and duly signed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(b) Each Foreign Lender, to the extent it is legally eligible to do so, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax on payments of interest under any Loan Document, pursuant to the “interests” article of an income tax treaty to which the United States is a party and/or pursuant to, for any other applicable payments under any Loan Document, the “business profits” or “other income” article of such tax treaty, and such other documentation as required under the Code,

(ii) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed United States Tax Compliance Certificates substantially in the form of Exhibit H-2 and (B) properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner of an interest in a Loan or Commitment hereunder (for example, where such Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of such Foreign Lender, accompanied by an IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit H-2, Form W-9 and any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(3) if such beneficial owner were a Lender, as applicable, or

(v) two properly completed and duly signed copies of any other documentation prescribed by applicable U.S. federal income Tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents to permit the Borrower and/or the Administrative Agent to determine the withholding or deduction required to be made.

(c) If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and, in the case of a Lender, the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and, in the case of a Lender, the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with such Lender or the Administrative Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

For the avoidance of doubt, if a Lender or the Administrative Agent is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender or the Administrative Agent’s owner and, as applicable, such Lender or the Administrative Agent.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(3).

Notwithstanding anything to the contrary in this Section 3.01, no Lender shall be required to deliver any documentation pursuant to this Section 3.01(3) that such Lender is not legally eligible to deliver.

(4) Without duplication of other amounts payable by the Borrower pursuant to Section 3.01(2), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(5) Without duplication of other amounts payable by the Borrower pursuant to Sections 3.01(2) and (4), the Loan Parties shall, jointly and severally, indemnify a Lender or the Administrative Agent (each, a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes paid or payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) (other than any interest, penalties and other costs determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Tax Indemnitee), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Tax Indemnitee will use commercially reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the

Borrower in accordance with Section 3.01(6)) so long as such efforts would not, in the sole determination exercised in good faith of such Tax Indemnitee, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Tax Indemnitee. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(6) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund (whether received in cash or applied as a credit against any other cash Taxes payable) of any Non-Excluded Taxes or Other Taxes in respect of which it has received indemnification payments or additional amounts under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all reasonable and documented out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 3.01(6), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this Section 3.01(6) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(7) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (a) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (b) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (i) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and any such other documentation prescribed by applicable Law and reasonably requested by the Borrower that would allow the applicable Borrower to make payments to such Administrative Agent without deduction or withholding of any U.S. federal withholding Taxes, and (ii) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is either a (i) “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (ii) a Withholding U.S. Branch and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 3.01(7), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the date it becomes an Administrative Agent.

(8) The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, or the termination of this Agreement and the payment, satisfaction or discharge of the Loans and all other amounts payable hereunder.

(9) For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any Issuing Bank.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates.

(1) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(2), and the circumstances under clause (i) of Section 3.03(2) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(1), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(2) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent and the Borrower, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent and the Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent and the Borrower, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(2)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each affected Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent, with the Borrower’s consent, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans.

(1) Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(c) impose on any Lender any other condition, cost or expense (in each case, other than with respect to Taxes) affecting this Agreement that is not otherwise accounted for in this clause (1);

and the result of any of the foregoing shall be to increase the cost to such Lender in any material respect of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender in any material respect of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender in any material respect (whether of principal, interest or any other amount) then, from time to time within fifteen (15) Business Days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(1) so long as such Lender certifies that it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(2) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements. Notwithstanding the forgoing, this Section 3.04(2) will not apply to Taxes.

(3) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

SECTION 3.05 [Reserved].

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(1) Designation of a Different Lending Office. If any Payment Recipient requests compensation under Section 3.04, or any Loan Party is required to pay any additional amounts to any Payment Recipient or any Governmental Authority for the account of any Payment Recipient pursuant to Section 3.01, or if any Payment Recipient gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Payment Recipient such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Payment Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Payment Recipient in any material economic, legal or regulatory respect. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Payment Recipient in connection with any such designation or assignment.

(2) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term SOFR Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Term SOFR Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3) Conversion of Term SOFR Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Term SOFR Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(4) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower in writing of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders.

(1) If at any time (i) any Loan Party becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans as a result of any condition described in Section 3.02 or 3.04 or requires the Borrower to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (including by virtue of such Lender refusing to make an Extension Election pursuant to Section 2.16 or a Refinancing Amendment pursuant to Section 2.15), then the Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(2) (so long as the assignment fee is paid in such instance) all of its rights and obligations under this Agreement (which, in the case of clause (iii), shall only apply in respect of any applicable Facility to which the consent, waiver or amendment in question relates and not to any other Facility hereunder) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents, (y) terminate the Commitment of such Lender or the L/C Issuer, as the case may be (to the extent that after giving effect to such termination and repayment pursuant to the immediately following clause (z), no Lender’s Revolving Exposure exceeds its Revolving Commitments), and/or (z) in the case of such Lender (other than an L/C Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or back-stop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (I) in the case of any such termination of the Revolving Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and (II) such termination shall be in respect of any applicable facility (and not all Facilities hereunder).

(2) Any Lender being replaced pursuant to Section 3.07(1) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender. Notwithstanding the foregoing, in addition if a Non-Consenting Lender is being replaced in connection with any Extension Amendment or Refinancing Amendment, the Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the Existing Loan Agreement Refinancing or replacement transaction contemplated in such notice is not consummated) to such Non-Consenting Lenders, in lieu of execution of an Assignment and Assumption as otherwise provided for in this clause (2), effect such assignment by purchasing any such Non-Consenting Lender’s Loans (which shall be automatically cancelled upon consummation of such acquisition) and unfunded Commitments at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.

(3) Notwithstanding anything to the contrary contained above, any Revolving Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder, unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.11.

(4) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, including any Extension Amendment or Refinancing Amendment, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class or each directly and adversely affected Lender, in each case, in accordance with the terms of Section 10.01 and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all of a directly and adversely affected Class of Lenders (including any Extension Amendment or Refinancing Amendment), at least 50.1% (in Dollars) of such Class have agreed to such consent, waiver or amendment), then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

(5) This Section 3.07 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Credit Extensions on Closing Date. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(1) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in “.pdf” format unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party (other than in the case of clauses (1)(e) and (1)(f) below):

(a) executed counterparts of this Agreement;

(b) executed counterparts of the Guaranty;

(c) each Collateral Document set forth on Schedule 4.01(1)(c) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto;

(d) subject to Section 6.12(2), the Collateral and Guarantee Requirement shall have been satisfied, including, but not limited to:

(i) certificates, if any, representing the Pledged Securities required to be delivered on the Closing Date pursuant to the Security Agreement, accompanied by undated stock powers executed in blank; and

(ii) evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions for each Loan Party that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(e) certificates of good standing (or equivalent thereof) from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(f) a customary legal opinion from (i) Kirkland & Ellis LLP, New York counsel to the Loan Parties and (ii) Polsinelli LLP, as Florida counsel to the Loan Parties;

(g) a certificate of a Responsible Officer certifying that the conditions set forth in Sections 4.02(1) and (2) have been satisfied;

(h) a solvency certificate from a Financial Officer of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I; and

(i) a Perfection Certificate.

(2) [Reserved].

(3) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (i) all documentation and other information in respect of the Borrower and the Guarantors that has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, and the Administrative Agent has requested such certification in writing at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in respect of the Borrower.

(4) Since December 31, 2025, there shall not have occurred a Material Adverse Effect.

(5) The Closing Date Refinancing shall have been consummated or, substantially concurrently with the borrowing of the Closing Date Loans, shall be consummated.

(6) All fees and expenses (in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) required to be paid hereunder or under the Engagement Letter (or any separate fee letter agreed in writing with any of the Lead Arrangers on or about the date of the Engagement Letter) on the Closing Date shall have been paid, or shall be paid substantially concurrently with the borrowing of the Closing Date Loans (which amounts may be offset against the proceeds of the Closing Date Loans).

(7) The public offering of the Ultimate Parent shall have been consummated substantially concurrently with the Borrowing of Closing Date Term Loans.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Term SOFR Loans or a Borrowing pursuant to any Incremental Amendment or any Borrowing of Delayed Draw Term Loans) on or after the Closing Date is subject to the satisfaction (or waiver by the Required Facility Lenders) of the following conditions precedent:

(1) The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualifications therein) in all respects on such respective dates.

(2) No Default or Event of Default shall exist or immediately would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(3) The Administrative Agent, the relevant Issuing Bank, or the Swing Line Lender (as applicable) shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Term SOFR Loans or a Borrowing pursuant to an Incremental Amendment) submitted by the Borrower after the Closing Date pursuant to this Section 4.02 shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(1) and 4.02(2) have been satisfied on and as of the date of the applicable Credit Extension.

In addition, until the Cure Expiration Date, no Revolving Lender shall be required to honor a request for a Credit Extension after delivery of notice from the Borrower until the applicable Cure Amount specified in such notice is actually received by the Borrower. For the avoidance of doubt, the preceding sentence shall have no effect on the continuation or conversion of any Loans outstanding.

SECTION 4.03 Conditions to a Borrowing of Delayed Draw Term Loans . The obligation of each Lender to make a Delayed Draw Term Loan hereunder on or after the Closing Date is subject to satisfaction (or waiver by the Required Facility Lenders) of the following conditions precedent:

(1) The Specified Representations shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent such Specified Representations specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any Specified Representation that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualifications therein) in all respects on such respective dates.

(2) No Default or Event of Default shall exist or immediately would result from such proposed Credit Extension or from the application of the proceeds therefrom;

(3) Immediately after giving pro forma effect to the proposed Credit Extension of Delayed Draw Term Loan and the use of proceeds thereof, the Secured Net Leverage Ratio for the Test Period most recently ended shall not exceed 3.00 to 1.00; and

(4) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower after the Closing Date pursuant to this Section 4.03 shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(1), 4.03(2) and 4.03(3) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

Representations and Warranties

The Borrower and, in respect of Sections 5.01, 5.02, 5.04, 5.06, 5.13 and 5.17 only, Holdings, represent and warrant to the Administrative Agent and the Lenders, after giving effect to the Transactions, at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to Article IV or Section 2.14, as applicable):

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary:

(1) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2) has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,

(4) is in compliance with all applicable Laws orders, writs, injunctions and orders (including with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the USA PATRIOT Act), and

(5) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted,

except, in each case referred to in the preceding clause (1) (with respect to the good standing of a Person other than the Borrower), (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(1) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(2) None of the execution, delivery and performance by each Loan Party of each Loan Document, and in the case of clause (a) below, the incurrence of Indebtedness and granting of security interests and guarantees thereunder, as applicable, to which such Person is a party will:

(a) contravene the terms of any of such Person’s Organizational Documents, or

(b) violate any applicable Law,

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clause (b), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties,

(2) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or not required to be in full force and effect pursuant to the Collateral and Guarantee Requirement), and

(3) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws, (ii) general principles of equity and principles of good faith and fair dealing, and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(1) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations of the Company and its Subsidiaries for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(2) Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(3) The forecasts of statements of income of Holdings and its Subsidiaries, copies of which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that:

(a) no forecasts are to be viewed as facts,

(b) all forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their respective Subsidiaries,

(c) no assurance can be given that any particular forecasts will be realized and

(d) actual results may differ and such differences may be material.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, that have a reasonable likelihood of an adverse determination against Holdings, the Borrower or any of the Restricted Subsidiaries and such determination would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Restricted Subsidiaries by their respective employees that are pending or, to the knowledge of the Borrower, overtly threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) each Loan Party and each of its Restricted Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (2) none of the Loan Parties or any of their respective Restricted Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened in writing Environmental Liability; and (3) none of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or, to the knowledge of the Borrower, formerly owned, leased or operated real estate or facility which would reasonably be expected to give rise to any Environmental Liability.

SECTION 5.10 Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed (after giving effect to all extensions) all tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a tax return), except those that are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11 ERISA Compliance.

(1) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(2) (a) No ERISA Event has occurred or is reasonably expected to occur and (b) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(3) Except where non-compliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, and (b) none of Holdings, the Borrower or any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries.

(1) As of the Closing Date, after giving effect to the Transactions, all Equity Interests that constitute Collateral are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents and (b) any Lien that is permitted under Section 7.01.

(2) As of the Closing Date, Schedule 5.12 sets forth:

(a) the name and jurisdiction of organization of each Subsidiary; and

(b) the ownership interests of Holdings in the Borrower and of the Borrower and any Subsidiary of the Borrower in each Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(1) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(2) No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a license or right to use, all patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Restricted Subsidiary of the Borrower as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date, immediately after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 USA PATRIOT Act; Anti-Terrorism Laws and Anti-Corruption Laws. To the extent applicable, each of the Borrower and the Restricted Subsidiaries, and, in the case of clause (3) below, officers and directors, are in compliance, in all material respects, with (1) the USA PATRIOT Act, (2) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto and (3) the FCPA or any other applicable anti-corruption law. Neither Holdings, the Borrower, any Restricted Subsidiary, director nor officer nor, to the knowledge of the Borrower, employee of Holdings, the Borrower or any of the Restricted Subsidiaries, is, or is owned or controlled (as such terms are defined in applicable Sanctions) by one or more persons that are, currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom (such sanctions, “Sanctions”). No proceeds of the Loans or the Letters of Credit will be used by Holdings, the Borrower or any Restricted Subsidiary directly or, to the knowledge of the Borrower, indirectly, (x) for the purpose of financing activities of or with any Person, that, at the time of such financing, is the subject of any Sanctions, or in any country, that, at the time of such financing, is the subject of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”), in each case in violation of Sanctions, or in any other manner that would result in the violation of Sanctions by any Person participating in this Agreement or (y)(i) that would result in a material violation by any such Person of the FCPA or any other applicable anti-corruption law, including making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA or any other applicable anti-corruption law; or (ii) to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption law.

SECTION 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Securities required to be delivered pursuant hereto or the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement) on all right, title and interest of the respective Loan

Parties in the Collateral described therein, except as such enforceability may be limited by (i) Debtor Relief Laws, (ii) general principles of equity and principles of good faith and fair dealing, (iii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iv) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (1) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law (in each case, as applicable, subject to the Excluded Subsidiary Joinder Exception), (2) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (3) on the Closing Date and until required pursuant to Section 4.01, 6.11 or 6.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 or (4) any Excluded Assets.

SECTION 5.19 Use of Proceeds. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by the terms of Section 6.13.

Article VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall (and, with respect to Sections 6.05(1), 6.11 and 6.15 only, Holdings shall), and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) each of the following:

(1) within one hundred twenty (120) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2026 (or, if earlier, the date that is five (5) Business Days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to any securities law, including pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (for the fiscal year ending December 31, 2026, in the form available, which may include a predecessor entity), in reasonable detail (together with a customary management discussion and analysis) and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally or regionally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification or exception as to “going concern” or as to the scope of such audit (but may contain a “going concern” explanatory paragraph, exception or like qualification that is due to (i) the maturity or impending maturity of any Indebtedness,

(ii) any anticipated inability to satisfy a Financial Covenant or any other financial covenant, (iii) an actual Default or Event of Default of a Financial Covenant or any default with respect to any other financial covenant or (iv) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries), and which may contain an explanatory note or emphasis of the matter paragraph (such report and opinion, a “Conforming Accounting Report”);

(2) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2026 (or, if earlier, the date that is five (5) Business Days after the reporting date for such information required by the SEC, including after giving effect to any extension pursuant to any securities law, including pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (a) consolidated statement of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (b) consolidated statement of cash flows for the portion of the fiscal year then ended (together with a customary management discussion and analysis), setting forth in each case of the preceding clauses (a) and (b) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (for the fiscal year ending December 31, 2026, in the form available, which may include a predecessor entity);

(3) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(1), a consolidated budget for the immediately subsequent fiscal year (broken out on a quarterly basis) in a form customarily prepared by management of the Borrower with regard to the Borrower and its Subsidiaries, which budget shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such budget (it being understood that any projections contained therein are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material); provided, that the budgets furnished pursuant to this clause (3) shall constitute Private-Side Information and shall not be distributed to Public Lenders; and

(4) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(1) and 6.01(2), the related unaudited (it being understood that such information may be audited at the option of the Borrower) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (a) the applicable financial statements of any Parent Company, (b) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01) or (c) a wholly owned Restricted Subsidiary of the Borrower that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Borrower and its consolidated Subsidiaries; provided that (x) with respect to each of the preceding clauses (a) and (b), (i) to the extent such information relates to a Parent Company of the Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a Conforming Accounting Report and (y) with respect to the preceding clause (c), such information is accompanied by customary consolidating information explaining the material differences (if any) between the financial statements of the Borrower and such Restricted Subsidiary.

Any financial statements required to be delivered pursuant to Section 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02):

(1) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(1) and Section 6.01(2) (commencing with such delivery for the fiscal quarter ending September 30, 2026), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower or Holdings;

(2) promptly after the same are publicly available, copies of all special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(3) [reserved];

(4) together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last such list; and

(5) promptly, but subject to the limitations set forth in Section 6.10 and Section 10.09, such additional financial information regarding the business and financial affairs of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or any Parent Company’s or Subsidiary’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to Holdings, its Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities (each, a “Public Lender”).

The Borrower hereby agrees that (a) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent, the Lenders and the Issuing Banks to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (c) all Borrower Materials marked “PUBLIC” and, except to the extent the Borrower notifies the Administrative Agent to the contrary, any Borrower Materials provided pursuant to Section 6.01(1), 6.01(2) or 6.02(1) are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (d) the Administrative Agent and the Arrangers shall be entitled to treat Borrower Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require Holdings, the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by Law or binding agreement or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) of:

(1) the occurrence of any Default or Event of Default; and

(2) (a) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (b) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries (that in the Borrower’s good faith determination has a reasonable likelihood of adverse determination), including pursuant to any applicable Environmental Laws or in respect of IP Rights or (c) the occurrence of any ERISA Event that, in any such case referred to in clause (a), (b) or (c) of this Section 6.03(2), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (a) that such notice is being delivered pursuant to Section 6.03(1) or (2) (as applicable) and (b) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, etc.

(1) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business,

except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Borrower or any of the Restricted Subsidiaries excepted.

SECTION 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrower’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of their business) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, (i) in no event will the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice and (ii) so long as no Event of Default has occurred and is continuing, the Administrative Agent shall not request any such information more than once per calendar year. Subject to Section 6.12(2), each such policy of insurance maintained by a Loan Party will, to the extent available from the relevant insurance carrier, as appropriate, (1) in the case of each general liability policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (2) in the case of each casualty insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder.

SECTION 6.08 Compliance with Laws. Comply with the requirements of all Laws (including applicable ERISA and Environmental Laws, the USA PATRIOT Act, the FCPA, Sanctions and Anti-Corruption Laws) and comply with all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except, in each case, if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries (taken as a whole) that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, and the Administrative Agent shall not exercise such rights more often than one (1) times during any calendar year absent the existence of an Event of Default, and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (in each case, as applicable, subject to the Excluded Subsidiary Joinder Exception):

(1) (x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary or (iv) an Excluded Subsidiary ceasing to be an Excluded Subsidiary but continuing as a Subsidiary of the Borrower, (y) upon the acquisition of any material assets by the Borrower or any Subsidiary Guarantor (other than Excluded Assets) or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets (other than Excluded Assets) held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that become subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(a) within the applicable number of days specified below after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents;

(b) within the later of sixty (60) days after such formation, acquisition or designation (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent supplements to the Security Agreement, a counterpart signature page to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (if applicable), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date as amended and in effect from time to time), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(c) within the later of sixty (60) days after such formation, acquisition or designation (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and to take any perfection steps or other actions that may be required thereunder, including to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if applicable, a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents;

(d) within the later of sixty (60) days after such formation, acquisition or designation (or such longer period as the Administrative Agent may agree in its reasonable discretion), take and cause (I) the applicable Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and (II) to the extent applicable, each direct or indirect parent of such applicable Material Domestic Subsidiary, in each case, to take customary action(s) (including the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected (subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(e) within the later of (x) sixty (60) days after the reasonable request therefor by the Administrative Agent or (y) the date of delivery of the Compliance Certificate for any fiscal quarter in which such formation, acquisition or designation occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request.

(2) Notwithstanding anything to the contrary in this Section 6.11, the Collateral Agent may grant one or more extensions of time from any time period set forth herein or grant one or more waivers for the taking of or causing any action, delivering or furnishing any notice, information, documents, insurance or opinions or for the creation and perfection of any Liens in its reasonable discretion and any such extensions or waivers may, in the sole discretion of the Collateral Agent, be effective retroactively.

SECTION 6.12 Further Assurances and Post-Closing Covenant.

(1) Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to satisfy the Collateral and Guarantee Requirement.

(2) Within the time periods after the Closing Date specified in Schedule 6.12(2) or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified in Schedule 6.12(2), in each case except to the extent otherwise agreed by the Collateral Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.13 Use of Proceeds. The proceeds of

(1) the Closing Date Term Loans, together with the Closing Date Revolving Borrowing and cash on hand, will be used (a) to effect the Closing Date Refinancing, including to pay any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto, (b) to pay the Transaction Expenses (including to fund OID or upfront fees in connection with the Closing Date Loans), (c) to fund cash to the balance sheet of the Borrower and its Restricted Subsidiaries and (d) for working capital and general corporate purposes;

(2) the Revolving Loans will be used (a) for the purposes set forth in clause (1) above and (b) for working capital and general corporate purposes and for any other purpose not prohibited by the Loan Documents;

(3) Letters of Credit will be used for working capital and general corporate purposes and for any other purpose not prohibited by the Loan Documents; provided that Letters of Credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Revolving Facility); and

(4) the Delayed Draw Term Loans will be used directly or indirectly to finance, refinance or purchase (i) any capital expenditure and/or aircraft and related equipment, (ii) any acquisitions, investments (other than investing directly in cash or Cash Equivalent investments) and/or joint ventures (including any of the foregoing consummated prior to the Closing Date), including financing or refinancing any (x) transaction costs, net working capital adjustments and/or bridging to target cash in connection therewith and/or (y) the repayment, redemption, cash collateralization, back-stop and/or discharge of any existing Indebtedness of any acquisition target, any joint venture or any of their subsidiaries and paying any accrued interest, breakage costs, redemption premiums and/or make-whole costs in connection therewith; and/or (z) deferred consideration (including earnouts, seller notes, holdbacks and deferred purchase price obligations), (iii) arrangement fees, original issue discount, ticking fees, commitment fees and/or other financing fees required to be paid in connection with the Delayed Draw Term Loan Facility, (iv) fees, costs and/or expenses payable in connection with any of the foregoing, or (v) the repayment of any utilization of Revolving Loans or replacement cash of the Borrower and its Restricted Subsidiaries or any acquisition target used for the purposes set forth in the foregoing clauses (i) through (iv), in each case, within the preceding one hundred twenty (120) days, including drawing amounts on to the balance sheet for the purpose of any of the foregoing.

SECTION 6.14 [Reserved].

SECTION 6.15 Transactions with Affiliates.

(1) Not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(2) The foregoing restriction will not apply to the following:

(a) (i) transactions between or among the Borrower and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any Person that becomes a Restricted Subsidiary as a result of such transaction and (ii) any merger, consolidation or amalgamation of the Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement;

(b) (i) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payment permitted by Section 7.05(2)(n)(vi)), (ii) any Permitted Investment(s) or any acquisition otherwise permitted hereunder;

(c) (i) (A) the payment of indemnities and expenses pursuant to the Ultimate Parent Governing Documents and the ATSH Amended and Restated Limited Liability Company Agreement, as applicable (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Ultimate Parent Governing Documents and the ATSH Amended and Restated Limited Liability Company Agreement, as applicable; provided that such management, consulting, monitoring, transaction and other similar fees (but not, for the avoidance of doubt, indemnities and expenses) in an amount per annum do not to exceed the greater of (1) $4.0 million and (2) 5.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) (the “Sponsor Fee Cap”) plus any unpaid management, monitoring, transaction fees, indemnities and expenses accrued in any prior years to the extent such fee or expense is otherwise permitted to be paid pursuant to this clause (c) in such prior years, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Management Services Agreement as in effect immediately prior to such amendment or replacement (provided that, for avoidance of doubt, any fees introduced through an amendment shall also be subject to the Sponsor Fee Cap) and (B) the payment of any termination fees pursuant to the Ultimate Parent Governing Documents and the ATSH Amended and Restated Limited Liability Company Agreement, as applicable, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Ultimate Parent Governing Documents and the ATSH Amended and Restated Limited Liability Company Agreement as in effect immediately prior to such amendment or replacement;

(ii) the payment of indemnification and similar amounts to, and reimbursement of expenses to, investors in the Borrower (or any Parent Company or Restricted Subsidiary), including the Permitted Holders, and their respective officers, directors, employees and Affiliates (including any unpaid fees, indemnities and expenses accrued in any prior year), in each case, pursuant to the Ultimate Parent Governing Documents and the ATSH Amended and Restated Limited Liability Company Agreement, as applicable, any stockholders agreement or registration and participation rights agreement on the Closing Date or otherwise approved by, or pursuant to arrangements approved by, the Board of Directors;

(iii) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice;

(iv) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(v) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(vi) payments to Ultimate Parent to fund Public Company Costs;

(d) the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary;

(e) transactions in which (x) the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower on an arm’s-length basis or (y) the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors of the Borrower or any Parent Company thereof;

(f) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, or any amendment, supplement, modification or waiver thereto or replacement thereof (so long as any such amendment, supplement, modification, waiver or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);

(g) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment, supplement, modification or waiver thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Closing Date will only be permitted by this clause (g) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Closing Date;

(h) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(i) transactions with customers, clients, suppliers, contractors, joint venture partners, Managers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(j) the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;

(k) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(l) payments by the Borrower or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(m) payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Borrower, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Borrower in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Borrower in good faith;

(n) (i) investments by Affiliates in securities or Indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) and (ii) payments to Affiliates in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(o) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(p) (i) the Tax Receivable Agreement (provided any amendments to such Tax Receivable Agreement that materially increase the payments required to be made under such agreement after the execution of the Loan Documents, shall be ignored for purposes of calculating permitted distributions), (ii) customary tax sharing agreements and (iii) payments by the Borrower (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Company) and its Subsidiaries; provided that in each case, the amount of such payments by the Borrower and its Subsidiaries are permitted under Section 7.05(2)(n);

(q) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Borrower in good faith;

(r) intellectual property licenses or sublicenses in the ordinary course of business or consistent with industry practice;

(s) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Closing Date;

(t) [reserved];

(u) transactions entered into in order to consummate a Permitted Reorganization;

(v) (i) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Equity Interests in such Person and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Restricted Subsidiary or any Parent Company;

(w) (i) pledges and other transfers of Equity Interests and Indebtedness in Unrestricted Subsidiaries and (ii) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or a Parent Company;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(y) investments by the Permitted Holders or any Parent Company in securities or Indebtedness of the Borrower or any Guarantor;

(z) payments in respect of (i) the Obligations (or any Credit Agreement Refinancing Indebtedness) or (ii) other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Subsidiaries held by Affiliates; provided that such obligations were acquired by an Affiliate of the Borrower in compliance herewith; and

(aa) transactions undertaken in the ordinary course of business or consistent with industry practice pursuant to membership in a purchasing consortium.

SECTION 6.16 Change in Nature of Business. The Borrower shall, and shall cause each Restricted Subsidiary to, engage only in material lines of business that are not substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment) or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary, synergistic corollary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date.

Article VII

Negative Covenants

So long as the Termination Conditions are not satisfied:

SECTION 7.01 Liens. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, interest or fees and expenses paid-in-kind and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02 Indebtedness.

(1) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to:

(x) create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or

(y) issue any shares of Disqualified Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock;

provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case, if (any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued, “Permitted Ratio Debt”) so long as the aggregate principal amount of all Permitted Ratio Debt shall not exceed the Available Incremental Amount at the time of incurrence (it being understood that for purposes of this clause (1), references in Section 2.14(4)(c)(ii) to Incremental Loans, Incremental Commitments or Incremental Revolving Commitments shall be deemed to be references to Permitted Ratio Debt); provided, further, that Permitted Ratio Debt shall not mature earlier than the Maturity Date (other than Extendable Bridge Loans/Interim

Debt) and (ii) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans outstanding on the date of incurrence of such Permitted Ratio Debt (other than Extendable Bridge Loans/Interim Debt); provided that the aggregate principal amount at any time outstanding of Permitted Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors, together with Permitted Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Guarantors and Permitted Acquisition Debt incurred by Restricted Subsidiaries that are not Guarantors, shall not exceed the Non-Guarantor Debt Cap.

(2) The provisions of Section 7.02(1) will not apply to:

(a) Indebtedness under the Loan Documents (including Incremental Loans, Other Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments and Replacement Loans);

(b) commercial letters of credit (in each case, for the avoidance of doubt, to the extent constituting Indebtedness) not issued under the Revolving Facility (and reimbursement and backstop obligations in connection therewith) in an aggregate amount under this clause (b) not to exceed the available L/C Sublimit at the time incurred (provided that outstanding commercial letters of credit incurred under this clause (b) shall be deemed to reduce the L/C Sublimit by a corresponding amount);

(c) the incurrence of Indebtedness (including any unused commitment in respect thereof) by the Borrower and any Restricted Subsidiary in existence on the Closing Date (excluding Indebtedness described in the preceding clauses (a) and (b)); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date (including any unused commitment in respect thereof) in excess of $5.0 million shall be set forth on Schedule 7.02;

(d) the incurrence of Attributable Indebtedness and Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (d) at such time, not to exceed the greater of (I) $20.0 million and (II) 25.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(e) Indebtedness incurred by the Borrower or any Restricted Subsidiary (i) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (ii) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(f) the incurrence of Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g) the incurrence of Indebtedness by the Borrower and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of the Borrower to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that (i) any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law and (ii) to the extent such transaction constitutes an Investment, it is permitted under Section 7.05 or the definition of Permitted Investment; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Loan Party or a Restricted Subsidiary, as applicable, or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary (and, in the case of a Loan Party, to another Loan Party) or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (g);

(h) the incurrence of Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent not prohibited by Section 7.05; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guaranty of the Loans of such Guarantor to the extent permitted by applicable law; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Loan Party or a Restricted Subsidiary, as applicable, or any such subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary (and, in the case of a Loan Party, to another Loan Party) or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (h);

(i) the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Borrower or a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (i);

(j) the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k) the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(l) the incurrence of:

(i) Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the Net Proceeds of the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower since the Closing Date from the issuance or sale of Equity Interests of the Borrower or contributions to the capital of the Borrower, including through consolidation, amalgamation or merger (in each case, other than Excluded Contributions and proceeds of Disqualified Stock or any exercise of the cure right set forth in Section 8.04 and other than proceeds received from the Borrower or a Restricted Subsidiary) as determined in accordance with clauses (b)(ii) and (b)(iii) of Section 7.05(1) to the extent such Net Proceeds or cash or other property have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.05(1) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof); and

(ii) Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (l)(ii), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (I) the greater of (A) $22.5 million and (B) 30.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) plus, without duplication, (II) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (A) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (B) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock;

(m) the incurrence or issuance by the Borrower of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness permitted under Section 7.02(1) above, Sections 7.02(2)(c), (d) and (l) above, this Section 7.02(2)(m) and Sections 7.02(2)(n), (w), (y), (dd)(ii) and (ii) below, or any successive Refinancing Indebtedness with respect to any of the foregoing;

(n) (i) the incurrence or issuance of Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets) in an aggregate outstanding principal amount or liquidation preference, together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), not to exceed the Available Incremental Amount at the time of incurrence (it being understood that for purposes of this clause (i), references in Section 2.14(4)(c)(ii) to Incremental Loans, Incremental Commitments or Incremental Revolving Commitments shall be deemed to be references to Permitted Acquisition Debt) (any such Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to clause (n)(i), “Permitted Acquisition Debt”); provided that Permitted Acquisition Debt shall permit the incurrence of secured and unsecured debt if the Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, is not greater than the Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, immediately prior to such incurrence; provided, further, that such Permitted Acquisition Debt (I) shall not mature earlier than the Term Loan Maturity Date (other than Extendable Bridge Loans/Interim Debt) and (II) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans on the date of incurrence of such Indebtedness (other than Extendable Bridge Loans/Interim Debt); provided, further, that the aggregate principal amount at any time outstanding of Permitted Acquisition Debt incurred by Restricted Subsidiaries that are not Guarantors, together with Permitted Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Guarantors and Permitted Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors, shall not exceed the Non-Guarantor Debt Cap; and

(ii) so long as not created in contemplation of such acquisition or investment, (I) Indebtedness or Disqualified Stock that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or investment (or other purchase of assets) and (II) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with, the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement;

(o) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(p) the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary supported by letters of credit or bank guarantees issued in connection herewith, any Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt or any Additional Letter of Credit Facility, in each case, in a principal amount not in excess of the maximum amount available to be drawn (not to exceed the applicable stated amount thereof) on such letters of credit or bank guarantees;

(q) (i) the incurrence of any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations (including guarantees) of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrower or such Restricted Subsidiary is permitted by this Agreement, or (ii) any co-issuance by the Borrower or any Restricted Subsidiary of any Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted by this Agreement; provided that in the case of any such incurrence of such a guarantee or co-issuance by (x) a Restricted Subsidiary that is not a Guarantor, the Indebtedness being guaranteed or co-issued by such Restricted Subsidiary would otherwise be permitted to be incurred by such Restricted Subsidiary pursuant to another clause of this Section 7.02 and (y) by a Loan Party for the benefit of a Restricted Subsidiary that is not a Guarantor, the Indebtedness being guaranteed or co-issued by such Loan Party would otherwise be permitted to be incurred by such Loan Party; provided, further, that to the extent such transaction constitutes an Investment, it is permitted under Section 7.05 or the definition of Permitted Investment (other than clause (10));

(r) the incurrence of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Company to the extent described in Section 7.05(2)(d);

(s) customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(t) the incurrence of (i) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries (including cash pooling and similar intercompany arrangements in respect of accounts held by Foreign Subsidiaries) and (ii) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;

(u) Indebtedness incurred by the Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(v) the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(w) (i) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by (i) Restricted Subsidiaries of the Borrower that are not Guarantors in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (w)(i), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $20.0 million and (II) 25.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) and (ii) the incurrence of Indebtedness by the Borrower or any Restricted Subsidiary in connection with any joint venture arrangements and similar binding arrangements, in each case, in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (w)(ii), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $15.0 million and (II) 20.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(x) the incurrence of Indebtedness by the Borrower or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of “Cash Management Services”;

(y) Qualified Securitization Facilities and, to the extent constituting Indebtedness, Receivables Financing Transactions in an aggregate principal amount not to exceed the greater of (I) $15.0 million and (II) 20.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(z) guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(aa) the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(bb) the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Borrower or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(cc) the incurrence of Indebtedness arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business or consistent with industry practice not to exceed the greater of (I) $7.5 million and (II) 10% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(dd) (i) Credit Agreement Refinancing Indebtedness and (ii) Permitted Incremental Equivalent Debt;

(ee) [reserved];

(ff) [reserved];

(gg) Indebtedness in respect of aircraft and equipment related financing in an aggregate principal amount not to exceed $60,000,000 at any time outstanding (together with any amounts incurred under any Aircraft Trust Arrangement);

(hh) Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding, together with any Refinancing Indebtedness with respect thereof (excluding any Incremental Amounts), not to exceed the greater of (i) $7.5 million and (ii) 10.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(ii) Indebtedness among Holdings, the Borrower and its Restricted Subsidiaries incurred in connection with any Permitted Reorganization; and

(jj) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (jj) above.

(3) For purposes of determining compliance with this Section 7.02:

(a) the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and

(b) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to Section 7.02(1) or clauses (c), (d), (l), (m), (n), (w), (y), (dd), (gg), (hh) and (ii) of Section 7.02(2) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (including an amount equal to any unutilized commitments being refinanced, extended, replaced, refunded, renewed or defeased (only to the extent the committed amount (i) was in effect on the Closing Date or established pursuant to an amendment to this Agreement, (ii) could have been incurred on the date such commitments were established and was deemed incurred at such time or (iii) could have been incurred on the date of such refinancing, extension, replacement, refunding, renewal or defeasance) to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (a) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (b) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (including an amount equal to any unutilized commitments being refinanced, extended, replaced, refunded, renewed or defeased (only to the extent the committed amount (i) was in effect on the Closing Date or established pursuant to an amendment to this Agreement, (ii) could have been incurred on the date such commitments were established and was deemed incurred at such time or (iii) could have been incurred on the date of such refinancing, extension, replacement, refunding, renewal or defeasance) to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower or Holdings, as applicable, dated such date prepared in accordance with GAAP.

SECTION 7.03 Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person (other than as part of the Transactions), except that:

(1) Holdings or any Restricted Subsidiary may merge, amalgamate or consolidate with the Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that:

(a) the Borrower shall be the continuing or surviving Person,

(b) such merger, amalgamation or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; and

(c) in the case of a merger, amalgamation or consolidation of Holdings with and into the Borrower,

(i) Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement,

(ii) Holdings shall have no direct Subsidiaries at the time of such merger, amalgamation or consolidation other than the Borrower,

(iii) no Event of Default exists at such time or after giving effect to such transaction, and

(iv) after giving effect to such transaction, a direct parent of the Borrower will (I) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and (II) pledge 100.0% of the Equity Interests of the Borrower held by such direct parent to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent and the Borrower;

(2) (a) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party;

(b) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is a Loan Party; provided that a Loan Party shall be the continuing or surviving Person;

(c) any merger or amalgamation the sole purpose of which is to reincorporate or reorganize a Loan Party or Restricted Subsidiary in another jurisdiction in the United States or, in the case of a Restricted Subsidiary that is not a Loan Party, a Qualifying Jurisdiction, will be permitted; and

(d) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided that in the case of clause (d), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;

(3) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary;

(4) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, the Borrower may merge, amalgamate or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) the Borrower shall be the continuing or surviving Person or (b) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(i) the Successor Borrower will:

(I) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(II) expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and

(III) deliver to the Administrative Agent (A) an Officer’s Certificate stating that such merger, amalgamation or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (B) an Opinion of Counsel, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

(ii) substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),

(I) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement), and

(II) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder, and

(iii) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least three (3) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower (including, if the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Successor Borrower) required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and in the case of the disposition of all or substantially all assets, the original Borrower will be released;

(5) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Holdings may merge, amalgamate or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) Holdings will be the continuing or surviving Person or (b) if:

(i) the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings,

(ii) Holdings is not the Person into which the applicable Person has been liquidated, or

(iii) in connection with a disposition of all or substantially all of Holding’s assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then, in each case:

(A) the Successor Holdings will:

(I) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(II) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower,

(III) pledge 100.0% of the Equity Interests of the Borrower held by such Successor Holdings to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower,

(IV) if requested by the Administrative Agent, deliver, or cause the Borrower to deliver, to the Administrative Agent (A) an Officer’s Certificate stating that such merger, amalgamation or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (B) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent; and

(B) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least three (3) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and in the case of the disposition of all or substantially all assets, the original Holdings will be released;

(6) any Restricted Subsidiary may merge, amalgamate or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Reorganization, a Permitted Investment or other Investment permitted pursuant to Section 7.05;

(7) a merger, amalgamation, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 or a disposition that does not constitute any Asset Sale (other than a transaction described in clause (b) of the definition of “Asset Sale”) shall be permitted; and

(8) the Borrower, Holdings and any Restricted Subsidiary may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Person, the laws of a jurisdiction in the United States or, in the case of Restricted Subsidiaries that are not Loan Parties, another Qualifying Jurisdiction and (b) change its name.

SECTION 7.04 Asset Sales. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) with respect to any Asset Sale pursuant to this Section 7.04 for a purchase price in excess of the greater of (x) $10.0 million and (y) 15.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), at least 75.0% of the consideration for such Asset Sale, received by the Borrower or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(a) any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or a Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or a Restricted Subsidiary);

(b) any securities, notes or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(c) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $20.0 million and (ii) 25.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value; or

Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale.

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding the foregoing, the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Asset Sale or other transfer (other than by way of non-exclusive licenses) of Material Intellectual Property (x) from the Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary or (y) from a Loan Party to a Restricted Subsidiary that is not a Loan Party.

SECTION 7.05 Restricted Payments.

(1) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to:

(w) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i) dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower, a Restricted Subsidiary or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary;

(y) make any voluntary principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Junior Indebtedness with an aggregate outstanding principal amount in excess of the greater of (i) $15.0 million and (ii) 20.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), other than:

(i) intercompany Indebtedness (including Indebtedness permitted under clauses (g), (h) and (i) of Section 7.02(2)); or

(ii) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Junior Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(z) make any Restricted Investment;

(all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(a) in the case of a Restricted Payment utilizing clause (1)(b)(i) below, no Event of Default under Section 8.01(1) or Section 8.01(6) will have occurred and be continuing or would occur as a consequence thereof;

(b) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Borrower and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 7.05(2) other than clause (a) thereof), is less than the sum of (without duplication):

(i) 50.0% of the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 1, 2026 to the end of the most recently ended fiscal quarter for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) preceding such Restricted Payment (provided that this amount shall in no event be less than $0); plus

(ii) 100.0% of the aggregate Net Proceeds and the fair market value of marketable securities or other property received by the Borrower and its Restricted Subsidiaries since the Closing Date (other than Net Proceeds to the extent such Net Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(l)(i)) from the issue or sale of:

(I) Equity Interests of the Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(A) Equity Interests to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferees thereof) of the Borrower, its Subsidiaries or any Parent Company after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(2)(d); and

(B) [reserved]; and

(II) Equity Interests of Parent Companies, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(2)(d));

provided that this clause (ii) will not include the proceeds from (1) any exercise of the cure right set forth in Section 8.04, (2) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(2)(b) below, (3) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (4) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (5) Excluded Contributions; plus

(iii) 100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to the Borrower or its Subsidiaries for cancellation) or that becomes part of the capital of the Borrower through consolidation, amalgamation or merger following the Closing Date, in each case, not involving cash consideration payable by the Borrower on account of such consolidation, amalgamation or merger (other than (I) Net Proceeds of any exercise of the cure right set forth in Section 8.04, (II) Net Proceeds to the extent such Net Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(l)(i), (III) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (IV) Excluded Contributions); plus

(iv) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(I) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or other returns on investments from, Restricted Investments made by the Borrower or its Restricted Subsidiaries (including distributions and interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries (other than by the Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof);

(II) the sale (other than to the Borrower or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof) (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment); or

(III) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a Dollar-denominated or ratio based Basket (to the extent in excess of the original amount of the Investment); plus

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(vi) 100.0% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire, or retire for value any Junior Indebtedness pursuant to clause (2)(m) below); plus

(vii) the greater of (i) $30.0 million and (ii) 40.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); plus

(viii) 100.0% of the aggregate original principal amount or liquidation preference, as applicable, of Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary (in each case, including related accrued interest), that has been converted into or exchanged for Equity Interests of the Borrower or any Parent Company; provided that this clause (viii) will not include any conversions or exchanges for (1) Equity Interests issued as part of the cure right set forth in Section 8.04, (2) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(2)(b) below, (3) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (4) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (5) Excluded Contributions.

(2) The provisions of Section 7.05(1) will not prohibit:

(a) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.05;

(b) (i) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (I) any Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or (II) Junior Indebtedness, in each case, made (A) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Borrower or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Borrower) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) within 180 days of such sale or issuance,

(ii) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any Restricted Subsidiary) of Refunding Capital Stock made within 180 days of such sale or issuance, and

(iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower was permitted under clause (f)(i) or (ii) of this Section 7.05(2), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(c) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(i) Junior Indebtedness of the Borrower or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Junior Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary within 120 days of such sale, issuance or incurrence,

(ii) Disqualified Stock of the Borrower or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Junior Indebtedness of the Borrower or any Restricted Subsidiary, made within 120 days of such sale, issuance or incurrence,

(iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02, and

(iv) Junior Indebtedness of the Borrower or any Restricted Subsidiary made by exchange for, or out of the proceeds of the issuance or incurrence of, any Junior Indebtedness or Disqualified Stock permitted pursuant to Section 7.02 within 180 days of such sale, issuance or incurrence, and

(v) any Junior Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness in an aggregate amount not to exceed the greater of (1) $8.0 million and (2) 10.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(d) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (d) does not exceed $7.5 million in any calendar year with unused amounts being carried over to the immediately succeeding calendar year; provided, further, that each of the amounts in any calendar year under this clause (d) may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or any Excluded Contribution) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (b) of Section 7.05(1); plus

(ii) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(iii) the cash proceeds of life insurance policies received by the Borrower or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Borrower) after the Closing Date; minus

(iv) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i), (ii) and (iii) of this clause (d);

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i), (ii) and (iii) above in any calendar year; provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(e) [reserved];

(f) [reserved];

(g) (i) the payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any Restricted Subsidiary or any Parent Company,

(ii) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes, and

(iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(h) the declaration and payment of dividends on the Borrower’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such Parent Company’s common equity), following the first public offering of the Borrower’s common equity or the common equity of any Parent Company on or after the Closing Date, in an amount not to exceed the sum of (i) 7.00% per annum of the Net Proceeds received by or contributed to the Borrower and its Restricted Subsidiaries in or from any such public offering, other than public offerings with respect to the Borrower’s or such Parent Company’s common equity registered on Form S-4 or Form S-8, and (ii) an aggregate amount per annum not to exceed 7.00% of Market Capitalization;

(i) Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions, or Investments made in exchange for or using as consideration Investments previously made as Excluded Contributions under this clause (i);

(j) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, (i) Restricted Payments of the type described in Section 7.05(1)(w) and (1)(x) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (j)(i) not to exceed (as of the date any such Restricted Payment is made) the greater of (A) $22.5 million and (B) 30.0% of

Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) minus amounts relocated under the General RP Basket Reallocated Amount; provided that if this clause (j)(i) is utilized to make a Restricted Investment or a Permitted Investment, the amount deemed to be utilized under this clause (j)(i) will be the amount of such Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investments”) and (ii) Restricted Payments of the type described in Section 7.05(1)(y) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (j)(ii) not to exceed (as of the date any such Restricted Payment is made) the greater of (A) $22.5 million and (B) 30.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) plus unused amounts available under the General RP Basket Reallocated amount minus amounts reallocated under the General RDP Basket Reallocated Amount;

(k) [Reserved];

(l) any Restricted Payment made (i) in respect of working capital adjustments or purchase price adjustments and any other payment required pursuant to Permitted Acquisition or other permitted Investments and (ii) in order to satisfy indemnity and other similar obligations under any Permitted Acquisition or other permitted Investments;

(m) the repurchase, redemption, defeasance, acquisition or retirement for value of any Junior Indebtedness from Excluded Proceeds (except to the extent utilized to make Restricted Payments pursuant to Section 7.05(1)(b)(vi));

(n) the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Company in amounts required for any Parent Company to pay in each case without duplication:

(i) franchise, excise and similar Taxes and other fees and expenses, required, in each case, to maintain their corporate or other legal existence;

(ii) with respect to any taxable period (or portion thereof) for which Holdings, the Borrower or any of its Subsidiaries are treated as flow-through entities (or entities disregarded as separate from a member) for tax purposes, distributions in an amount to permit ATSH to make distributions in the amount described in Section 4.1(a) of the ATSH Amended and Restated Limited Liability Company Agreement (provided any amendments to Section 4.1(a) of the ATSH Amended and Restated LLC Agreement that materially increase the payments required to be made under such section after the date hereof, shall be ignored for purposes of calculating Permitted Tax Distributions under this Section 7.05(2)(n)(ii));

(iii) without duplication of clause (ii), distributions to Ultimate Parent in an amount equal to the amount of payments required to be made by Ultimate Parent pursuant to the tax receivable agreement, as and when such payments are required to be made pursuant to the tax receivable agreement (provided any amendments to such tax receivable agreement that materially increase the payments required to be made under such agreement after the date hereof, shall be ignored for purposes of calculating permitted distributions under this clause 7.05(2)(n)(iii)) (the amounts in clause (i) or (ii), “Permitted Tax Distributions”);

(iv) salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company, and any payroll, social security or similar Taxes thereof;

(v) general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;

(vi) (I) Public Company Costs and (II) fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);

(vii) amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 6.15 (other than clause (b)(i) thereof);

(viii) interest, principal and other payments on Indebtedness (x) the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary or (y) that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 7.02; and

(ix) to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 7.05 if made by the Borrower; provided that:

(I) such Restricted Payment must be made within 180 days of the closing of such Investment, acquisition or investment,

(II) such Parent Company must, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or a Restricted Subsidiary or (B) the merger, amalgamation, consolidation or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.03) in order to consummate such Investment, acquisition or investment,

(III) such Parent Company and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement,

(IV) any property received by the Borrower may not increase amounts available for Restricted Payments pursuant to clause (b) of Section 7.05(1), and

(V) to the extent constituting an Investment, such Investment will be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 7.05 (other than pursuant to clause (i) of this Section 7.05(2)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(o) any Restricted Payment (i) to consummate a Permitted Reorganization or (ii) reasonably necessary to consummate the Transactions and the fees and expenses related thereto or owed to any Affiliate(s);

(p) cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company;

(q) (i) Restricted Payments of the type described in clauses (w) and (x) of the definition thereof contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, (I) no Event of Default has occurred and is continuing or would immediately result therefrom and (II) the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 2.50 to 1.00 and (ii) Restricted Payments of the type described in clause (y) of the definition thereof contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, (I) no Event of Default has occurred and is continuing or would immediately result therefrom and (II) the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 2.50 to 1.00;

(r) Restricted Payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or such Restricted Subsidiary because such payments (i) would not otherwise be Restricted Payments and (ii) would be permitted by Section 6.15;

(s) Restricted Payments to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(t) the payment of dividends, other distributions and other amounts by the Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest, principal or other payments (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Borrower or any Restricted Subsidiary; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Borrower for the incurrence of such Indebtedness;

(u) [reserved];

(v) [reserved];

(w) the refinancing of any Junior Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness; and

(x) Restricted Payments to satisfy additional Taxes, costs and expenses of the Borrower and its Subsidiaries’ Affiliates and direct and indirect holders of Equity Interests in the Borrower that are payable as a result of any actual repatriation described in Section 2.05(2)(g).

For purposes of clauses (g) and (n) above, Taxes will include all interest and penalties with respect thereto and all additions thereto.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement.

Notwithstanding the foregoing, the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Restricted Payment (including any Investment) or other transfer (other than by way of non-exclusive licenses) of Material Intellectual Property (A) from the Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary or (B) from a Loan Party to a Restricted Subsidiary that is not a Loan Party.

Notwithstanding anything herein to the contrary, the Borrower and its Restricted Subsidiaries may not make any transfers (including by way of investment, restricted payment, disposition, designation or other transfer) to any Unrestricted Subsidiary in reliance on any baskets or other exceptions under this Agreement or any other Loan Document except for Investments made pursuant to clause (23) of the definition of “Permitted Investments”.

SECTION 7.06 [Reserved].

SECTION 7.07 Burdensome Agreements.

(1) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (d), that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (d), that is a Subsidiary Guarantor) to:

(a) (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(ii) pay any Indebtedness owed to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(b) make loans or advances to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(c) sell, lease or transfer any of its properties or assets to the Borrower or to any Restricted Subsidiary that is a Guarantor; or

(d) with respect to (i) any Subsidiary Guarantor (and, solely to the extent this clause (d)(i) relates to Hedging Obligations of Restricted Subsidiaries, the Borrower), Guaranty the Obligations or (ii) the Borrower or any Subsidiary Guarantor, create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(2) Section 7.07(1) will not apply to any encumbrances or restrictions existing under or by reason of:

(a) encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and any Hedge Agreements, Hedging Obligations and the related documentation;

(b) encumbrances or restrictions pursuant to any Additional Letter of Credit Facility and the related documentation;

(c) Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clauses (1)(c) and (1)(d)(ii) above on the property so acquired;

(d) applicable Law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(f) contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Liens permitted by Section 7.01 or any applicable Intercreditor Agreement;

(h) provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;

(i) provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business or consistent with industry practice;

(j) leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(k) restrictions created in connection with any Qualified Securitization Facility or Receivables Financing Transaction that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility or Receivables Financing Transaction;

(l) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(m) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(n) customary provisions restricting assignment of any agreement;

(o) restrictions arising in connection with cash or other deposits permitted under Section 7.01;

(p) any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Borrower or any Restricted Subsidiary than (A) the restrictions contained in the Loan Documents as of the Closing Date or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to the Borrower or that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case, in the good faith judgement of the Borrower;

(q) (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 7.02 and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice;

(r) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.07;

(s) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(t) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, taken as a whole, not materially more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(u) any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(v) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 7.02 is incurred.

SECTION 7.08 Fiscal Year. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any change in its fiscal year; provided, however, that (i) the Borrower may, upon written notice to the Administrative Agent, change its fiscal year and (ii) any Restricted Subsidiary may, upon written notice to the Administrative Agent by the Borrower, change its fiscal year to conform to the fiscal year of the Borrower, and, in each case, notwithstanding anything in Section 10.01 to the contrary, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year. Notwithstanding anything herein to the contrary, no Restricted Subsidiary shall be required to have the same fiscal year as the Borrower, Holdings or any other Restricted Subsidiary.

SECTION 7.09 Holdings.

(1) Holdings shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event:

(a) its ownership of the Equity Interests of the Borrower and its other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,

(b) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and Taxes relating to such maintenance) and the payment of any Permitted Tax Distributions pursuant to Section 7.05,

(c) the performance of its obligations with respect to the Transactions, the Loan Documents and any other documents governing Indebtedness or guarantees,

(d) any public offering of its common equity or any other issuance, registration or sale of its Equity Interests,

(e) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries,

(f) if applicable, participating in Tax, accounting and other administrative matters on behalf of itself or as a member of any Tax Group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,

(g) holding any cash or property (but not operating any property),

(h) providing indemnification to officers and directors,

(i) merging, amalgamating or consolidating with or into any Person (in compliance with Section 7.03),

(j) repurchases of Indebtedness, including through open market purchases (including pursuant to privately negotiated transactions) and Dutch auctions,

(k) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,

(l) any transaction with the Borrower and/or any Restricted Subsidiary to the extent permitted under this Article VII, and

(m) any activities incidental or reasonably related to the foregoing.

SECTION 7.10 Financial Covenants. The Borrower and each of the Restricted Subsidiaries covenant and agree that:

(1) The Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Test Period, commencing with the Test Period ending September 30, 2026, to be greater than 3.50 to 1.00 (the “Leverage Test”); provided that after June 30, 2029, the Total Net Leverage Ratio as of the last day of any Test Period shall not be greater than 3.00: 1.00; provided, further, that during any Leverage Increase Period, the Leverage Test shall increase by 0.50 (in each case, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(1) and Section 6.01(2) for such Test Period).

(2) The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Test Period, commencing with the Test Period ending September 30, 2026, to be less than 3.00 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(1) and Section 6.01(2) for such Test Period).

Article VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:

(1) Non-Payment. The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan, (b) within five (5) Business Days after the same becomes due, any interest on any Loan or (c) within ten (10) Business Days after the same becomes due, any other amount payable hereunder or with respect to any other Loan Document; or

(2) Specific Covenants. The Borrower or any Restricted Subsidiary or, in the case of Section 7.09, Holdings fails to perform or observe any term, covenant or agreement contained in Section 6.03(1), 6.05(1) (solely with respect to the Borrower, other than in a transaction permitted under Section 7.03 or 7.04) or Article VII; provided that the Borrower’s failure to comply with a Financial Covenant (a “Financial Covenant Event of Default”) shall not constitute an Event of Default until the Cure Expiration Date; or

(3) Other Defaults. Holdings, the Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) consecutive days after receipt by the Borrower of written notice thereof from the Administrative Agent (or, with respect to the covenants in Sections 6.01(1), 6.01(2) and 6.02(1), such failure continues for thirty (30) consecutive days after the financial statements and the related Compliance Certificate described therein were required to have been delivered); or

(4) Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein or in any other Loan Document, Committed Loan Notice or certificate of a Responsible Officer expressly required to be delivered hereunder shall be untrue in any material respect when made or deemed made and, in each case (other than clause (i)(B) above), for the failure of any representation or warranty or certification that is capable of being cured (as determined in good faith by the Borrower), such incorrect representation, warranty or certification shall remain incorrect for a period of thirty (30) consecutive days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(5) Cross-Default. The Borrower or any Restricted Subsidiary (a) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) in excess of the Threshold Amount, or (b) fails to observe or perform any other agreement or condition related to such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by the Borrower or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that (i) any such failure under clause (a) or (b) above (x) shall only constitute an Event of Default hereunder if such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (y) for the avoidance of doubt, shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable, to such failure remains in effect and (ii) this clause (5) shall not apply to (x) Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that any failure to comply with a financial covenant in respect of such Indebtedness shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the applicable holders of such Indebtedness have actually terminated all commitments thereunder and declared all obligations thereunder to be immediately due and payable (and only if such applicable holders have not rescinded such termination and declaration); or

(6) Insolvency Proceedings, etc. Except with respect to any dissolution or liquidation of a Restricted Subsidiary expressly permitted by Section 7.03 in connection with the consummation of a Permitted Reorganization, Holdings, the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(7) Judgments. There is entered against Holdings, the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final non-appealable judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount, and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnifying party has been notified of such judgment or order and the applicable insurance company or indemnifying party has not denied coverage thereof); or

(8) ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, (b) the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, or (c) with respect to a Foreign Plan, a termination, withdrawal or non-compliance with applicable Law or plan terms occurs, except, with respect to each of the foregoing clauses of this Section 8.01(8), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(9) Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason (other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender or (c) due to the satisfaction in full of the Termination Conditions) ceases to be in full force and effect, or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than (i) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04) or (ii) as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions; or

(10) Collateral Documents. (a) Any Lien purported to be created by any material Collateral Document with respect to a material portion of the Collateral shall cease to be, or (b) any Lien purported to be created by any material Collateral Document with respect to a material portion of the Collateral shall be asserted in writing by any Loan Party (prior to the satisfaction of the Termination Conditions) not to be, a valid and perfected Lien with the priority required by such Collateral Document (or other security purported to be created on the applicable Collateral) on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01 except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain control of Collateral or possession of Collateral actually delivered to it and pledged under the Collateral Documents; or

(11) Change of Control. There occurs any Change of Control;

provided, that any Event of Default under the Loan Documents, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” (and shall be deemed to be “cured”) (x) if the events, acts or conditions that gave rise to such event of default have been have remedied or cured (including by payment, notice, taking any action or omitting to take or any action (for the avoidance of), or if such events, acts or conditions have ceased to exist and the Loan Parties are otherwise in compliance with the Loan Documents) and (y) with respect to any Default or Event of Default that occurs due to the taking of any action by Holdings or any of its Restricted Subsidiaries that is not then permitted, on the earlier to occur of (A) the date such action would be permitted to be taken pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided, that the foregoing shall not be applicable with respect to any Default or Event of Default if any of Holdings, a Borrower or a Restricted Subsidiary has actual knowledge of such Default or Event of Default and willfully and knowingly fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents;

provided, further, that no Default or Event of Default (each, an “Initial Default”) shall be deemed “cured” pursuant to either of the prior two provisos (i) (x) if the Administrative Agent has commenced any remedial action pursuant to Section 8.02 or (y) if such “cure” results in material impairment of the rights and remedies of the Lenders or the Administrative Agent with respect to any Default or Event of Default other than the Initial Default, (ii) in the case of an Event of Default (x) due to failure to observe or perform the obligations under Section 6.13 or Section 6.16 or (y) under Section 8.01(10)(b) or (11), or (iii) in the case of an Event of Default due to failure to observe or perform the obligations under Section 7.10 (which, for the avoidance of doubt, may be cured in accordance with Section 8.04). Any court of competent jurisdiction may (x) extend or stay any grace period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by any Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable Laws.

SECTION 8.02 Remedies upon Event of Default. Subject to Section 8.04, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(1) declare the Commitments of each Lender and any obligation of the Issuing Banks to make L/C Credit Extensions and the Swing Line Lender to make Swing Line Loans to be terminated, whereupon such Commitments and obligation will be terminated;

(2) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under any Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(3) require that the Borrower Cash Collateralize the then outstanding Letters of Credit (in an amount equal to the then Outstanding Amount thereof); and

(4) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(6) with respect to the Borrower or the actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender and any obligation of the Issuing Banks to issue Letters of Credit and any obligation of the Swing Line Lender to make Swing Line Loans, will automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid will automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in clause (a) of the proviso to Section 8.02), subject to any Intercreditor Agreement then in effect, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III, and other than obligations under Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), the Obligations under Secured Hedge Agreements and Cash Management Obligations under Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(3), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, will be paid to the Borrower.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

SECTION 8.04 Right to Cure.

(1) Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, but subject to Sections 8.04(2) and (3), for the purpose of determining whether an Event of Default under any Financial Covenant has occurred, the Borrower may on one or more occasions designate any portion of the Net Proceeds from any Permitted Equity Issuance or of any contribution to the common equity capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) received since the beginning of the applicable fiscal quarter (the “Cure Amount”) as an increase to Consolidated EBITDA of the Borrower for the applicable fiscal quarter; provided that:

(a) such amounts to be designated are actually received by the Borrower on or prior to the fifteenth (15th) Business Day after the date on which the Compliance Certificate is required to be delivered with respect to such applicable fiscal quarter pursuant to Section 6.02(1) (the “Cure Expiration Date”),

(b) such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the applicable Financial Covenant as of such date, and

(c) the Borrower will have provided notice to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the applicable Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter will be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter (it being understood, for the avoidance of doubt, that Consolidated EBITDA will be increased by the Cure Amount during such applicable Test Period for purposes of determining compliance with each Financial Covenant even if the Cure Right in this Section 8.04 is exercised for only one of the covenants in Section 7.10(1) or Section7.10(2)). The parties hereby acknowledge that this Section 8.04(1) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenants (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter in which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence, but may result in such adjustments in subsequent fiscal quarters. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (x) upon designation of the Cure Amount by the Borrower in an amount necessary to cure any Event of Default under the applicable Financial Covenant, such Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with such Financial Covenant, and any Event of Default under such Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, (y) until the Cure Expiration Date, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under such Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated and (z) no Lender or Issuing Bank shall be required to (but in its sole discretion may) make any Revolving Loan or issue or amend any Letter of Credit unless and until the Cure Amount is actually received.

(2) In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(1) is exercised.

(3) There shall be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(1) are exercised during the term of the Facilities.

Article IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent.

(1) Each Lender and Issuing Bank hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.01, 9.07, 9.11, 9.12, 9.13, 9.14, 9.15 and 9.16) are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Bank and no Loan Party shall have rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent hereby represents and warrants that it is either (a) a U.S. Person and that it will comply with its “obligation to withhold”, each within the meaning of U.S. Treasury Regulations Section 1.1441-1, or (b) a Withholding U.S. Branch.

(2) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X with respect to the Administrative Agent (including Sections 10.04 and 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement or other intercreditor or subordination agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(3) (a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, the Issuing Bank and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(I) such Lender is not using Plan Assets of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(II) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(III) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(IV) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (I) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (IV) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, the Issuing Bank and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers, the Issuing Banks or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(1) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(2) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(3) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(4) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank;

(5) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders; and

(6) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliated Lender.

SECTION 9.04 Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 9.05 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective Pro Rata Shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Joint Lead Arranger or Joint Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 9.11 Resignation by the Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or the Administrative Agent has exercised its rights under Section 10.08, the Borrower may remove the Administrative Agent from such role upon thirty (30) days’ notice to the Lenders (the date of such removal, the “Removal Effective Date”). Upon receipt of any such notice of resignation (or removal by the Borrower pursuant to the preceding sentence), the Required Lenders shall have the right, with the consent of the Borrower at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Borrower); provided that (i) in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution and (ii) if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. Notwithstanding anything to the contrary in this Agreement, no successor Administrative Agent shall be appointed unless such successor Administrative Agent represents and warrants that it is (a) a “U.S. person” and that it will comply with its “obligation to withhold,” each within the meaning of U.S. Treasury Regulations Section 1.1441-1, or (b) a Withholding U.S. Branch.

(b) [Reserved].

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(6) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.11 shall also constitute its resignation as an Issuing Bank and a Swing Line Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.01(1). If Bank of America resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(3). Upon the appointment by the Borrower of a successor Issuing Bank or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as applicable, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.12 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.13, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Banks irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to take the actions to be taken by them as set forth in Sections 7.04 and 10.24.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or the Required Facility Lenders, as applicable, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders or the Required Facility Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, Section 7.04 and Section 10.24, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12, Section 7.04 and Section 10.24.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.13 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.03 2.09 and 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the

Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of the first proviso to Section 10.01(1) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.14 Appointment of Supplemental Administrative Agents.

(1) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent reasonably deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional institution selected by the Administrative Agent in its reasonable discretion, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(2) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (a) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (b) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.15 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Intercreditor Agreement or other intercreditor or subordination agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement or other intercreditor or subordination agreement is binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements or other intercreditor or subordination agreement, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements or other intercreditor or subordination agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement, subordination agreement or any amendment (or amendment and restatement) to the Collateral Documents or any Intercreditor Agreement, intercreditor agreement or subordination agreement contemplated hereunder (including any such amendment (or amendment and restatement) of any intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured on a junior lien or pari passu basis to the Obligations).

In addition, each Secured Party hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into (a) any amendments, modifications and/or waivers to any Intercreditor Agreements, and (b) any other intercreditor or subordination arrangements, in the case of the clauses (a) and (b) above to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement (including any such amendment (or amendment and restatement) of any intercreditor agreement or subordination agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured on a junior lien or pari passu basis to the Obligations). Each Secured Party acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Debt Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto or any Intercreditor Agreement or other intercreditor agreement or subordination agreement then in effect. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.16 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.17 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (a) any Non-Excluded Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(5) relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.18 Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Article X

Miscellaneous

SECTION 10.01 Amendments, etc.

(1) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clause (h) or (i) below (in the case of clause (i), to the extent permitted by Section 2.14), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable (and not the Required Lenders) and (y) with respect to any amendment or waiver contemplated in clause (a), (b), (c), or (k) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, with notice of any such amendment or waiver provided to the Administrative Agent promptly upon execution thereof; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender holding such Commitment (it being understood that a waiver (or amendment to the terms thereof) of any condition precedent set forth in Section 4.01, 4.02 or 4.03 or the waiver of any Default, Event of Default, obligation to pay interest at the Default Rate, mandatory prepayment of Loans or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(2)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such directly and adversely affected Lender, it being understood that none of the following will constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of principal, interest, fees or premiums: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory reduction of Commitments, (ii) the waiver of any Default or Event of Default, any obligation to pay interest at the Default Rate or any “most favored nations” pricing provision (or amendment to the terms of such “most favored nations” pricing provision (if any)), (iii) any change to the definition of “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Interest Coverage Ratio” or, in each case, in the component definitions thereof, or (iv) extensions for administrative convenience as approved by the Administrative Agent;

(c) except as contemplated by Section 3.03, reduce the principal of, or the rate of interest specified herein on, or change the currency of, any Loan or Unreimbursed Amount, or any fees or other amounts payable hereunder or under any other Loan Document to any directly and adversely affected Lender without the written consent of such Lender, it being understood that none of the following will constitute a reduction in any rate of interest or any fees: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory reduction of the Commitments, (ii) the waiver of (or amendment to the terms of) any “most favored nations” pricing provision, (iii) the waiver of any Default or Event of Default and (iv) any change to the definition of “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Interest Coverage Ratio,” or, in each case, in the component definitions thereof; provided that only the consent of (A) the Required Lenders shall be necessary to amend the definition of “Default Rate”, (B) the Required Lenders or, with respect to any Default Rate payable in respect of the Revolving Facility, the Required Facility Lenders under the Closing Date Revolving Facility, shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate and (C) the Swing Line Lender shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate payable in respect of the Swing Line Facility;

(d) except as contemplated by clause (III) in the second proviso immediately succeeding Section 10.01(1)(k), change (i) any provision of this Section 10.01, (ii) the definition of “Required Lenders” or “Required Facility Lenders” or (iii) any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents in a manner that would reduce such number of Lenders or portion of the Loans or Commitments required to take such action under the Loan Documents, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Collateral in any transaction or series of related transactions without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty without the written consent of each Lender;

(g) (i) contractually subordinate any of the Obligations in right of payment to any other Indebtedness for borrowed money or (ii) contractually subordinate the Liens on all or substantially all of the Collateral securing the Obligations to Liens on all or substantially all of the Collateral securing any other Indebtedness for borrowed money (any such other Indebtedness for borrowed money, to which such Obligations or such Liens securing any of the Obligations, as applicable, are contractually subordinated, “Senior Indebtedness”), in either the case of clause (i) or (ii), unless each directly and adversely affected Lender shall have been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are directly and adversely affected thereby held by each Lender as compared to the total amount of Obligations that are secured by a Lien on the Collateral on a pari passu basis with the Obligations) of the Senior Indebtedness on the same terms (other than bona fide backstop fees, arrangement fees, structuring fees and similar fees and reimbursement of Attorney Costs and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness (it being understood that this clause (g) shall not (A) override the permission for (x) Liens expressly permitted by Section 7.01 of this Agreement as in effect on the Closing Date or (y) Indebtedness expressly permitted by Section 7.03 of this Agreement as in effect on the Closing Date or (B) apply to the incurrence of “debtor-in-possession” financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions));

(h) amend, waive or otherwise modify any of the conditions set forth in Section 4.02 as to any Credit Extension after the Closing Date under the applicable Revolving Facility, in each case, without the written consent of the Required Facility Lenders under the applicable Revolving Facility or Facilities with respect to Revolving Commitments (such Required Facility Lenders shall consent together as one Facility); provided, however, that the amendments, waivers and other modifications described in this clause (h) shall not require the consent of the Required Lenders or any other Lenders other than the Required Facility Lenders under the applicable Revolving Facility or Facilities;

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding (subject to the requirements of Section 2.14 and Section 4.03) with respect to Delayed Draw Term Loans, Incremental Term Loans and Incremental Revolving Commitments, but excluding the rate of interest applicable thereto which shall be subject to clause (c) above) which directly and adversely affects Lenders of one or more Delayed Draw Term Loans, Incremental Term Loans or Incremental Revolving Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Delayed Draw Term Loan Facility, Incremental Term Loans or Incremental Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, no amendments or waivers described in this clause (i) shall require the consent of the Required Lenders or any other Lenders and shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments, including to the extent such amendment or waiver includes provisions that benefit the Lenders under any other Facility and are not adverse to such other Lenders (subject to any consent of the Administrative Agent required under Section 2.14);

(j) amend, waive or otherwise modify the definition of “Pro Rata Share”, Section 2.13 or Section 8.03 without the consent of each Lender directly and adversely affected thereby;

provided that:

(i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, directly and adversely affect the rights or duties of such Issuing Bank under this Agreement or any Issuing Bank Document relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to (x) adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the applicable Issuing Bank and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby and (y) increase the L/C Sublimit with only the written consent of the Issuing Banks and the Borrower;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, directly and adversely affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Swing Line Lender and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, are not adversely affected thereby;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and

(iv) Section 10.07(7) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

provided, further, that notwithstanding the foregoing:

(I) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each directly and adversely affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(II) no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement in connection with joinders and supplements; provided, further, that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(III) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans, the Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Required Facility Lenders;

(IV) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(V) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, effect changes to this Agreement that are necessary and appropriate to effect the offering process set forth in Section 2.05(1)(e); and

(VI) notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by the Borrower or any Restricted Subsidiary therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any Loan Document, any Lender (or any Affiliate of such Person (provided that for purposes of this clause (VI), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the Sponsor or other equityholders of such Person)) (other than any Lender that is a Regulated Bank or any Revolving Lender as of the Closing Date (or its Affiliates)) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position on the date, if any, that such Lender consents to such amendment, modification or waiver or takes an action of the type specified in clause (B) or (C) above (such later date, the “date of determination”) with respect to any of the Loans or Commitments or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Restricted Subsidiaries on such date of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lender (including in any plan of reorganization)). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or any other Restricted Subsidiary or any instrument issued or guaranteed by the Borrower or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5.0% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions are functionally equivalent to transactions that offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrower or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5.0% of the components of such index. In connection with any amendment, modification or waiver of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank) will be deemed to have represented to the Borrower and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.

(2) In addition, notwithstanding anything to the contrary contained in this Section 10.01, this Agreement may be amended (each, a “Replacement Amendment”) with the written consent of the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that,

(a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Replaced Loans with such Replacement Loans and any other Incremental Amounts,

(b) the pricing, interest rate margins, fees, discounts, rate floors, currency and fees (including OID) applicable to the Replacement Loans shall be determined by the Borrower and the applicable lenders providing such Replacement Loans and shall be set forth in each applicable Replacement Amendment,

(c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Loans at the time of such refinancing, other than Extendable Bridge Loans/Interim Debt,

(d) all other terms (other than with respect to pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) applicable to such Replacement Loans shall either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Replacement Loans (as determined by the Borrower in good faith), (ii) if not otherwise consistent with the terms of such Replaced Loans, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Replaced Loans, except, in each case under this clause (ii), with respect to (I) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (II) as otherwise permitted by this Agreement or (iii) such terms as are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of the lenders of Replacement Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Closing Date Term Loans or the Delayed Draw Term Loans, as applicable),

(e) Replacement Loans shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, and

(f) in the case of Replacement Loans that are secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral.

Notwithstanding anything to the contrary in this Section 10.01, (x) each Replacement Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 10.01(2) (for the avoidance of doubt, this Section 10.01(2) shall supersede any other provisions in this Section 10.01 to the contrary), including to effect technical and corresponding amendments to this Agreement and the other Loan Documents, (y) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (y), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders and (z) in connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Applicable Rate and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment.

(3) In addition, notwithstanding anything to the contrary in this Section 10.01,

(a) the Guaranty, the Collateral Documents and related documents executed by Loan Parties in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, inconsistencies, mistakes or defects, (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein or therein) or (iv) to add terms that are beneficial to Lenders existing at the time of such amendment, and

(b) if the Administrative Agent and the Borrower shall have jointly identified an obvious error, mistake, ambiguity, incorrect cross-reference or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(1) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower or the Administrative Agent, any Issuing Bank or any Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2) Electronic Communication. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, any Swing Line Lender, any Issuing Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3) Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(4) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the fraud, gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(5) Change of Address. Each Loan Party, the Administrative Agent, each Issuing Bank and each Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Bank and each Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(6) Reliance by the Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.02 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Expenses; Indemnity; Damage Waiver.

(1) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (x) all Attorney Costs of a single counsel (and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and, in the case of any actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Lenders similarly situated taken as a whole, in each case, with the written consent of the Borrower) or any other counsel retained with the Borrower’s written consent (such consent not to be unreasonably withheld or delayed) and (y) fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented in writing to the retention or engagement of such Person), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) from and after the Closing Date, all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including all Attorney Costs of a single counsel (and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and, in the case of any actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Lenders similarly situated taken as a whole, in each case, with the written consent of the Borrower) or any other counsel retained with the Borrower’s written consent (such consent not to be unreasonably withheld or delayed)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(2) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct, bad faith or fraud of such Indemnitee or (y) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 10.04(2) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, (i) each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 10.04 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction by final an nonappealable judgment, (ii) the indemnification set forth in this Section 10.04 shall not apply to any settlement effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) no Loan Party that is a Foreign Subsidiary or a CFC Holdco shall be obligated to make any payments in respect of any amounts of a Loan Party.

(3) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(4) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(5) Payments. All amounts due under this Section 10.04 shall be payable not later than thirty days after receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

(6) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(6) shall survive the resignation of the Administrative Agent, the Issuing Banks and the Swing Line Lenders, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.05 [Reserved].

SECTION 10.06 Marshaling; Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.07 Successors and Assigns.

(1) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.03, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (a) to an assignee in accordance with the provisions of Section 10.07(2) (such an assignee, an “Eligible Assignee”) and (I) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, in accordance with the provisions of Section 10.07(8), (II) in the case of any Eligible Assignee that is Holdings, the Borrower or any Subsidiary of the Borrower, in accordance with the provisions of Section 10.07(12) or (III) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, in accordance with the provisions of Section 10.07(11), (b) by way of participation in accordance with the provisions of Section 10.07(4), (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(13), or (d) to an SPC in accordance with the provisions of Section 10.07(7) (and any other attempted assignment or transfer by any party hereto shall be null and void) (or in the case of any such attempted assignment or transfer to a Disqualified Institution shall be subject to the provisions set forth in the fourth sentence of the definition of “Lender”). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(4) and, to the extent expressly contemplated hereby, Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(2), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in subsection (2)(a)(i) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million, in the case of Term Loans, and not less than $5.0 million, in the case of Revolving Loans and Revolving Commitments, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing, the Borrower otherwise consents (in the case of an assignment of Term Loans, each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned (it being understood that assignments under separate Facilities shall not be required to be made on a pro rata basis).

(c) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(2)(a)(ii) and, in addition:

(i) the consent of the Borrower (in the case of any Class of Term Loans or Delayed Draw Term Loan Commitments, such consent not to be unreasonably withheld or delayed and in the case of any Class of Revolving Commitments and/or Revolving Loans, such consent in the sole discretion of the Borrower; provided that it shall not be unreasonable for the Borrower to withhold consent for any assignment of Term Loans with respect to any Person that is not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name or otherwise) shall be required unless (I) an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, (II) in respect of an assignment of all or a portion of the Term Loans only, such assignment is to a Lender or an Affiliate or Approved Fund of a Lender or (III) in respect of an assignment of all or a portion of the Revolving Loans, Revolving Commitments, participations in L/C Obligations and Swing Line Loans, such assignment is to a bank Affiliate of a Revolving Lender; provided, further, that the Borrower shall be deemed to have consented to any assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having provided written acknowledgement of receiving notice of a failure to respond to such request for assignment; provided, further, that no consent of the Borrower shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(8), (11) or (12);

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(8), (11) or (12);

(iii) the consent of each applicable Issuing Bank at the time of such assignment (such consent not to be unreasonably withheld, denied, conditioned or delayed) shall be required; provided that no consent of the applicable Issuing Bank shall be required for any assignment not related to Revolving Commitments or Revolving Exposure; and

(iv) the consent of each Swing Line Lender (such consent not to be unreasonably withheld, denied, conditioned or delayed) shall be required; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Revolving Commitments or Revolving Exposure.

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(12), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(e) No Assignments to Certain Persons. No such assignment shall be made (i) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Sections 2.05(1)(e) and 10.07(12), (ii) subject to Section 10.07(8), (11) or (12) below, to any Affiliate of the Borrower, (iii) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), (iv) to any Disqualified Institution or (v) to any Defaulting Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (3) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (8) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(12), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.09. Upon request, and the surrender by the assigning Lender of its Note, the

Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(4).

EACH LENDER HEREBY ACKNOWLEDGES THAT HOLDINGS AND THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, ANY AFFILIATED LENDER (INCLUDING ANY SPONSOR) AND ANY DEBT FUND AFFILIATE MAY FROM TIME TO TIME PURCHASE OR TAKE ASSIGNMENT OF COMMITMENTS OR LOANS HEREUNDER IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING PURSUANT TO SECTION 2.05 AND THIS SECTION 10.07 (INCLUDING THROUGH OPEN MARKET PURCHASES (INCLUDING PURSUANT TO PRIVATELY NEGOTIATED TRANSACTIONS)).

(3) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsection (8) or (12) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(3). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent (and in the case of the Administrative Agent, any Affiliate thereof) and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans will be treated as at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Term Loans or Incremental Term Loans held by Affiliated Lenders.

(4) Any Lender may at any time, without the consent of, or, except as set forth in the proviso below, notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), the Borrower and its Affiliates, a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Lender’s participations in L/C Obligations or Swing Line Loans) owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (d) in the case of any sale of a participation in a Revolving Facility, the Lender shall provide written notice to the Borrower no less than five (5) Business Days in advance thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (d) of the first proviso to Sections 10.01(1) that directly and adversely affects such Participant. Subject to subsection (5) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsection (3)) as though it were a Lender; provided that any forms required to be provided under Section 3.01(3) shall be provided solely to the participating Lender) and 3.04 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section 10.07 (provided that, in each case, such Participant shall only be entitled to benefits that it would be entitled to if it were a Lender hereunder). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant shall agree to be subject to Section 2.13 as though it were a Lender.

(5) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the entitlement to receive a greater payment results from a Change in Law occurring since the relevant Participant acquired the participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes or such disclosure is otherwise required under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulations Section 1.163-5 or any applicable temporary, final or other successor regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(6) [Reserved].

(7) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to fund any Loan, (b) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (c) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (a) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (b) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (c) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting

Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (a) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (b) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(8) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (a) Dutch auctions or other offers to purchase or take by assignment open to all applicable Lenders on a pro rata basis in accordance with procedures determined by such Affiliated Lender in its sole discretion or (b) open market purchase (including pursuant to privately negotiated transactions) on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and financial statements and reports delivered to Lenders pursuant to Article VI;

(ii) each Lender (other than an Affiliated Lender) will waive any potential claims arising from Holdings, the Borrower, the Sponsor or any Affiliated Lender or Debt Fund Affiliate being in possession of undisclosed information that may be material to such Lender’s decision to participate in such repurchase or assignment;

(iii) each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to clause (b) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter;

(iv) the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25.0% of the aggregate principal amount of Term Loans of all Classes then outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v) as a condition to each assignment pursuant to this subsection (8), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, with respect to the restrictions set forth in this Section 10.07(8); and

(vi) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto or any other form approved by the Administrative Agent and the Borrower (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (8) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(9) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (a) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(10), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (b) otherwise acted on any matter related to any Loan Document, or (c) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and, except with respect to any amendment, modification, waiver, consent or other action (x) in Section 10.01 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (y) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (z) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered).

(10) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is disproportionate to the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(11) Any Debt Fund Affiliate(s) shall not be subject to the restrictions of Section 10.07(8), (9) or (10), and any Lender may, at any time, assign all or a portion of its rights and obligations with respect to any Loans or Commitments under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate, including, with respect to Term Loans, through (a) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Debt Fund Affiliate) or (b) open market purchase (including pursuant to privately negotiated transactions) on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Loans of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(12) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary of the Borrower through (a) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (b) open market purchases (including pursuant to privately negotiated transactions) on a non-pro rata basis; provided that:

(i)(I) if the assignee is Holdings or a Restricted Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (II) if the assignee is the Borrower (including through contribution or transfers set forth in clause (I)), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii) each Lender (other than an Affiliated Lender) that assigns any Loans to Holdings, the Borrower or any Subsidiary of the Borrower pursuant to clause (b) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter;

(iii) no assignment of Term Loans to Holdings, the Borrower or any Restricted Subsidiary may occur while an Event of Default has occurred and is continuing hereunder; and

(iv) purchases of Term Loans pursuant to this subsection (12) may not be funded with the proceeds of Revolving Loans.

(13) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (a) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and (b) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(14) The Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Net Short Lender or have any liability in connection therewith (including with respect to or arising out of the voting in any amendment, modification or waiver to any Loan Document by any Net Short Lender), (b) have any duty to enforce compliance with the provisions of this Agreement relating to Disqualified Institutions or Net Short Lenders or (c) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to, or restrictions on the exercise of rights or remedies of, any Disqualified Institution or otherwise have any responsibility or liability for enforcing the Borrower’s or any Lender’s compliance with the terms of any of the provisions set forth herein with respect to Disqualified Institutions or Net Short Lender. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Net Short Lenders.

SECTION 10.08 Resignation of Issuing Bank and Swing Line Lender. Notwithstanding anything to the contrary contained herein, any Issuing Bank or Swing Line Lender may, upon thirty (30) Business Days’ notice to the Borrower and the Lenders, resign as an Issuing Bank or Swing Line Lender, respectively, so long as on or prior to the expiration of such 30-Business Day period with respect to such resignation, the relevant Issuing Bank or Swing Line Lender shall have identified a successor Issuing Bank or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank or Swing Line Lender, as applicable. In the event of any such resignation of an Issuing Bank or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank or Swing Line Lender, as the case may be, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(3)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it outstanding as of the effective date of such resignation (including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(3)).

SECTION 10.09 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, Lender or Issuing Bank disclosing such information shall be responsible for the compliance of its Affiliates, its auditors and its Related Parties), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent and each Lender agrees that it will notify the Borrower as soon as practicable prior to any such disclosure by such Person and provide the Borrower, to the extent practicable, with the ability to contest the requested disclosure or seek an appropriate protective order or similar remedy unless such notification is prohibited by law, rule or regulation (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender or such Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.09 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(3) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (other than any Disqualified Institution or Person whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 10.07(2)(c)(i), to the extent such Lender has knowledge of such denial), (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) to any nationally recognized rating agency that requires access to information about any Lender’s investment portfolio in connection with ratings issued with respect to such Lender (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender), (i) with the prior written consent of the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.09, (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.09. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.09, “Information” means all information received from Holdings, the Borrower or any Subsidiary thereof and their respective officers, employees, agents and advisors of such Persons relating to Holdings, the Borrower or any Subsidiary or Affiliate thereof or any of their respective businesses (including with respect to the target of any actual or potential acquisition or other Investment), other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation in accordance with its customary procedures to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such information in accordance with Applicable Law, including United States Federal and state securities Laws.

The respective obligations of the Agents, the Arrangers, the Lenders and any Issuing Bank under this Section 10.09 shall survive for two (2) years following, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent, Swing Line Lender or Issuing Bank.

SECTION 10.10 Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than with respect to any escrow, payroll, employee health and benefits, pension, fiduciary, 401(k), petty cash, trust and tax accounts, at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or Holdings or any other Loan Party against any and all of the obligations of the Borrower or Holdings or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Holdings or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12 Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.13 Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, Issuing Bank nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Bank and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent, Issuing Bank nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Bank and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed in good faith by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives, to the fullest extent permitted by applicable Law, (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding unless such Letter of Credit has been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Bank, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank.

SECTION 10.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 10.16 GOVERNING LAW; JURISDICTION; ETC.

(1) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(2) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW

YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(3) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (3) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(4) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

SECTION 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender, each other party hereto and their respective successors and assigns.

SECTION 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.04 and 3.07) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(1) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07 unless such fee is waived;

(2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee that would otherwise be owed in connection therewith (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(3) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(4) such assignment does not conflict with Applicable Laws; and

(5) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.20 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.20 to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06. This Section 10.20 shall supersede any provisions herein to the contrary.

SECTION 10.21 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (ii) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(1) The Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (a) in full, when the Termination Conditions have been satisfied, (b) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder (including any Receivables Financing Transaction or Qualified Securitization Facility)) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (c) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (d) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (e) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the second succeeding sentence), (f) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (g) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and the Issuing Banks hereby irrevocably agree that the Guarantors shall be released from the Guaranties upon consummation of any transaction or the occurrence of any event permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (but in the case of an Excluded Subsidiary joined as a Guarantor pursuant to the Excluded Subsidiary Joinder Exception, subject to the Guarantor Release Election); provided, that the release of any Guarantor from its guarantee obligations solely as a result of such Guarantor becoming a non-wholly-owned Restricted Subsidiary and consequently an Excluded Subsidiary pursuant to clause (1) of such definition shall only be permitted if, at the time such Guarantor ceases to be a wholly-owned Restricted Subsidiary and remains a Restricted Subsidiary of the Borrower, (x) the disposition of the Equity Interests of such Restricted Subsidiary that result in it becoming a non-wholly-owned Restricted Subsidiary is not for the primary purpose of evading the Collateral and Guarantee Requirement (as determined by the Borrower in good faith) and (y) the Borrower has capacity to incur any applicable Investments or make any applicable Restricted Payments (determined based on the Borrower’s proportional share of the equity value in such Restricted Subsidiary). The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, consents, acknowledgements and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(2) Notwithstanding anything to the contrary contained herein or any other Loan Document, when the Termination Conditions are satisfied, upon request of the Borrower, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (a) Hedging Obligations in respect of any Secured Hedge Agreements, (b) Cash Management

Obligations in respect of any Secured Cash Management Agreements, (c) contingent obligations not then due and (d) Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Bank, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(3) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

SECTION 10.25 [Reserved].

SECTION 10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2) the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto hereby acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AEVEX HOLDINGS, LLC, as the Borrower

By:	/s/Charles Rogers Wells
Name: Charles Rogers Wells
Title: Chief Executive Officer

ATHENA TECHNOLOGY SOLUTIONS PURCHASER, LLC, as Holdings

By:	/s/Charles Rogers Wells
Name: Charles Rogers Wells
Title: Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, Swing Line Lender and Lender

By:	/s/Kwaku Ntoso
Name: Kwaku Ntoso
Title: Senior Vice President

GOLDMAN SACHS BANK USA, as Lender

By:	/s/Jonathan Dworkin
Name: Jonathan Dworkin
Title: Senior Vice President

Capital One, National Association, as Lender

By:	/s/Sam Kurgan
Name: Sam Kurgan
Title: Duly Authorized Signatory

ROYAL BANK OF CANADA. as Lender

By:	/s/Nikhil Madhok
Name: Nikhil Madhok
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/Sergio Kushida
Name: Sergio Kushida
Title: Authorized Signer

SUMITOMO MITSUI BANKING CORPORATION, as Lender By:

By:	/s/Matt Burke
Name: Matt Burke
Title: Managing Director